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As filed with the Securities and Exchange Commission on May 12, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPRESSION POLYMERS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3081 (Primary Standard Industrial Classification Code Number)	20-2656352 (I.R.S. Employer Identification Number)

SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

801 Corey Street
Scranton, PA 18505
(570) 346-8797
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Scott C. Harrison
Chief Financial Officer
801 Corey Street
Scranton, PA 18505
(570) 346-8797
(Name, address, including zip code,
and telephone number, including area code, of agent for service)

Copies to:
Stuart H. Gelfond, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
(212) 859-8000

        Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Senior Floating Rate Notes due 2012	$95,000,000	100%	$95,000,000	$10,165

Guarantees of Senior Floating Rate Notes due 2012	$95,000,000	(2)	(2)	(2)

10 1/2% Senior Notes due 2013	$150,000,000	100%	$150,000,000	$16,050

Guarantees of 10 1/2% Senior Notes due 2013	$150,000,000	(2)	(2)	(2)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2)
No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(Continued on next page)

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
COMPRESSION POLYMERS HOLDING II CORPORATION	Delaware	3081	20-2779385
COMPRESSION POLYMERS CORP.	Delaware	3081	23-3070648
VYCOM CORP.	Delaware	3081	23-3070649
SANTANA HOLDINGS CORP.	Delaware	3081	77-0642229
SANTANA PRODUCTS, INC.	Delaware	3081	77-0642230
CPCAPITOL ACQUISITION CORP.	Delaware	3081	32-0031532
CPH SUB I CORPORATION	Delaware	3081	20-4445405
CPH SUB II CORPORATION	Delaware	3081	20-4445460
CPC SUB I CORPORATION	Delaware	3081	20-4445529
VC SUB I CORPORATION	Delaware	3081	20-4445582

(1)
The address for each of the additional registrant guarantors is c/o Compression Polymers Holding Corporation, 801 Corey Street, Scranton, PA 18505.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

Subject to Completion, dated May 12, 2006

Prospectus

Compression Polymers Holding Corporation

Exchange Offer For
$95,000,000
Senior Floating Rate Notes due 2012
$150,000,000
10 1/2% Senior Notes due 2013

        We are offering to exchange up to $95,000,000 of our new Senior Floating Rate Notes due 2012 and $150,000,000 of our new 10 1/2% Senior Notes due 2013, which will be registered under the Securities Act of 1933, as amended, for up to $95,000,000 of our outstanding Senior Floating Rate Notes due 2012 and up to $150,000,000 of our outstanding 10 1/2% Senior Notes due 2013, respectively. We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreements that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

        There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

        The exchange offer will expire at 12:00 a.m., New York City time on                        , 2006, unless we extend it.

        Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver this prospectus in any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        You should consider carefully the "Risk Factors" beginning on page 14 of this prospectus.

        Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006

ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

        Compression Polymers Holding Corporation is a Delaware corporation. We are a wholly owned subsidiary of Compression Polymers Holding II Corporation, a Delaware corporation, or Compression Polymers Holding II, which is in turn a wholly owned subsidiary of Compression Polymers Holding I LP, a Delaware limited partnership, or Compression Polymers Holding I. Our principal executive offices are located at 801 Corey Street, Scranton, Pennsylvania 18505. Our telephone number is (570) 346-8797 and our website can be found at www.cpg-vycom.com. Information on our website is not deemed to be a part of this prospectus.

        As a result of the Transaction (as defined below in "Prospectus Summary—The Transaction") and resulting change in control and change in historical cost basis of accounting, we are required to present separately our operating results for the periods up to and including the closing date of the Transaction (May 10, 2005) and the periods following the closing date of the Transaction (May 11, 2005 through December 31, 2005). The financial statements and operating results identified in this prospectus as

i

belonging to the "Predecessor" are those of Compression Polymers Holdings LLC, the parent entity existing for all periods shown prior to the completion of the Transaction. For the periods beginning after the Transaction, the financial statements and operating results identified in this prospectus as belonging to the "Successor" are those of Compression Polymers Holding II, our direct parent holding company under whose name all future SEC filings will be made. Compression Polymers Holding II has guaranteed the outstanding notes, and, as a result, although we are the issuer of the outstanding notes, as permitted by SEC rules, the financial and other information presented in this prospectus for Successor periods is that of Compression Polymers Holding II, unless otherwise noted. Compression Polymers Holding II has no interests, operations or activities other than through its direct ownership of 100% of our company and, accordingly, our financial statements would be substantially similar to those of Compression Polymers Holding II included in this prospectus.

        Therefore, with respect to the historical and pro forma financial information and other data presented in this prospectus, including under the headings "Prospectus Summary—Summary Historical and Pro Forma Combined Financial Data," "Capitalization," "Selected Historical Financial Data," "Unaudited Pro Forma Condensed Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as in the audited consolidated financial statements of Compression Polymers Holding II included elsewhere in this prospectus, all references to "we," "our" or "us" (and similar terms) mean (1) the Predecessor for periods ending on or prior to May 10, 2005, and (2) the Successor for periods beginning after May 10, 2005.

        Market and industry data included in this prospectus, including all market share and market size data about the exterior trim and millwork market, bathroom products and locker industry, and other markets for synthetic products, as well as our position and the positions of our competitors within these markets, including our products relative to our competitors, are based on estimates of our management. These estimates have been derived from our management's knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Though we believe these estimates were reasonably derived, you should not place undue reliance on them as estimates are inherently uncertain. We often define our markets as a portion of larger markets, which makes our estimates inherently more imprecise. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to our being a leader in a market or product category refers to our belief that we have a leading market share position in each specified market, unless the context otherwise requires, and do not take into account non-plastic competitive products. Statements in this prospectus relating to our market share do not include data for products which are produced internally by other vertically integrated manufacturers. In addition, the discussion herein regarding our various markets are based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products.

        This prospectus includes trademarks and service marks owned by us, such as AZEK[nc_cad,176], Comtec, Capitol, Celtec[nc_cad,176], Flametec[nc_cad,176], Protec[nc_cad,176], Sanatec[nc_cad,176], HiTec[nc_cad,176], Polycarve[nc_cad,176], EverTuff™, TuffTec™, Seaboard[nc_cad,176], Playboard™ and Grip X™, as well as trademarks and service marks owned by third parties. This prospectus also includes the trademark Hiny Hider™, which is owned by Santana.

ii

PROSPECTUS SUMMARY

        This summary highlights selected information about our business and about this offering contained elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the matters discussed in the section entitled "Risk Factors" and the consolidated financial statements and the related notes, before participating in the exchange offer. Unless the context otherwise requires, references in this prospectus to "our company," "we," "our" or "us" (or similar terms) refer to Compression Polymers Holding Corporation, the obligor under the outstanding notes, together with its consolidated subsidiaries, except as otherwise provided in "About this Prospectus," and "pro forma" gives effect to the Transaction and the Santana Acquisition (each as defined below under "—The Transaction" and "—Recent Developments," respectively) in the manner described under "Unaudited Pro Forma Condensed Combined Financial Information."

Company Overview

        We are a leading manufacturer and fabricator of highly engineered synthetic products designed to replace wood and metal in a variety of building materials and industrial applications. Our product offering provides functional advantages relative to wood and metal, including superior performance, minimal maintenance and lower life-cycle costs. We have consistently leveraged our proprietary expertise in the development of highly engineered new product categories such as synthetic trim, bathroom products, lockers and a variety of other retail, commercial and industrial products. We have developed a number of branded products such as AZEK®, Comtec, Capitol, EverTuff™, TuffTec™, Hiny Hider™ and Celtec®, as well as other branded and non-branded products, that we believe are leaders in their respective end markets.

        We operate the following two business units:

  •
  Vycom Corporation, or Vycom, which produces AZEK trimboards, as well as Celtec and other similarly manufactured and distributed wood and metal replacement products for building and industrial end markets; and

  •
  Compression Polymers Corp., or Compression, which produces highly engineered fabricated products, including our Comtec bathroom products and lockers, as well as similarly manufactured and distributed non-fabricated special application industrial products, such as Seaboard® and Flametec®.

Vycom

        Our Vycom business unit, representing approximately 67%, 60% and 51% of our 2005, 2004 and 2003 net sales, respectively, manufactures our AZEK exterior trim products utilized in the building products sector, as well as Celtec and other branded products which are substitutes for wood and metal in a variety of industrial applications, including industrial tank linings, marine products, fire retardant products and commercial signage. Through our AZEK product line, we offer a variety of products for exterior housing applications such as trim, fascia, soffit, corners, millwork and window casements. AZEK is virtually identical to wood aesthetically, but provides functional advantages as it does not warp or rot, is impervious to water and insect infestation and, although it does not require painting, it holds paint longer in applications where the product is painted. All of our Vycom products are manufactured from comparable raw material ingredients, including polyvinyl chloride, or PVC, and are manufactured internally through similar processes, providing significant cost benefits through vertical integration. We sell our AZEK products through an expanding nationwide network of specialty building product distributors with over 60 locations who then sell to over 1,600 dealers including lumber yards, contractors and installers. In addition, we sell Celtec and other similarly manufactured products through a similar national distribution network. Due to our product quality, market leadership and national distribution network, AZEK has developed significant brand awareness within the trim market, making it the product of choice for consumers of synthetic trim.

Compression

        Our Compression business unit, representing approximately 33%, 40% and 49% of our 2005, 2004 and 2003 net sales, respectively, fabricates our Comtec synthetic bathroom products and lockers, and manufactures non-fabricated products, such as Seaboard and Flametec, that are utilized in various applications including semiconductors and marine construction, food preparation, machine housing, playground equipment and other diverse applications. We have been able to successfully differentiate our product offering from our competitors through the introduction of proprietary products that are flame retardant, ultraviolet stable and highly resistant to abrasion or chemical corrosion. In addition, we believe we are the largest vertically integrated supplier of synthetic bathroom products and lockers, which we sell to schools, universities, parks, recreational facilities, stadium arenas and industrial plants, as well as various retail and commercial facilities. Our bathroom products and locker alternatives, sold under our leading brands of Comtec, Capitol, EverTuff and TuffTec, are impervious to rust, dents, and scratches; are longer lived; graffiti resistant; easily cleaned; and require minimal maintenance once installed, unlike competing metal or wood products. All of our Compression products are derived from comparable raw material ingredients, including either high density polyethylene, or HDPE, or polypropylene, or PP, and are manufactured internally through similar processes. This provides us with cost benefits compared to competitors who do not have our vertically integrated manufacturing capacity and therefore may have a less competitive cost position. We sell our Compression products through both a direct and indirect sales force which covers over 1,500 local dealers across the United States, Canada and Latin America.

Our Competitive Strengths

        We believe that our key competitive strengths are:

  •
  leading market positions with established brand names;

  •
  low-cost manufacturer;

  •
  extensive and growing distribution network; and

  •
  experienced and incentivized management team.

Business Strategy

        The key elements of our business strategy are:

  •
  continue to develop brands and innovative products;

  •
  capitalize on material conversion opportunity;

  •
  continue to build market share of our branded products; and

  •
  leverage our manufacturing excellence.

Recent Developments

Santana Acquisition

        On April 20, 2006, we entered into a stock purchase agreement with Santana Holdings, LLC to purchase all of the outstanding capital stock of Santana Holdings Corp., the direct parent of Santana Products, Inc., a Delaware corporation, or Santana. The acquisition of Santana is referred to in this prospectus as the "Santana Acquisition." Santana is one of the largest, privately held manufacturers of solid synthetic commercial bathroom products, lockers, benches and vanities in the United States. Santana was founded in 1978 in Scranton, Pennsylvania, is located within 10 miles of our headquarters in Scranton, Pennsylvania, and has a broad customer base which is serviced through a wide distribution network, with sales representatives in all 50 states. Santana's products are fabricated from raw material ingredients including HDPE, and are ideal for high-abuse environments as they are resistant to water, rust, and corrosion, and are easily cleaned and require little maintenance once installed. Santana's products can be found across the United States and are currently installed in a variety of institutions such as schools, government installations, stadiums, arenas and prisons. Santana's branded solid synthetic toilet partition product, Hiny Hider™, was among the first products to apply solid plastic engineering to restroom applications.

        By acquiring Santana, we expect to strengthen our position as an industry leading manufacturer and distributor of bathroom products, lockers and benches. Santana's products are complementary to our Comtec, Capitol, EverTuff and TuffTec brands, and are sold to similar primary end-markets, which include schools, stadiums, prisons, retail locations and other high-traffic environments. We believe that the acquisition of Santana will help us expand our product base, increase our distributor network and expand our portfolio of premium branded products and allow more of our capacity to be allocated to high value add, fabricated, end use products.

        The Santana Acquisition closed on April 28, 2006, and we paid Santana Holdings, LLC a purchase price of $34.0 million, subject to adjustments as provided in the stock purchase agreement. The purchase price adjustments will be determined after the closing date.

        The proceeds necessary to consummate the Santana Acquisition were funded by approximately $30.2 million from the issuance of $30.0 million aggregate principal amount of our outstanding senior floating rate notes due 2012 at an issue price of 100.50%, as well as approximately $5.3 million of borrowings under our senior secured revolving credit facility. In connection with the Santana Acquisition, we repaid approximately $11.8 million of Santana debt, including accrued interest, and incurred approximately $1.4 million of fees and expenses.

The Transaction

        AEA Investors LLC and certain of its affiliates, or AEA Investors, formed Compression Polymers Holding II and Compression Polymers Holding Corporation for the purpose of acquiring all the equity interests of the operating subsidiaries of Compression Polymers Holdings LLC, a Delaware limited liability company, referred to in this prospectus as the "Transaction." On March 12, 2005, Compression Polymers Holding II entered into a stock purchase agreement with Compression Polymers Holdings LLC to effect the Transaction.

        The Transaction closed on May 10, 2005, and Compression Polymers Holdings LLC received total cash consideration equal to:

  •
  $360.0 million, which was subsequently reduced by approximately $2 million pursuant to the stock purchase agreement, minus

  •
  an amount equal to all outstanding indebtedness of the operating subsidiaries of Compression Polymers Holdings LLC at closing and certain expenses owed at closing.

        The proceeds necessary to consummate the Transaction were funded by $215.0 million of indebtedness, as well as an indirect equity contribution to Compression Polymers Holding II of $165.0 million, consisting of approximately $149.0 million by affiliates of AEA Investors and other co-investors (which included a rollover by certain existing non-management investors) and an approximately $16.0 million rollover of existing equity interests by management.

        In addition, in connection with the Transaction, we entered into a senior secured revolving credit facility that provides for borrowings of up to $40.0 million. In connection with the Transaction, we borrowed approximately $5.0 million under the senior secured revolving credit facility to fund an estimated working capital purchase price adjustment, in the amount expected at the time, resulting from an increased inventory level on the closing date of the Transaction.

        On July 5, 2005, the proceeds of the offering of the outstanding notes were used to refinance $215.0 million of indebtedness we incurred in connection with the Transaction.

Summary Risk Factors

        Investing in the exchange notes involves risks, which include, among other things:

  •
  Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these exchange notes. Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial leverage;

  •
  Your right to receive payments on the exchange notes is effectively subordinated to the rights of our and the guarantors' existing and future secured creditors.

  •
  If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes;

  •
  The indenture governing the exchange notes and our senior secured revolving credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions;

  •
  Our financial performance is dependent on raw material prices, as well as the continued availability of raw materials;

  •
  Our continued success is dependent on the performance of our AZEK product line, which represents a significant portion of our net sales;

  •
  We face competition in each of our businesses and our customers may not continue to purchase our products; and

  •
  The Santana Acquisition, as well as any other acquisitions we may pursue in the future, may be unsuccessful.

        See "Risk Factors" for a description of these and other risks of investing in the exchange notes.

AEA Investors

        AEA Investors is one of the most experienced global private equity investment firms. Founded in 1968, AEA Investors currently manages over $2.0 billion of capital for an investor group which includes former and current CEOs of major multinational corporations, family groups, endowment funds and institutions from around the world. With a staff of approximately 45 investment professionals and offices in New York and London, AEA focuses on investing in companies in the industrial products, specialty chemicals, consumer products and services sectors.

Ownership and Corporate Structure

        The chart below summarizes our ownership and corporate structure as of the date of this prospectus.

AEA Investors entities* and other co-investors
Management
90%
10%
Compression Polymers Holding I LP
100%
Compression Polymers Holding II Corporation
Guarantor of senior secured revolving credit facility and the notes
100%
Compression Polymers Holding Corporation
Borrower under senior secured revolving credit facility and issuer of the notes
100%
100%
Compression Polymers Corp.
Guarantors of senior secured revolving credit facility and the notes
Vycom Corp.
Santana Holdings Corp.**

  *
  The general partner of Compression Polymers Holding I LP is CPH Holding I LLC, which is an affiliate of AEA Investors.

  **
  Santana Holdings Corp. is the direct parent of Santana Products, Inc., which is also a guarantor of the senior secured revolving credit facility and the notes.

        We also wholly own the following additional direct or indirect subsidiaries that have no material assets or operations, each of which guarantee the senior secured revolving credit facility and the notes: CPCapitol Acquisition Corp., CPH Sub I Corporation, CPH Sub II Corporation, CPC Sub I Corporation and VC Sub I Corporation.

Summary of the Exchange Offer

        On July 5, 2005, we sold $65,000,000 aggregate principal amount of our Senior Floating Rate Notes due 2012 and $150,000,000 aggregate principal amount of our 10 1/2% Senior Notes due 2013 in a transaction exempt from registration under the Securities Act. In addition, on April 28, 2006, we sold an additional $30,000,000 aggregate principal amount of our Senior Floating Rate Notes due 2012 in a transaction exempt from registration under the Securities Act. These additional floating rate notes were issued under the same indenture pursuant to which we previously issued our outstanding notes on July 5, 2005. The additional floating rate notes are treated as a single series with our previously issued floating rate notes and have the same terms as those of our previously issued floating rate notes, except that (i) the additional floating rate notes are subject to a separate registration rights agreement, (ii) cash interest accrues on the additional floating rate notes from and including January 1, 2006, the most recent interest payment for our previously issued floating rate notes, (iii) until this exchange offer for all of our floating rate notes is completed, the additional floating rate notes will have a separate CUSIP number from that of the previously issued floating rate notes and will not be fungible with the previously issued floating rate notes, and (iv) the first payment of cash interest following the issue date of the additional floating rate notes will be July 1, 2006. We are conducting this exchange offer to satisfy our obligations contained in the registration rights agreements that we entered into in connection with those sales. You should read the discussion under the headings "The Exchange Offer" and "Description of Exchange Notes" for further information regarding the exchange notes to be issued in the exchange offer.

Securities Offered:
Exchange Floating Rate Notes	Up to $95,000,000 aggregate principal amount of Senior Floating Rate Notes due 2012, registered under the Securities Act.
Exchange Fixed Rate Notes	Up to $150,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2013, registered under the Securities Act.
The terms of the exchange notes offered in the exchange offer are identical to those of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.
The Exchange Offer	We are offering exchange notes in exchange for a like principal amount of our outstanding notes. You may tender your outstanding notes for exchange notes by following the procedures described under the heading "The Exchange Offer."
Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 12:00 a.m., New York City time, on , 2006, unless we extend it. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" for a more complete description of the tender and withdrawal period.
Conditions to the Exchange Offer	The exchange offer is not be subject to any conditions, other than that:
• the exchange offer does not violate any applicable law or applicable interpretations of the staff of the SEC; and

• there is no action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.
The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.
Procedures for Tendering Outstanding Notes	To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.
In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.
If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.
See "The Exchange Offer—How to Tender Outstanding Notes for Exchange."
United States Federal Tax Considerations	Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material United States Federal Tax Considerations" for a summary of United States federal income tax consequences associated with the exchange of outstanding notes for the exchange notes and the ownership and disposition of those exchange notes.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange Agent	Wells Fargo Bank, N.A., the trustee under the indenture governing the outstanding notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading "The Exchange Offer—Exchange Agent."

Consequences of Failure to Exchange Your Outstanding Notes	Outstanding notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act. If your outstanding notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.
Resales of the Exchange Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:
• you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and
• you are not an "affiliate" of our company, as that term is defined in Rule 405 of the Securities Act.
If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.
Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers.

Summary of the Exchange Notes

        The following summary contains basic information about the exchange notes and is not intended to be complete. For a more complete understanding of the exchange notes, please refer to the section entitled "Description of Exchange Notes" in this prospectus.

Issuer	Compression Polymers Holding Corporation.
Securities Offered:
Exchange Floating Rate Notes	$95,000,000 aggregate principal amount of Senior Floating Rate Notes due 2012.
Exchange Fixed Rate Notes	$150,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2013.
Maturity Date:
Exchange Floating Rate Notes	July 1, 2012.
Exchange Fixed Rate Notes	July 1, 2013.
Guarantees
Our direct parent holding company and each of our existing direct and indirect domestic restricted subsidiaries will jointly and severally guarantee the exchange notes. In addition, each of our future direct and indirect domestic restricted subsidiaries that guarantees the obligations under our senior secured revolving credit facility will jointly and severally guarantee the exchange notes, other than as provided herein. The guarantees of the exchange notes will be unsecured and will rank equal in right of payment to all of the existing and future senior debt of the guarantors, including their guarantees of our senior secured revolving credit facility, and will be effectively subordinated to the guarantors' secured indebtedness to the extent of the value of the assets securing such indebtedness.
Interest:
Exchange Floating Rate Notes	The exchange floating rate notes will accrue interest at a rate per annum equal to LIBOR (as defined) plus 6.75%, reset and payable semi-annually on January 1 and July 1 of each year. As of January 1, 2006, this interest rate equals 11.46%.
Exchange Fixed Rate Notes	The exchange fixed rate notes will accrue interest at a rate per annum equal to 10 1/2%, payable semi-annually on January 1 and July 1 of each year.
Ranking
The exchange notes will be senior unsecured obligations and will be effectively subordinated to all our existing and future senior secured debt (including any borrowings under our senior secured revolving credit facility), and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to any of our subordinated debt.

As of December 31, 2005, after giving pro forma effect to the Santana Acquisition, we would have had total indebtedness of $252.1 million, which does not give effect to up to an additional $33.7 million that would have been available for borrowing under our senior secured revolving credit facility.

Optional Redemption:
Exchange Floating Rate Notes	We may redeem the exchange floating rate notes, as a whole but not in part, at any time prior to July 1, 2007, at a price equal to 100% of the principal amount plus a "make-whole" premium, plus accrued and unpaid interest, if any, to the date of redemption. We may redeem some or all of the exchange floating rate notes at any time on or after July 1, 2007, at redemption prices described in this prospectus under the caption "Description of Exchange Notes—Redemption." In addition, at any time prior to July 1, 2007, we may redeem up to 35% of the exchange floating rate notes from the proceeds of certain sales of equity securities at 100% of the principal amount plus a premium equal to the interest rate per annum on the exchange floating rate notes, plus accrued and unpaid interest, if any, to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the exchange floating rate notes remains outstanding and the redemption occurs within 120 days of the closing of the equity offering. See "Description of Exchange Notes—Redemption."
Exchange Fixed Rate Notes
We may redeem the exchange fixed rate notes, as a whole but not in part, at any time prior to July 1, 2009, at a price equal to 100% of the principal amount plus a "make-whole" premium, plus accrued and unpaid interest, if any, to the date of redemption. We may redeem some or all of the exchange fixed rate notes at any time on or after July 1, 2009, at redemption prices described in this prospectus under the caption "Description of Exchange Notes—Redemption." In addition, at any time prior to July 1, 2008, we may redeem up to 35% of the exchange fixed rate notes from the proceeds of certain sales of equity securities at 110.5% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the exchange fixed rate notes remains outstanding and the redemption occurs within 120 days of the closing of the equity offering. See "Description of Exchange Notes—Redemption."
Change of Control
Upon the occurrence of a change of control (as described under "Description of Exchange Notes—Change of Control"), we must offer to repurchase the exchange notes at 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the date of repurchase.
Certain Covenants
We will issue the exchange notes under the same indenture which governs the issuance of the outstanding notes. This indenture contains certain covenants limiting our and the subsidiary guarantors' ability to, under certain circumstances:
• incur additional debt;
• prepay subordinated indebtedness;

	•	pay dividends or make other distributions on, redeem or repurchase, capital stock;
	•	make investments or other restricted payments;
	•	enter into transactions with affiliates;
	•	sell all, or substantially all, of our assets;
	•	create liens on assets to secure debt; or
	•	effect a consolidation or merger.
These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption "Description of Exchange Notes—Certain Covenants."
Voting
The exchange floating rate notes and the exchange fixed rate notes will be issued as separate series but will be treated as a single class for all purposes under the indenture and will vote as one class.
Book-Entry
The exchange notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, Wells Fargo Bank, N.A. and registered in the name of Cede & Co., the nominee of The Depository Trust Company, or DTC. Beneficial interests in the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated exchange notes, except in limited circumstances. See "Description of Exchange Notes—Book-Entry; Delivery and Form."
No Listing	We do not intend to list the exchange notes on any securities exchange.
Trustee	Wells Fargo Bank, N.A.

Risk Factors

        Investment in the exchange notes involves certain risks. You should carefully consider the information under "Risk Factors" and all other information included in this prospectus before participating in the exchange offer.

Summary Historical and Pro Forma Combined Financial Data

        The following table sets forth certain historical financial and other data as of December 31, 2005, 2004 and 2003, and for the periods January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005 and for the years ended December 31, 2004 and 2003. The audited consolidated financial statements as of December 31, 2005 and 2004 and for each of the two periods in the year ended December 31, 2005 and for the years ended December 31, 2004 and 2003 are included elsewhere in this prospectus. The summary historical financial data presented below for the period from January 1, 2005 to May 10, 2005 and as of and for the years ended December 31, 2004 and 2003 have been derived from the Predecessor's audited consolidated financial statements. The summary historical financial data presented below as of December 31, 2005 and for the period from May 11, 2005 to December 31, 2005 have been derived from the Successor's audited consolidated financial statements. See "About this Prospectus."

        The following table also presents summary pro forma financial information as of and for the year ended December 31, 2005, which have been derived from our audited consolidated financial statements referred to above and the audited financial statements of Santana Holdings Corp. as of and for the year ended December 31, 2005, which are included elsewhere in this prospectus. The summary pro forma financial information should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Information."

        You should read the summary historical and pro forma financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

	Pro Forma(1)	Combined Predecessor and Successor(2)	Successor	Predecessor
(in thousands)	Year Ended December 31, 2005	Year Ended December 31, 2005	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Statement of Operations:
Net sales	$254,881	$222,603	$140,672	$81,931	$171,060	$136,284
Cost of sales	(193,368)	(171,930)	(113,076)	(58,854)	(121,121)	(97,240)

Gross margin	61,513	50,673	27,596	23,077	49,939	39,044
Selling, general and administrative expenses(3)	(48,265)	(40,775)	(18,870)	(21,905)	(20,451)	(17,111)

Operating income	13,248	9,898	8,726	1,172	29,488	21,933
Interest expense, net	(28,748)	(23,035)	(21,175)	(1,860)	(14,082)	(10,119)
Miscellaneous, net	(226)	(226)	158	(384)	(266)	(5)

(Loss) Income before income taxes	(15,726)	(13,363)	(12,291)	(1,072)	15,140	11,809
Income tax (expense) benefit	2,519	1,622	4,682	(3,060)	(5,870)	(4,531)

Net income (loss)(3)	$(13,207)	$(11,741)	$(7,609)	$(4,132)	$9,270	$7,278

Other Data:
Volume sold (000's lbs)	195,369	180,260	110,600	69,660	147,869	114,341
Capital expenditures	$21,956	$21,784	$17,295	$4,489	$7,299	$7,402
Ratio of earnings to fixed charges(5)	N/A	0.43x	N/A	N/A	2.06x	2.15x

	Pro Forma(1)	Successor	Predecessor
(in thousands)	Year Ended December 31, 2005	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Balance Sheet Data (at end of period):
Cash	$14,815	$14,785	N/A	$2,697	$4,549
Working capital(4)	$32,247	$32,822	N/A	$50,360	$33,131
Total assets	$505,672	$464,918	N/A	$200,537	$185,171
Total debt	$252,070	$216,602	N/A	$143,917	$92,637
Total shareholder equity	$157,457	$157,457	N/A	$30,557	$72,786

(1)
Gives pro forma effect to the Transaction and the Santana Acquisition in the manner described under "Unaudited Pro Forma Condensed Combined Financial Information."

(2)
Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

(3)
We incurred a one-time compensation charge of approximately $12.8 million relating to the vesting of certain restricted units upon closing of the Transaction. This amount was included in selling, general and administrative expenses for the period from January 1, 2005 to May 10, 2005, and was funded by the seller, Compression Polymers Holding LLC, our Predecessor, from the purchase price of the Transaction. As such, there was no cash impact on the financial statements of the Successor related to this compensation charge.

(4)
Working capital is defined as current assets less current liabilities.

(5)
For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes plus fixed charges. Fixed charges include (1) interest expense, whether expensed or capitalized, (2) amortization of debt issuance costs and (3) the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges for the "Pro Forma" year ended December 31, 2005 is not applicable. In addition, the ratio of earnings to fixed charges has not been presented for the Successor period May 11, 2005 to December 31, 2005 or the Predecessor period January 1, 2005 to May 10, 2005 because such presentation would not be meaningful as these periods are not complete annual or quarterly periods. Alternatively, we have presented the ratio of earnings to fixed charges for the "Combined Predecessor and Successor" year ended December 31, 2005. See Note 2 above.

RISK FACTORS

        Investing in the exchange notes involves risks. You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus, including our consolidated financial statements and related notes, before participating in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition, results of operations or cash flows. In such case, you may lose all or part of your original investment. Information contained in this section may be considered "forward-looking statements." See "Cautionary Note Regarding Forward-Looking Statements" for a discussion of certain qualifications regarding such statements.

Risks Related to the Exchange Notes and Our Indebtedness

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

        We have a significant amount of indebtedness. As of December 31, 2005, after giving pro forma effect to the Santana Acquisition, we would have had total indebtedness of $252.1 million, which does not give effect to up to an additional $33.7 million that would have been available for borrowing under our senior secured revolving credit facility.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the exchange notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds for capital expenditures, acquisitions, working capital or other purposes.

        In addition, a substantial portion of our debt bears interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. On a pro forma basis, our interest expense for the year ended December 31, 2005, after giving effect to the Transaction and the Santana Acquisition, would have been approximately $28.7 million. In addition, each 0.125% increase or decrease in the applicable interest rates on the notes would correspondingly change our interest expense by approximately $0.1 million per year.

        The indenture governing the exchange notes and our senior secured revolving credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. Our senior secured revolving credit facility matures in 2011. As a result, we may be required to refinance any outstanding amounts under that facility prior to the maturity of the exchange notes. We may not be able to obtain such financing on commercially reasonable terms or at all. Failure to refinance our indebtedness could have a material adverse effect on us and could require us to dispose of assets if we are unable to refinance our indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the exchange notes and our senior secured revolving credit facility do not fully prohibit us or our subsidiaries from doing so. In addition to the liens granted initially under our senior secured revolving credit facility, the indenture governing the exchange notes allows us to grant liens on all of our other assets to secure indebtedness outstanding under the senior secured revolving credit facility and certain additional other debt without ratably securing the exchange notes. Our senior secured revolving credit facility permits borrowings of up to $40.0 million, and all of those borrowings would be effectively senior to the exchange notes and to the subsidiary guarantees thereof to the extent of the value of the assets securing such indebtedness. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify and we may not be able to meet all our debt obligations, including the repayment of the exchange notes, in whole or in part.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured revolving credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured revolving credit facility and the exchange notes, on commercially reasonable terms or at all. If we are unable to generate sufficient cash flow to refinance our debt obligations, including the exchange notes, on favorable terms, it could have a significant adverse effect on our financial condition and on our ability to pay principal and interest on the exchange notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        In addition, if for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders under our senior secured revolving credit facility could elect to declare all amounts outstanding under the senior secured revolving credit facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under our senior secured revolving credit facility. In addition, if such a default were to occur, the exchange notes would become immediately due and payable. If the amounts outstanding under these debt agreements are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of exchange notes.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our and the guarantors' existing and future secured creditors.

        Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. Notably, we and our subsidiaries, including the guarantors, are parties to our senior secured revolving credit facility, which is secured by liens on substantially all of our assets and the assets of the guarantors. The exchange notes are effectively subordinated to all of that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.

        As of December 31, 2005, after giving pro forma effect to the Santana Acquisition, we would have had total indebtedness of $252.1 million, which does not give effect to up to an additional $33.7 million that would have been available for borrowing under our senior secured revolving credit facility. In addition, we will be permitted to borrow secured indebtedness in the future under the terms of the indenture.

The exchange notes will be effectively subordinated to the debt of our non-guarantor subsidiaries, if any.

        Although the exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our existing and future domestic restricted subsidiaries that guarantee other indebtedness, they will not be guaranteed by subsidiaries that do not guarantee our other indebtedness or by any future subsidiaries outside the United States unless, subject to certain limited exceptions, those subsidiaries guarantee our other domestic indebtedness. The exchange notes will be effectively subordinated to all debt and other liabilities, including trade payables, of any future subsidiaries that do not guarantee the exchange notes. As of the date of this prospectus, all of our subsidiaries will guarantee the exchange notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

        Any default under the agreements governing our indebtedness, including a default under our senior secured revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior secured revolving credit facility to avoid being in default. If we breach our covenants under our senior secured revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See "Description of Certain Indebtedness—Senior Secured Revolving Credit Facility" and "Description of Exchange Notes."

The indenture governing the exchange notes and our senior secured revolving credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

        The indenture governing the exchange notes and our senior secured revolving credit facility contain customary restrictions on our activities, including covenants that restrict us and our restricted subsidiaries from:

  •
  incurring additional indebtedness and issuing preferred stock;

  •
  creating liens on our assets;

  •
  making certain investments;

  •
  consolidating or merging with, or acquiring, another business;

  •
  selling or otherwise disposing of our assets;

  •
  paying dividends and making other distributions with respect to capital stock, or repurchasing, redeeming or retiring capital stock or subordinated debt; and

  •
  entering into transactions with our affiliates.

        Our senior secured revolving credit facility also requires us to meet a maximum total senior secured leverage ratio. We may not be able to maintain this ratio, and if we fail to be in compliance with this test, we will not be able to borrow funds under our senior secured revolving credit facility which would make it difficult for us to operate our business.

        The restrictions in the indenture governing the exchange notes and our senior secured revolving credit facility may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

        The breach of any of these covenants and restrictions could result in a default under the indenture governing the exchange notes or under our senior secured revolving credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay debt, lenders having secured obligations, such as the lenders under our senior secured revolving credit facility, could proceed against the collateral securing the debt. Because the indenture governing the exchange notes and the agreements governing our senior secured revolving credit facility have customary cross-default provisions, if the indebtedness under the exchange notes or under our senior secured revolving credit facility or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due.

If the lenders under our senior secured revolving credit facility release the guarantors under the credit agreement, those guarantors will be released from their guarantees of the notes.

        The lenders under the senior secured revolving credit facility have the discretion to release the guarantees under the credit agreement. If a guarantor is no longer a guarantor of obligations under the senior secured credit facility or any other credit facility that may be then outstanding, then the guarantee of the notes by such guarantor will be released automatically without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes. See "Description of Exchange Notes—Guarantees." You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the exchange notes.

        Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, unless all exchange notes have been previously called for redemption. The holders of other debt securities that we may issue in the future, which rank equally in right of payment with the exchange notes, may also have this right. Our failure to purchase tendered exchange notes would constitute an event of default under the indenture governing the exchange notes, which in turn, would constitute a default under our senior secured revolving credit facility. In addition, the occurrence of a change of control would also constitute an event of default under the agreement governing our senior revolving credit facility. A default under our senior secured revolving credit facility would result in a default under the indenture if the lenders accelerate the debt under our senior secured revolving credit facility.

        Therefore, it is possible that we may not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes. Moreover, our senior secured revolving credit facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the exchange notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase exchange notes unless we first repay all indebtedness outstanding under our senior secured revolving credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the exchange notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding exchange notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

        In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Exchange Notes—Change of Control."

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•
issued the guarantee to delay, hinder or defraud present or future creditors; or

•
received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•
was insolvent or rendered insolvent by reason of such incurrence; or

•
was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

•
intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        Because all of our significant assets are held by our guarantor subsidiaries, the stake of a guarantee being voided under fraudulent transfer laws is higher. In addition, any future guarantees provided under the indenture governing the exchange notes have a greater risk of being voided.

        Any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

There is no prior public market for the exchange notes, and if an active trading market does not develop for these exchange notes, you may not be able to resell them.

        The outstanding notes were issued to, and we believe those securities are owned by, a relatively small number of beneficial owners. The outstanding notes have not been registered under the Securities Act and will remain subject to restrictions on transferability if they are not exchanged for the exchange notes. Although the exchange notes may be resold or otherwise transferred by the holders without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market.

        Wachovia Capital Markets, LLC, the initial purchaser of the outstanding notes, or the Initial Purchaser, pursuant to purchase agreements among us, the guarantors and the Initial Purchaser, dated June 29, 2005 and April 25, 2006, has informed us that it currently intends to make a market in the exchange notes. However, the Initial Purchaser is under no obligation to do so and may cease their market-making at any time without notice. In addition, such market-making activity may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Accordingly, no market for the exchange notes may develop, and any market that develops may not last. Because we may be an affiliate of the Initial Purchaser, the Initial Purchaser is required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the exchange notes, which may affect their ability to continue market-making activities. We have agreed to make a "market-maker" prospectus generally available to the Initial Purchaser to permit it to engage in market-making transactions. However, the registration rights agreements also provide that we may, for valid business reasons, allow the market-maker prospectus to cease to be effective and usable for a period of time set forth in the registration rights agreements or as otherwise acceptable to the market-maker. As a result, the liquidity of the secondary market for the exchange notes may be materially adversely affected by the unavailability of a current "market-maker" prospectus.

        Even if a trading market for the exchange notes does develop, you may not be able to sell your exchange notes at a particular time, if at all, or you may not be able to obtain the price you desire for your exchange notes. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the exchange notes, the price of any other securities we issue, our performance, prospects, operating results and financial condition, as well as of other companies in our industry. We do not intend to apply for the listing of the exchange notes on any securities exchange.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities. Even if a trading market for the exchange notes develops, it may be subject to disruptions and price volatility.

You may have difficulty selling the outstanding notes which you do not exchange.

        If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer and exchange of your outstanding notes. Those transfer restrictions are described in the indenture relating to the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

        In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from, or in a transaction not subject to, those requirements. After completion of this exchange offer, we do not intend to register the outstanding notes under the Securities Act.

        If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged outstanding notes. In addition, upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreements, except under limited circumstances.

Risks Related to Our Business

Our financial performance is dependent on raw material prices, as well as the continued availability of raw materials.

        The primary raw materials we use in the manufacture of our products are various petrochemical resins, primarily PVC, HDPE and PP, which represented more than 50% of our total cost of goods sold for the year ended December 31, 2005. Our financial performance therefore is dependent to a substantial extent on the petrochemical resin market.

        The capacity, supply and demand for resins and the petrochemical intermediates from which they are produced are subject to cyclical price fluctuations and other market disturbances, including supply shortages. During August and September 2005, the entire petrochemical resin industry was affected by Hurricanes Katrina and Rita, causing lost production, supply delays and shortages in raw materials. In early October 2005, the resin industry was once again affected by the explosion of the Formosa Plastics plant, which is a supplier to the resin industry. These events have lead to all time high shortages in supply. Throughout the course of these events we have been able to maintain necessary raw material supplies. However, in the event of another industry-wide general shortage of resins we use, or a shortage or discontinuation of certain types or grades of resin purchased from one or more of our suppliers, we may not be able to arrange for alternative sources of resin. Any such shortage may materially negatively impact our competitive position versus companies that are able to better or more cheaply source resin.

        We purchase our raw materials directly from major petrochemical and chemical suppliers. We have long-standing relationships with some of these suppliers but we have no guaranteed supply or fixed-price contracts with any of our resin vendors. Resin purchases are based primarily on price. We are typically awarded a significant customer rebate by each supplier due to purchasing scale; however there is no assurance whether such rebates will continue beyond the current calendar year. Prices are negotiated on a continuous basis, and we do not typically buy forward beyond six months.

        Additionally, we may be subject to significant increases in prices that may materially impact our financial condition. Over the past four years, PVC resin prices have more than doubled, and as a result of the storm activity discussed above, increases in natural gas and crude oil prices and demand in the broader economy, resin prices have recently risen to all time high levels. Our annual average cost of resin increased by approximately 30% from 2004 to 2005. These significantly higher resin costs have impacted our profitability throughout 2005, resulting in lower gross margins in fiscal year 2005 compared to fiscal year 2004.

        Dry petrochemical resin prices may continue to fluctuate as a result of changes in natural gas and crude oil prices. The instability in the world market for petroleum and the North American natural gas markets could materially adversely affect the prices and general availability of raw materials quickly. Over the past several years we have at times experienced rapidly increasing resin prices primarily due to the increased cost of oil and natural gas. Due to the uncertain extent of oil and natural gas prices, we cannot reasonably estimate our ability to successfully recover any price increases. Even if we are able to pass these price increases on to our customers, our gross margins could decline and we may not be able to implement other price increases for our products. To the extent that increases in the cost of resins cannot be passed on to our customers, or the duration of time lags associated with a pass through becomes significant, such increases may have a material adverse effect on our profitability. Moreover, increases in resin prices hurt our competitive position as compared to wood and metal products that are not affected by changes in resin prices.

Our continued success is dependent on the performance of our AZEK products, which represent a significant portion of our net sales.

        In fiscal 2005, AZEK products accounted for a majority of our net sales, and net sales of our AZEK products have increased at an approximately 75% compound annual growth rate over the past four years. Therefore, our future prospects are largely dependent on the continued success of our AZEK products, which have been on the market for only seven years. If we should experience any problems, real or perceived, with product quality or consumer acceptance of AZEK as a substitute for wood in the trim and millwork segment, our sales and profitability could materially decline. In particular, the success of AZEK depends on our customers continuing to be willing to pay more for AZEK as compared to wood and other products that AZEK is intended to replace. In addition, we are subject to the risk that third parties develop new products that compete favorably with AZEK on a price-to-value relationship.

We face competition in each of our businesses and our customers may not continue to purchase our products.

        We face competition in the sale of our products. We compete with multiple companies with respect to each of our products, including divisions or subsidiaries of larger companies and foreign competitors. Our products also compete with the wood and metal products that our synthetic products are designed to replace. For example, AZEK competes primarily with wood, aluminum, engineered wood and other synthetic building materials, such as celuka-processed products. The bathroom products market is highly fragmented and consists of manufacturers typically producing partitions in several different materials and price ranges. Metal is currently the most used material in the bathroom partition market. With respect to our other basic non-fabricated products, the market is highly fragmented, with manufacturers generally focused on a few core materials including dry petrochemical resins and other key materials, that are sold directly into end market applications. Our competitors for other non-fabricated products include other national and regional manufacturers.

        We compete on the basis of a number of considerations, including price (on a price-to-value basis), service, quality, performance, product characteristics, brand recognition and loyalty, marketing, product development, sales and distribution, and ability to supply products to customers in a timely manner. Increases in our prices as compared to those of our competitors could materially adversely affect us. In particular, many of these other products that we compete with on a price-to-value basis, such as wood and metal products, are not affected by the significant increases in the cost of resin that we have experienced over the past few years.

        The competition we face involves the following key risks:

  •
  loss of market share;

  •
  failure to anticipate and respond to changing consumer preferences and demographics;

  •
  failure to develop new and improved products;

  •
  failure of consumers to accept our brands and exhibit brand loyalty and pay premium prices;

  •
  aggressive pricing by competitors, which may force us to decrease prices or increase marketing and promotional spending in order to maintain market share; and

  •
  failure of our marketing and promotional spending to increase, or even maintain, sales volume and market share.

        Certain of our competitors have financial and other resources that are greater than ours and may be better able to withstand price competition. In addition, our competitors may develop products that are superior to our products or may adapt more quickly to new technologies or evolving customer requirements. Technological advances by our competitors may lead to new manufacturing techniques and make it more difficult for us to compete. In addition, since we do not have long-term arrangements with many of our customers, these competitive factors could cause our customers to cease purchasing our products.

If we are unable to meet future capital requirements, our business may be adversely affected.

        We have made significant capital expenditures in our businesses in recent years to expand our facilities and enhance our production processes. We spent approximately $7.4 million, $7.3 million and $21.8 million in capital expenditures in fiscal years 2003, 2004 and 2005. We estimate that capital expenditures for fiscal 2006 will be $20.0 million to $25.0 million. As we grow our businesses, we may have to incur significant additional capital expenditures. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product offerings may become dated, our productivity may decrease and the quality of our products may be adversely affected, which, in turn, could reduce our sales and profitability and impair our ability to satisfy our obligations under the exchange notes. In addition, even if we are able to invest sufficient resources, these investments may not generate net sales that exceed our expenses, generate any net sales at all or result in any commercially acceptable products.

Our business could be materially hurt by economic downturns.

        Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. The demand for our products by our customers depends, in part, on general economic conditions and business confidence levels. Sales in the residential, commercial and institutional construction market correlate closely to the number of homes, buildings and schools that are built or renovated, which in turn is influenced by factors such as interest rates, inflation, the strength or weakness of the U.S. dollar, gross domestic product levels, consumer confidence and spending habits, demographic trends, employment rates, state and local government revenues and spending on schools and other macroeconomic factors over which we have no control. Any decline in economic activity as a result of these factors could result in a decreased demand for our products, which would materially adversely impact our sales and profitability.

        In general, demand for new home construction as well as commercial and institutional construction may be materially adversely affected by increases in interest rates and the reduced availability of financing. Although interest rates have been low the past few years, as interest rates rise, the ability of prospective buyers to finance purchases of new homes may be materially adversely affected. As a result, our business, financial condition and results of operations may also be materially adversely impacted. The remodeling market, in which we make a large portion of our sales, tends to be less sensitive to changes in interest rates. Any changes in tax laws related to mortgages and home equity financings could materially adversely affect sales in the home construction and remodeling market.

        Our bathroom and lockers products are sold primarily in the institutional segment, which includes schools, government and municipal buildings and facilities, parks, military bases and hospitals. The demand for these products, whether in connection with replacement orders or new construction, is impacted by the economy, and in particular gross domestic product levels. As a result of institutional budgeting, we may experience a decrease in sales up to a year or more after a decline in gross domestic product levels. For example, school construction, our and Santana's primary segment for plastic bathroom products and lockers, has experienced a slowdown over the last two years, following growth over the previous decade. This slowdown has been due in part to increased energy, pension and healthcare costs that have reduced amounts available for school construction costs, which reduction may continue in the future. Furthermore, sales to schools may be impacted by lower than anticipated tax revenues collected by state and local municipalities.

Our business is subject to risks associated with manufacturing processes.

        We internally manufacture our own products at our production facilities. Our manufacturing facilities are in the Scranton, Pennsylvania area, where we produce all of our products. While we maintain insurance covering our manufacturing and production facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of our facilities due to accident, fire, explosion, labor issues, weather conditions, other natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

        Unexpected failures of our equipment and machinery may result in production delays, revenue loss and significant repair costs, as well as injuries to our employees. Any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative impact on our profitability and cash flows. Our business interruption insurance may not be sufficient to offset the lost revenues or increased costs that we may experience during a disruption of our operations. Moreover, there are a limited number of manufacturers that make the machines we use in our business. Because we supply our products to original equipment manufacturers, or OEMs, a temporary or long-term business disruption could result in a permanent loss of customers that will seek out alternate suppliers. If this were to occur, our future sales levels, and therefore our profitability, could be materially adversely affected.

Our sales, cash flows from operations and results of operations may decrease if our key distributors reduce the amount of products they purchase from us or if our relations with them decline.

        Our top ten distributors, through more than 35 independent branches, collectively accounted for approximately half of our net sales for the year ended December 31, 2005, our largest distributor, Parksite Plunkett Webster, or PPW, through seven independent branches, collectively accounted for more than 10% of 2005 sales, and our top 3 distributors collectively accounted for approximately 43% of 2005 net sales. We expect our relationship with PPW and our other key distributors to continue; however the loss of or a significant adverse change in our relationships with PPW or any other significant distributor could temporarily disrupt our net sales. Our operations depend upon our ability to maintain our relations with our network of distributors and dealers. If our key distributors and dealers are unwilling to continue to sell our products, if we do not provide product offerings and price points that meet the needs of our key distributors and dealers, or if our key distributors and dealers merge with or are purchased by a competitor, we could experience a decline in sales. The loss of, or a reduction in orders from, any significant distributor or dealer, losses arising from disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any significant distributor or dealer could cause a decrease in our net income and our cash flow. If we are unable to replace such distributors or dealers, or otherwise replace the resulting loss of sales, our business and results of operations could be materially adversely affected.

The Santana Acquisition, as well as any other acquisitions we may pursue in the future, may be unsuccessful.

        The Santana Acquisition is significantly larger than any of our previous acquisitions. The expansion of our business and operations resulting from the Santana Acquisition may strain our administrative, operational and financial resources. The integration of Santana into our company will require substantial time, effort, attention and dedication of management resources and may distract our management in unpredictable ways from our existing business. The integration process could create a number of potential challenges and adverse consequences for us, including the possible unexpected loss of key employees, distributors or suppliers, a possible loss of sales or an increase in operating or other costs. These types of challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the Santana Acquisition.

        Although we have conducted what we believe to be a prudent level of investigation regarding Santana's business, an unavoidable level of risk remains regarding the actual condition of this business. Until we actually assume operating control of Santana's assets and operations, we may not be able to ascertain the actual value or understand the potential liabilities of Santana and its operations. We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with the Santana Acquisition. Under the stock purchase agreement, the selling stockholders of Santana are required to indemnify us against certain undisclosed liabilities. However, we cannot assure you that the indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the acquisition. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

        In the future, we may opportunistically consider the acquisition of other manufacturers or product lines of other businesses that either complement or expand our existing business. We cannot assure you that we will be able to consummate any such acquisitions or that any future acquisitions will be able to be consummated at acceptable prices and terms. The Santana Acquisition and any future acquisitions we pursue involve a number of special risks, including some or all of the following:

  •
  the diversion of management's attention from our core businesses;

  •
  the disruption of our ongoing business;

  •
  entry into markets in which we have limited or no experience;

  •
  the ability to integrate our acquisitions without substantial costs, delays or other problems;

  •
  inaccurate assessment of undisclosed liabilities;

  •
  the incorporation of acquired products into our business;

  •
  the failure to realize expected synergies and cost savings;

  •
  the loss of key employees or customers of the acquired business;

  •
  increasing demands on our operational systems;

  •
  possible adverse effects on our reported operating results, particularly during the first several reporting periods after the acquisition is completed; and

  •
  the amortization of acquired intangible assets.

        Additionally, any acquisitions we may make could result in significant increases in our outstanding indebtedness and debt service requirements. The terms of the exchange notes and our senior secured revolving credit facility may limit the acquisitions we may pursue.

Our insurance coverage may be inadequate to protect against the potential hazards incident to our business.

        We maintain property, business interruption, product liability and casualty insurance coverage, but such insurance may not provide adequate coverage against potential claims, including losses resulting from war risks, terrorist acts or product liability claims relating to products we manufacture. Consistent with market conditions in the insurance industry, premiums and deductibles for some of our insurance policies have been increasing and can in the future increase substantially. In some instances, some types of insurance may become available only for reduced amounts of coverage, if at all. In addition, there can be no assurance that our insurers would not challenge coverage for certain claims. If we were to incur a significant liability for which we were not fully insured or that our insurers disputed, it could have a material adverse effect on our financial position.

We provide product warranties that could expose us to claims, which could in turn damage our reputation and adversely affect our business.

        We provide our customers with a 15-year limited warranty on Comtec products and a 25-year limited warranty on AZEK products. The Comtec warranty guarantees products against breakage, corrosion and delamination. AZEK products are warrantied against manufacturing defects that could cause the product to rot, corrode, delaminate, or excessively swell from moisture. If any of our products fails to comply with its warranty, we may be obligated, at our expense, to correct any defect by replacing such defective product. Although historically total warranty costs have been immaterial, there can be no assurance that future warranty claims will follow historical patterns or that we can accurately predict the level of future warranty claims. In particular, AZEK has been on the market for only seven years, so we cannot completely ascertain the costs for 25 years. Although we have never experienced any material losses attributable to warranty claims, an increase in the rate of warranty claims or the occurrence of unexpected warranty claims could be expensive and could damage our reputation and brand equity, which could materially and adversely affect our business.

Our business operations could be significantly disrupted if members of our management team were to leave.

        Our success depends to a significant degree upon the continued contributions of our senior management. Our senior operating management members average approximately 21 years of relevant industry experience and have extensive engineering, manufacturing and finance backgrounds. We believe that the depth of our management team is instrumental to our continued success. The loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives.

        On February 10, 2006, we announced that our board of directors had approved our management transition plan. Under the transition plan, Mr. James Keisling will continue to serve as our Chief Executive Officer and a member of our board of directors, but will transition to the role of non-executive Chairman of our board of directors by January 1, 2007, succeeding Mr. Christopher Mahan. Mr. John R. Loyack, who served as our Chief Operating Officer and Chief Financial Officer from September 2005, was appointed as our President effective immediately and will continue to serve as our Chief Operating Officer. Mr. Loyack will succeed Mr. Keisling as our Chief Executive Officer by January 1, 2007. Mr. Scott C. Harrison, who served as our Vice President of Finance from November 2005, was appointed Senior Vice President and Chief Financial Officer effective immediately. There is no assurance that the new management team will be able to execute our business strategy in a manner that will allow us to sustain continued growth and success.

Because affiliates of AEA Investors control a significant percentage of our common stock, they may control all major corporate decisions and their interests may conflict with the interests of the holders of the notes.

        Affiliates of AEA Investors control a majority of our common stock and, therefore, AEA Investors has the power to control our affairs and policies. AEA Investors also controls the election of a majority of our directors, the appointment of our management and the entering into of business combinations or dispositions and other extraordinary transactions. The directors so elected have the authority, subject to the terms of the indenture governing the exchange notes and our senior secured revolving credit facility, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions that would be detrimental to owners of the exchange notes.

        The interests of AEA Investors could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of AEA Investors, as equity holders, might conflict with your interests as a note holder. Affiliates of AEA Investors may also have an interest in pursuing acquisition, divestitures, financings and other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

        As a company that manufactures and markets branded products, we rely heavily on trademark and service mark protection to protect our brands. In particular, the value of the AZEK brand is significant to the success of our business. We generally rely on a combination of unpatented proprietary know-how and trade secrets, and to a lesser extent, patents, in order to preserve our position in the market. Because of the importance of our proprietary know-how and trade secrets, we employ various methods to protect our intellectual property, such as entering into confidentiality agreements with third parties, and controlling access to and distribution of our proprietary information.

        There is no assurance that these protections are adequate to prevent competitors from copying, imitating or reverse engineering our products, or from developing and marketing products that are substantially equivalent to or superior to our own. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality obligations and misappropriating proprietary information. Due to the nature of our products and technology, it is difficult for us to monitor unauthorized uses of our products and technology. The steps we have taken may not prevent unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If third parties take actions that affect our rights or the value of our intellectual property, similar proprietary rights or reputation, or we are unable to protect our intellectual property from infringement or misappropriation, other companies may be able to use our intellectual property to offer competitive products at lower prices and we may not be able to effectively compete against these companies. In addition, if any third party copies or imitates our products, including our AZEK products, in a manner that projects a lesser quality or carries a negative connotation, this could have a material adverse effect on our goodwill in the marketplace since it would damage the reputation of plastic products generally, whether or not it violates our intellectual property rights.

        In addition, we face the risk of claims that we are infringing third parties' intellectual property rights. We believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties. Although no proceedings are currently existing, we have received, and from time to time, may receive in the future, claims from third parties by which such third parties assert infringement claims against us in connection with the manufacture and sale of our products and we can give no assurance that claims or litigation asserting infringement by us of third parties' intellectual property rights will not be initiated in the future. Any such claim, even if it is without merit, could be expensive and time-consuming; could cause us to cease making, using or selling certain products that incorporate the disputed intellectual property; could require us to redesign our products, if feasible; could divert management time and attention; and could require us to enter into costly royalty or licensing arrangements, to the extent such arrangements are available. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if such enforcement measures are not successful, we may not be able to protect the value of our intellectual property. Regardless of its outcome, any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations.

The cost of complying with laws relating to the protection of the environment may be significant.

        We are subject to extensive federal, state, municipal, local and foreign laws and regulations relating to the protection of human health and the environment, including those limiting the discharge of pollutants into the environment and those regulating the treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and hazardous materials. Certain environmental laws and regulations impose joint and several strict liability on responsible parties, including past and present owners and operators of sites, to clean up, or contribute to the cost of cleaning up sites at which hazardous wastes or materials were disposed or released.

        While we believe that the future cost of compliance with environmental laws and regulations and liabilities associated with claims or known environmental conditions will not have a material adverse effect on our business, we cannot assure you that future events, such as new or more stringent environmental laws and regulations, any related damage claims, the discovery of previously unknown environmental conditions requiring response action, or more vigorous enforcement or a new interpretation of existing environmental laws and regulations would not require us to incur additional costs that would be material. We believe our cost of compliance with environmental laws and regulations was minimal in 2005.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We are continuing to evaluate and, where appropriate, enhance our policies, procedures and internal controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, our financial statements may not accurately reflect our financial condition.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreements entered into in connection with the issuance of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange outstanding notes in like principal amount. The form and terms of the exchange notes are identical to the form and terms of the outstanding notes, except as otherwise described herein under "The Exchange Offer—Terms of the Exchange Offer." We used the net proceeds from the outstanding notes to refinance indebtedness we incurred in connection with the Transaction and to fund a substantial portion of the purchase price of the Santana Acquisition. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

CAPITALIZATION

        The following table sets forth our cash and consolidated capitalization as of December 31, 2005 on a historical basis and on a pro forma basis to reflect the Santana Acquisition. This table should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus and "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Combined Financial Information."

	As of December 31, 2005
	Historical	Pro Forma
	(in thousands)
Cash	$14,785	$14,815

Long-term debt, including current portion:
Capital lease obligation	1,517	1,585
Note payable	85	85
Revolving credit facility(1)	—	5,250
Senior Floating Rate Notes due 2012	65,000	95,150	(2)
10 1/2% Senior Notes due 2013	150,000	150,000

Total long-term debt, including current portion	216,602	252,070

Total shareholders' equity(3)	157,457	157,457

Total capitalization	$374,059	$409,527

(1)
Our senior secured revolving credit facility provides for borrowings of up to $40.0 million, of which $38.9 million was available for borrowing as of December 31, 2005. See "Description of Certain Indebtedness." In connection with the Santana Acquisition, we borrowed approximately $5.3 million under the senior secured revolving credit facility to fund a portion of the purchase price.

(2)
Represents $65.0 million aggregate principal amount of outstanding senior floating rate notes issued on July 5, 2005 plus the gross proceeds from issuance of $30.0 million in aggregate principal amount of outstanding senior floating rate notes issued on April 28, 2006 at a price of 100.50%.

(3)
Shareholders' equity reflects the following:

Equity contribution	$165,066
Retained deficit	(7,609)

Total	$157,457

  Shareholders' equity presented on a pro forma basis reflects the elimination of Santana's historical stockholder's equity.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain historical financial and other data as of December 31, 2005, 2004, 2003, 2002 and 2001, and for the periods January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005 and for the years ended December 31, 2004, 2003, 2002 and 2001. The audited consolidated financial statements as of December 31, 2005 and 2004 and for each of the two periods in the year ended December 31, 2005 and for the years ended December 31, 2004 and 2003 are included elsewhere in this prospectus. The selected historical financial data presented from January 1, 2005 to May 10, 2005 and as of and for the years ended December 31, 2004, 2003, 2002 and 2001, have been derived from the Predecessor's audited consolidated financial statements. See "About this Prospectus." The selected historical financial data presented as of December 31, 2005 and for the period from May 11, 2005 to December 31, 2005 have been derived from the Successor's audited consolidated financial statements. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

	Combined Predecessor and Successor(1)
		Successor
			Predecessor
		Period May 11, 2005 to December 31, 2005
			Period January 1, 2005 to May 10, 2005	Year Ended December 31,
	Year Ended December 31, 2005
				2004	2003	2002	2001
(in thousands)
Statement of Operations:
Net sales	$222,603	$140,672	$81,931	$171,060	$136,284	$114,330	$92,832
Cost of sales	(171,930)	(113,076)	(58,854)	(121,121)	(97,240)	(78,562)	(69,586)

Gross margin	50,673	27,596	23,077	49,939	39,044	35,769	23,246
Selling, general and administrative expenses(2)	(40,775)	(18,870)	(21,905)	(20,451)	(17,111)	(13,451)	(19,338)

Operating income	9,898	8,726	1,172	29,488	21,933	22,318	3,908
Interest expense, net	(23,035)	(21,175)	(1,860)	(14,082)	(10,119)	(9,181)	(10,525)
Miscellaneous, net	(226)	158	(384)	(266)	(5)	(454)	(577)

Income before income taxes (loss)	(13,363)	(12,291)	(1,072)	15,140	11,809	12,683	(7,194)
Income tax (expense) benefit	1,622	4,682	(3,060)	(5,870)	(4,531)	(4,609)	2,361

Net income (loss)(2)	$(11,741)	$(7,609)	$(4,132)	$9,270	$7,278	$8,074	$(4,833)

Other Data:
Volume sold (000's lbs)	180,260	110,600	69,660	147,869	114,341	94,746	75,100
Capital expenditures	$21,784	$17,295	$4,489	$7,299	$7,402	$8,420	$6,421
Ratio of earnings to fixed charges(3)	0.43x	N/A	N/A	2.06x	2.15x	2.37x	0.32x

	Successor
		Predecessor
	Period May 11, 2005 to December 31, 2005
		Period January 1, 2005 to May 10, 2005	Year Ended December 31,
			2004	2003	2002	2001
(in thousands)
Balance Sheet Data (at end of period):
Cash	$14,785	N/A	$2,697	$4,549	$1,880	$2,659
Working capital(4)	$32,822	N/A	$50,360	$33,131	$33,550	$28,630
Total assets	$464,918	N/A	$200,537	$185,171	$178,054	$162,281
Total debt	$216,602	N/A	$143,917	$92,637	$106,139	$98,638
Total shareholder equity	$157,457	N/A	$30,557	$72,786	$64,841	$57,049

(1)
Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

(2)
We incurred a one-time compensation charge of approximately $12.8 million relating to the vesting of certain restricted units upon closing of the Transaction. This amount was included in selling, general and administrative expenses for the period from January 1, 2005 to May 10, 2005, and was funded by the seller, Compression Polymers Holding LLC, our Predecessor, from the purchase price of the Transaction. As such, there was no cash impact on the financial statements of the Successor related to this compensation charge.

(3)
For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes plus fixed charges. Fixed charges include (1) interest expense, whether expensed or capitalized, (2) amortization of debt issuance costs and (3) the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges has not been presented for the Successor period May 11, 2005 to December 31, 2005 or the Predecessor period January 1, 2005 to May 10, 2005 because such presentation would not be meaningful as these periods are not complete annual or quarterly periods. Alternatively, we have presented the ratio of earnings to fixed charges for the "Combined Predecessor and Successor" year ended December 31, 2005. See Note 1 above.

(4)
Working capital is defined as current assets less current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined balance sheet as of December 31, 2005, and the accompanying notes thereto, have been prepared to illustrate the effects of the Santana Acquisition on our historical financial position and results of operations. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005, and the accompanying notes thereto, have been prepared to illustrate the effects of the Transaction and the Santana Acquisition on our historical financial position and results of operations. See "Prospectus Summary—Recent Developments—Santana Acquisition" and "Prospectus Summary—The Transaction."

        The unaudited pro forma condensed combined balance sheet gives effect to the Santana Acquisition as if it had occurred on December 31, 2005. The unaudited pro forma condensed combined statement of operations gives effect to the Transaction and the Santana Acquisition as if they had occurred on January 1, 2005. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent our financial condition had the Transaction and the Santana Acquisition occurred as of the respective dates indicated above. In addition, the unaudited pro forma condensed combined statement of operations does not purport to project our future operating results as of any future date or for any future period.

        The following unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to our audited historical consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments and certain assumptions underlying these adjustments, are described in the accompanying notes, and should be read in conjunction with these unaudited pro forma condensed combined financial statements. The pro forma adjustments with respect to the Santana Acquisition are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. Accordingly, the final allocation of purchase price for the Santana Acquisition and the resulting effect on income from operations may differ from the pro forma amounts included herein.

        The unaudited pro forma condensed combined financial statement, and the accompanying notes thereto, should be read in conjunction with our historical financial statements and related notes thereto included elsewhere in this prospectus, as well as the information set forth in "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPRESSION POLYMERS HOLDING II CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2005
(dollars in thousands)

	Compression Polymers Holding II	Santana	Pro Forma Adjustments for the Santana Acquisition(1)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$14,785	$30	$—		$14,815
Receivables:
Trade	14,769	4,161	—		18,930
Income taxes	1,743	—	—		1,743
Inventories	44,691	2,825	—		47,516
Deferred income taxes	3,313	144	—		3,457
Prepaid expenses and other	4,726	911	(750	)(2)	4,887

Total current assets	84,027	8,071	(750)		91,348
Property and equipment—net	70,749	984	—		71,733
Goodwill	213,682	8,681	16,868	(3)	239,231
Intangible assets—net	86,611	6,197	103	(3)	92,911
Deferred financing costs—net	9,849	296	304	(4)	10,449
Other assets	—	53	(53	)(2)	—

Total	$464,918	$24,282	$16,472		$505,672

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable—primarily trade	34,014	1,449	—		35,463
Current portion of capital lease obligation	—	28	—	(5)	28
Current portion of long-term debt	71	2,892	2,358	(5)	5,321
Accrued interest	11,088	111	(111	)(5)	11,088
Accrued expenses	6,032	1,019	—		7,051
Other liabilities	—	509	(509	)(2)	—

Total current liabilities	51,205	6,008	1,738		58,951
Deferred income taxes	39,725	424	2,394	(6)	42,543
Capital lease obligation—less current portion	1,517	40	—	(5)	1,557
Long-term debt—less current portion	215,014	8,766	21,384	(5)	245,164
Shareholders' equity	157,457	9,044	(9,044	)(7)	157,457

Total	$464,918	$24,282	$16,472		$505,672

See accompanying notes to unaudited pro forma condensed combined balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2005
(dollars in thousands)

(1)
The Santana Acquisition will be accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards ("SFAS") No. 141 Business Combinations, with intangible assets recorded in conformity with SFAS No. 142, Goodwill and Other Intangible Assets, requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of the Santana Acquisition. This allocation of the estimated purchase consideration to assets and liabilities is in the preliminary stages and we have not yet begun the detailed review process to determine the amount of any write-up or write-down to fair value of our net assets in connection with the Santana Acquisition. A valuation study performed by an independent third party will be completed following the closing of the Santana Acquisition, which will change the purchase price allocation and may result in additional depreciation of property and equipment and amortization of identifiable intangible assets over their estimated useful lives and other changes in asset or liability values.

  Accordingly, we have preliminarily allocated the excess of the purchase price over the net assets acquired to certain identifiable intangible assets, including Santana's trade name and goodwill. We believe the trade name has an indefinite life and therefore, will be assessed on an annual basis for impairment. In accordance with SFAS No. 142, goodwill is not amortized but is reviewed at least annually for impairment. The excess purchase price allocated to goodwill represents our view of Santana's potential earnings. Goodwill recorded in relation to the Santana Acquisition will not be deductible for tax purposes since this is a stock purchase transaction. If our net tangible assets are written up to fair value after the closing of the Santana Acquisition, our expenses in the future will be higher as a result of increased depreciation and amortization of our assets. We expect to finalize our allocation of the purchase price of the Santana Acquisition by the end of the third quarter of 2006. To the extent we identify amortizable intangible assets, the estimated useful lives will be consistent with our current policies as described in Note 6 to our consolidated financial statements appearing elsewhere in this prospectus.

  A portion of the excess purchase price has been assigned to identifiable intangible assets, which has created a difference in the book and tax values of the assets. This difference has impacted the deferred tax liability accounts reflected in the unaudited pro forma condensed combined balance sheet.

  The purchase price for the Santana Acquisition was $34.0 million, subject to adjustments as provided in the stock purchase agreement. The purchase price adjustments will be determined after the closing date based on the amount of Santana's working capital and indebtedness as of the closing date of the Santana Acquisition. The preliminary allocation of purchase price at the closing date of the Santana Acquisition is estimated to be as follows:

Purchase price allocation:
Estimated purchase price			$34,000
Fees and expenses			1,400	(a)

Total purchase price			35,400
Less:
Refinancing of existing debt	11,769
Assets/liabilities retained by Seller	(294	)(b)
Deferred financing costs related to the senior floating rate notes	600	(a)
Deferred tax liability on identifiable intangible assets	(2,394	)(c)
Write-off of Santana deferred financing costs, net	(296)
Elimination of existing goodwill and intangible assets	(14,878)
Shareholders' equity	9,044

			3,551

Excess purchase price over net asset value			31,849
Amount allocated to identifiable intangible assets			(6,300)

Preliminary excess purchase price allocated to goodwill			$25,549

  (a)
  Reflects our estimated fees and expenses in connection with the Santana Acquisition, including placement and other financing fees, advisory fees and other transaction costs and professional fees and expenses. Approximately $0.6 million of these fees and expenses will be capitalized on our balance sheet as deferred financing costs, and the remaining charges will either be expensed or capitalized.

  (b)
  Represents the elimination of assets and liabilities as of December 31, 2005 between Santana and us, on or prior to the closing date of the Santana Acquisition.

  (c)
  SFAS No. 109, Accounting for Income Taxes requires a deferred tax liability be recognized on identifiable intangible assets, other than goodwill, in business combinations.

(2)
The following adjustments reflect the elimination of certain assets and liabilities as of December 31, 2005 which are expected to be settled on or prior to the closing date of the Santana Acquisition.

    Prepaid expenses and other—Restricted cash escrowed funds of $750
     Other assets—Notes receivable due from CEO of $53
     Other liabilities—Escrow liability of $509

(3)
Represents the elimination of historical Santana goodwill and intangible assets and recording of the estimated excess purchase price over the net asset value acquired:

	Compression Polymers Holding II	Santana	Changes	Pro Forma
	(dollars in thousands)
Historical intangible assets, net
Goodwill	$213,682	$8,681	$16,868	$239,231
Trademarks	64,200	5,300	—	69,500
Customer relationships	22,100	700	—	22,800
Proprietary knowledge	1,800	—	—	1,800
Non-compete	—	300	—	300

	301,782	14,981	16,868	333,631
Accumulated amortization	(1,489)	(103)	103	(1,489)

Pro forma intangible assets, net(a)	$300,293	$14,878	$16,971	$332,142

  (a)
  Amount subject to change pending completion of the final purchase price allocation.

(4)
To eliminate historical Santana deferred financing costs and to record estimated deferred financing costs incurred in connection with the issuance of the then existing Santana Acquisition indebtedness that was refinanced by the issuance of $30.0 million aggregate principal amount of senior floating rate notes due 2012, which will be amortized over the period during which the notes remain outstanding.

Write-off of Santana deferred financing costs	$(296)
Estimated deferred financing costs related to the senior floating rate notes	600

Pro forma adjustment to deferred financing costs	$304

(5)
Reflects adjustments for the following changes in debt:

	Compression Polymers Holding II	Santana	Changes	Pro Forma
	(dollars in thousands)
Senior floating rate notes	$—	$—	$30,150	$30,150
Revolving credit facility	—	—	5,250	5,250
Capital lease obligations	1,517	68	—	1,585
Existing debt	215,085	11,658	(11,658)	215,085

Total debt obligations	216,602	11,726	23,742	252,070
Current portion	71	2,920	2,358	5,349

Total obligations-less current portion	$216,531	$8,806	$21,384	$246,721

  In addition to the outstanding principal balances of existing Santana debt to be refinanced, all accrued interest ($111 at December 31, 2005) will be settled.

(6)
SFAS No. 109, Accounting for Income Taxes requires a deferred tax liability be recognized on identifiable assets, other than goodwill, in business combinations. For the pro forma, we utilized an estimated statutory tax rate of 38%.

(7)
Reflects the elimination of Santana's historical stockholder's equity.

COMPRESSION POLYMERS HOLDING II CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005
(in thousands)

	Compression Polymers Holding II(1)	Santana	Pro Forma Adjustments(2)		Pro Forma
Net sales	$222,603	$32,278	$—		$254,881
Cost of sales	(171,930)	(20,831)	(607)	(3)	(193,368)

Gross margin	50,673	11,447	(607)		61,513
Selling, general and administrative expenses	(40,775)	(6,605)	(885)	(4)	(48,265)

Operating income	9,898	4,842	(1,492)		13,248
Other expenses
Interest expense, net	(23,035)	(1,335)	(4,378	)(5)	(28,748)
Other income (expense), net	(226)	—	—		(226)

Total other (expenses), net	(23,261)	(1,335)	(4,378)		(28,974)

(Loss) income before income taxes	(13,363)	3,507	(5,870)		(15,726)
Income tax benefit (expense)	1,622	(1,334)	2,231	(6)	2,519

Net (loss) income	$(11,741)	$2,173	$(3,639)		$(13,207)

See accompanying notes to the unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2005
(dollars in thousands)

(1)
The historical condensed consolidated statement of operations represents the mathematical addition of the Predecessor period from January 1, 2005 through May 10, 2005 and the Successor period from May 11, 2005 through December 31, 2005. This is not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in related estimated useful lives of the assets at May 10, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

(2)
The Transaction and the Santana Acquisition have been accounted for as purchase business combinations in accordance with SFAS No. 141, Business Combinations, which required an allocation of the purchase price paid to the tangible and intangible net assets acquired based on their relative fair values as of the date of the Transaction and the Santana Acquisition. For the Santana Acquisition, we have preliminarily allocated the excess of the purchase price over the net assets acquired to certain identifiable intangible assets, including trade name and goodwill. We believe the trade name has an indefinite life and therefore, will be assessed on an annual basis for impairment. In accordance with SFAS No. 142, goodwill is not amortized but is reviewed at least annually for impairment. Goodwill recorded in relation to the Santana Acquisition will not be deductible for tax purposes since this is a stock purchase transaction. If our net tangible assets are written up to fair value after the closing of the Santana Acquisition, our expenses in the future will be higher as a result of increased depreciation and amortization of our assets.

(3)
To reflect adjustment to cost of sales:

Year Ended December 31, 2005(a)
Pro forma depreciation expense:
Machinery and equipment	$7,579
Land and buildings	845

Pro forma depreciation expense	8,424
Historical depreciation expense	7,817

Pro forma depreciation expense adjustments	$607

  (a)
  We have not adjusted depreciation expense for Santana as we have not adjusted depreciable assets to fair value for pro forma purposes. A valuation study performed by an independent third party is expected to be completed by the end of the third quarter of 2006, at which time these assets will be adjusted to fair value.

(4)
To reflect adjustment to selling, general and administrative expense:
	Year Ended December 31, 2005
	Depreciation(a)	Amortization	Total
Pro forma depreciation and amortization expense:
Machinery and equipment	$271	$—	$271
Proprietary technology	—	120	120
Non-compete	—	60	60
Customer relationships	—	2,280	2,280

Pro forma depreciation and amortization expense	271	2,460	2,731
Historical depreciation and amortization expense	239	1,607	1,846

Pro forma depreciation and amortization expense adjustments	$32	$853	$885

  (a)
  We have not adjusted depreciation expense for Santana as we have not adjusted depreciable assets to fair value for pro forma purposes. A valuation study performed by an independent third party is expected to be completed by the end of the third quarter of 2006, at which time these assets will be adjusted to fair value.

(5)
To adjust interest expense, net reflecting the refinancing of existing debt and the issuance of the senior floating rate notes:
Year Ended December 31, 2005
Pro forma interest expense:
Senior Floating Rate Notes due 2012(a)	10,887
Senior Notes due 2013(b)	15,751
Revolver(c)	379
Commitment fee of revolver	200
Amortization of deferred financing costs	1,488
Capital lease obligations	207

Pro forma interest expense	28,912
Historical interest income	(164)

Pro forma interest expense, net	28,748
Historical interest expense, net(d)	(24,370)

Pro forma interest expense adjustments	$4,378

  (a)
  Reflects pro forma interest expense resulting from the issuance of $95.0 million of senior floating rate notes at an interest rate of LIBOR plus 6.75% (using LIBOR rate of 4.71% at January 1, 2006).

  (b)
  Reflects pro forma interest expense resulting from the issuance of $150.0 million of senior fixed rate notes at an interest rate of 10.5%.

  (c)
  Reflects pro forma interest expense resulting from the $5.3 million of borrowings under the revolving credit facility at an interest rate of LIBOR plus 2.50% (using LIBOR rate of 4.71% at January 1, 2006).

  (d)
  Includes (i) the elimination of the amortization of debt issuance costs with respect to the then existing debt being repaid in connection with the Transaction and the Santana Acquisition (ii) interest associated with capital lease obligations, net of (iii) historical interest income.

  Each 0.125% change in the assumed interest rates would result in a $0.1 million change in annual interest expense on total floating rate indebtedness.

(6)
Reflects the tax effect of our pro forma adjustments at a statutory tax rate of 38% for the periods presented. We expect our cash taxes in future years, however, to vary from this amount.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and accompanying notes of Compression Polymers Holding II Corporation and Subsidiaries, or the "Successor," and Compression Polymers Holdings LLC and Subsidiaries, or the "Predecessor," included elsewhere in this prospectus. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Future results could differ materially from those discussed below. See discussion under the caption "Cautionary Note Regarding Forward-Looking Statements." Except where the context otherwise requires, all references to "we," "us," and "our" (and similar terms) herein mean the Successor for periods beginning after May 10, 2005 and the Predecessor for periods ending on or prior to May 10, 2005.

Overview

        We are a leading manufacturer and fabricator of highly engineered synthetic products designed to replace wood and metal in a variety of building materials and industrial applications. Since our inception in 1983, we have been a technology leader, and today we rank among the largest manufacturers of highly engineered synthetic building and industrial replacement products in the United States. Our company has developed through years of research, development and field experience, proprietary technology and dry petrochemical resin blends.

        Over 97% of our sales in fiscal 2005 were in the United States. The core of our operation has been to produce high-quality products across all of the building and industrial end markets we serve. In the last decade, our expertise in manufacturing has allowed us to successfully develop value-added, branded products such as AZEK, EverTuff, TuffTec and Celtec products, which offer accelerated volume growth and higher margins. Our volume growth has been the result of penetrating the building and industrial end markets that create value-added substitution opportunities from more traditional wood, fiber and steel products. Many of our products are still in the early stages of the material conversion opportunity. As a result, we believe our growth should be less sensitive to the growth rate of our various end markets. We have generally attained higher margins through volume growth that has allowed us to self-fund investment in new technology and equipment that has enabled us to lower our manufacturing conversion costs. In addition, we have attained higher margins for our branded products through highly developed sales channels and continued product innovation. We continually look to utilize existing products and know-how for new applications, including the development of additional branded products.

        Over the seven years since their introduction, our AZEK branded products have gained significant market acceptance and brand loyalty as a leader within the non-wood trim market. In fiscal 2005, AZEK products accounted for a majority of our net sales. Through our two-step, dual distribution system, we have established an extensive network of distributors and dealers throughout the United States and Canada. Our strategy continues to be to maintain two distributors in each geographic region that we enter. As of December 31, 2005, our distributors are selling our products to over 1,600 local stocking dealers who frequently request our products by brand name. In the first quarter of each year, we conduct an "early buy" sales promotion that encourages distributors to stock AZEK products through the use of incentive discounts, typically in the range of 1% to 6%. As demand for AZEK products has been growing, our goal is to maintain extrusion and dry blend capacity ahead of demand so that we are able to continue to provide all orders in full and on time. In fiscal 2005 we began developing a new 308,000 square foot facility to support the growth of our AZEK products.

        Across all of our target markets, we are focused on capitalizing on the functional advantages of our synthetic products relative to competing wood, fiber and metal products. In this regard, we have developed the leading brand in the synthetic bathroom and lockeroom products market. Our goal is to continue to increase our market share of Comtec at the expense of competing metal, phenolic, laminated wood, wood and plastic manufacturers. In addition, we see the potential for growth for our value-added lockers, as the locker market is still currently comprised almost exclusively of metal, and is therefore in the very early stages of material conversion. Our strategy is to market the benefits of our synthetic bathroom partitions and plastic lockers directly to architects and facilities managers, who typically are the primary drivers of purchasing decisions and frequently specify building products by name and material in their designs.

        Dry petrochemical resins, primarily PVC, HDPE and PP, represented more than a majority of our cost of sales for the year ended December 31, 2005. Throughout our 23-year history, resin prices have been subject to cyclical price fluctuations. As a result of storm activity along the gulf coast that damaged resin manufacturing facilities and delayed fall shipments, increases in natural gas and crude oil prices and demand in the broader economy, dry petrochemical resin prices have recently risen to all time high levels. Our annual average cost of resin increased by approximately 30% from 2004 to 2005. These significantly higher resin costs have impacted our profitability throughout fiscal year 2005. We have been able to partially offset the impact of significantly higher resin costs through increased sales volumes, improved productivity, and selling price increases in all of our product lines. We took several pricing actions late in the third quarter and early in the fourth quarter of 2005 that further mitigated rising resin prices. These pricing actions include a 9% surcharge in AZEK, a 24% price increase in Comtec partition products and a 5% price increase in Comtec locker products, as well as price increases for our non-fabricated products. These pricing actions have not resulted in reduced volume growth in our products, on a period to period basis, to date. In addition, we have developed significant scale in purchasing resin, which we believe places us in a better cost position relative to many of our competitors.

        Our Vycom products are sold in various building and industrial end markets. AZEK products are sold in various stages of the building construction market, including remodeling and renovation and new construction, thereby diversifying sales across the construction cycle. Celtec products are sold to several industrial sectors, thereby diversifying sales across sectors sensitive to differing economic factors. Compression fabricated and non-fabricated products are sold to various non-residential construction and industrial markets. While we expect future sales growth to continue to be strong as long as the U.S. economy remains strong, we also anticipate that developing economic factors could slow this growth. The U.S. economic recovery or other factors could trigger further interest rate increases which could slow the demand for our products in new construction and remodeling projects. However, as described above, increases in material conversion from wood and metal to plastics are impacting our business greater than any changes in the economy. In addition, the remodeling market, where we have a large portion of our sales, has historically been less sensitive to changes in interest rates. Finally, we believe we should benefit from any increases in school construction, which has experienced a slowdown over the last two years, as a number of our products, such as our bathroom partitions and lockers, are sold to schools.

        On April 28, 2006, we purchased all of the outstanding capital stock of Santana Holdings Corp., the direct parent of Santana Products, Inc. for a purchase price of $34.0 million, subject to adjustments as provided in the stock purchase agreement. Santana is one of the largest, privately held manufacturers of solid plastic commercial bathroom partitions, lockers, benches and vanities in the United States. By acquiring Santana, we expect to strengthen our position as an industry leading manufacturer and distributor of bathroom partitions, lockers and benches. Santana's products are complementary to our Comtec, Capitol, EverTuff and TuffTec brands, and are sold to similar primary end-markets, which include schools, stadiums, prisons, retail locations and other high-traffic environments. We believe that the acquisition of Santana will help us expand our product base, increase our distributor network and expand our portfolio of premium branded products. Our future results of operations will reflect our acquisition of Santana's business, which we will report as part of our Compression business unit. For more detail regarding the Santana Acquisition, see "—Impact of the

Transaction and the Santana Acquisition," as well as "Prospectus Summary—Recent Developments—Santana Acquisition" and "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this prospectus.

Basis of Presentation

        The consolidated financial statements for fiscal years 2003, 2004 and 2005 (through May 10, 2005) discussed herein include the accounts of our Predecessor, Compression Polymers Holdings LLC and its wholly owned subsidiaries after elimination of intercompany accounts and transactions. For the purpose of these financial statements, reference to the Predecessor are references to the periods ended on or prior to May 10, 2005 and references to the Successor are references to the periods from May 11, 2005 and beyond.

Critical Accounting Policies

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the amounts reported in the financial statements. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, inventories, vendor rebates, product warranties and goodwill and intangible assets. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

  Revenue Recognition

        Revenue is recognized in accordance with SEC Staff Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. Our revenues are recognized at the time product is shipped to the customer and title transfers.

        We accrue for sales returns, discounts and other allowances based on a current evaluation of our experience based on the stated terms of the transactions. Should actual experience differ from our estimates, revisions to the estimated accruals would be required.

  Allowance for Doubtful Accounts

        Our allowance for doubtful accounts is based on management's assessment of the business environment, customers' financial condition, historical collection experience, accounts receivable aging and customer disputes. When circumstances arise or a significant event occurs that comes to the attention of management, the allowance is reviewed for adequacy and adjusted to reflect the change in the estimated amount to be received from the customer. Changes in the allowance for doubtful accounts between December 31, 2005 and 2004 reflect management's assessment of the factors noted above, including past due accounts, disputed balances with customers, and the financial condition of customers. The allowance for doubtful accounts is adjusted when uncollectible accounts receivable balances are actually written off.

  Inventories

        Inventories (mainly, petrochemical resin), net of an allowance for slow-moving inventory and obsolescence, are valued at the lower of cost or market, determined on a first-in, first-out basis ("FIFO").

        Inventory obsolescence write-downs are recorded for damaged, obsolete, excess and slow-moving inventory. At the end of each quarter, management within each business segment, performs a detailed review of its inventory on an item by item basis and identifies which products are believed to be obsolete or slow-moving. Management assesses the need for, and the amount of, an obsolescence write-down based on customer demand of the item, the quantity of the item on hand and the length of time the item has been in inventory.

  Vendor Rebates

        Certain vendor rebates and incentives are earned by us only when a specified level of annual purchases are achieved. We account for vendor rebates in accordance with EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 states that a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement (only if a customer completes a specified cumulative level of purchases), should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund, provided the amounts are probable and reasonably estimable. We record such incentives during interim periods based on actual results achieved on a year-to-date basis and our expectation that purchase levels will be obtained to earn the rebate. The amounts are recorded as a reduction to cost of sales based on the purchase volume and inventory turns during the interim period. If actual purchase volume differs from management estimates, gross margin could be affected.

  Product Warranties

        We provide a 15-year limited warranty on Comtec products and a 25-year limited warranty on AZEK products. The Comtec product warranty guarantees against breakage, corrosion and delamination. AZEK products are guaranteed against manufacturing defects that cause the products to rot, corrode, delaminate, or excessively swell from moisture. Warranty reserves require a high level of judgment as our AZEK products have only been on the market for 7 years, so we must estimate warranty costs over a considerable length of time without significant historical data on warranty costs for this product. Management assesses warranty reserves based on sales by product as well as historical warranty costs which have been immaterial thus far. Management believes that the warranty reserves at December 31, 2005 are adequate. However, the impact resulting from the aforementioned factors could cause actual results to vary.

  Goodwill and Intangible Assets

        We account for cost of acquired assets in excess of fair value ("Goodwill") in accordance with SFAS No. 142. In accordance with SFAS No. 142, management reviews Goodwill for impairment annually or when events or circumstances indicate that its value may have declined.

        The Transaction was accounted for as a purchase business combination in accordance with SFAS No. 141, which required an allocation of the purchase price paid to the tangible and intangible net assets acquired based on their relative fair values as of the date of the Transaction. The total purchase price of approximately $385.0 million, which includes $25.0 million in transaction costs, was allocated to the acquired assets and liabilities based on their estimated fair values as of the date of the Transaction. In connection with this allocation of the purchase price, we completed our determination of our intangible assets, including the useful lives of those acquired in the Transaction. These new valuations are the basis for our future impairment evaluations under SFAS No. 142. Approximately $213.7 million was allocated to Goodwill, and approximately $88.1 million was allocated to intangible assets other than Goodwill. See Note 3, Acquisition of Predecessor Company, to our audited consolidated financial statements included elsewhere in this prospectus.

Results of Operations

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

        The following table summarizes certain information relating to the Predecessor and Successor operating results that have been derived from their financial statements. We believe the most useful comparison for analytical purposes is "Combined Predecessor and Successor" year ended December 31, 2005 versus the Predecessor's year ended December 31, 2004.

	Combined Predecessor and Successor	Successor	Predecessor
(Dollars in thousands)	Year Ended December 31, 2005(a)	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004
Net sales	$222,603	$140,672	$81,931	$171,060
Cost of sales	(171,930)	(113,076)	(58,854)	(121,121)

Gross margin	50,673	27,596	23,077	49,939
Selling, general and administrative expenses	(40,775)	(18,870)	(21,905)	(20,451)

Operating income	9,898	8,726	1,172	29,488
Interest expense, net	(23,035)	(21,175)	(1,860)	(14,082)
Miscellaneous, net	(226)	158	(384)	(266)

Income (loss) before income taxes	(13,363)	(12,291)	(1,072)	15,140
Income tax benefit (expense)	1,622	4,682	(3,060)	(5,870)

Net (loss) income	$(11,741)	$(7,609)	$(4,132)	$9,270

(a)
Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

        The following table summarizes certain information relating to the Predecessor and Successor operating results as a percentage of net sales and has been derived from the financial information presented above. We believe this presentation is useful to investors in comparing historical results. Certain amounts in the table may not sum due to the rounding of individual components.

	Combined Predecessor and Successor	Successor	Predecessor
	Year Ended December 31, 2005(a)	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	(77.2)	(80.4)	(71.8)	(70.8)

Gross margin	22.8	19.6	28.2	29.2
Selling, general and administrative expenses	(18.3)	(13.4)	(26.7)	(12.0)

Operating income	4.4	6.2	1.4	17.2
Interest expense, net	(10.3)	(15.1)	(2.3)	(8.2)
Miscellaneous, net	(0.1)	0.1	(0.5)	(0.2)

Income (loss) before income taxes	(6.0)	(8.7)	(1.3)	8.9
Income tax benefit (expense)	.7	3.3	(3.7)	(3.4)

Net (loss) income	(5.3%)	(5.4%)	(5.0%)	5.4%

(a)
Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, as well as the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

        Net Sales.    Net sales increased by $51.5 million or 30.1%, from $171.1 million for the year ended December 31, 2004, to $222.6 million for the year ended December 31, 2005. Overall, Vycom sales increased 45.2% from December 31, 2004 compared to December 31, 2005, and Compression sales increased 7.3% from December 31, 2004 compared to December 31, 2005. The increase in total net sales was primarily attributable to increased sales of AZEK products, as we continued to generate increased sales growth primarily from existing customers and markets, and secondarily from new customers through the continued build-out of our distribution network and to a lesser extent, the price changes discussed below. We sold 180.3 million pounds of product during fiscal 2005, which was a 22.0% increase over the 147.8 million pounds sold during fiscal 2004. We have also seen and will continue to see an improvement in selling prices through price increases in our branded AZEK products, as well as our Vycom non-fabricated products. A surcharge of 9% was put in place for our AZEK products in October and a price increase of 5% was enacted in July 2005. We have also seen an improvement in selling prices through price increases in our branded Comtec products as well as Compression and Vycom non-fabricated products.

        Cost of Sales.    Cost of sales increased by $50.8 million, or 41.9%, from $121.1 million for year ended December 31, 2004 to $171.9 million for the year ended December 31, 2005. The increase was primarily attributable to our increased Vycom sales volume, as well as increases in our raw material costs. Our average resin costs per pound increased 30% from the year ended December 31, 2004 compared to the year ended December 31, 2005.

        The Successor incurred a $5.2 million non-cash SFAS No. 141 fair value adjustment to increase inventory to its estimated selling price at May 11, 2005. This increase was then recognized through cost of sales during the period May 11, 2005 to December 31, 2005 as the related inventory was sold, which in turn increased our cost of sales.

        Gross Margin.    Gross margin increased by $0.8 million, or 1.5%, from $49.9 million for the year ended December 31, 2004 to $50.7 million for the year ended December 31, 2005. Gross margin as a percent of net sales declined from 29.2% for the year ended December 31, 2004 to 22.8% for the year ended December 31, 2005. This decrease was primarily attributable to the increase in resin prices during fiscal 2005. Improved selling prices and volume growth allowed us to mitigate the margin pressure from rising resin prices.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased by $20.3 million, or 99.4%, from $20.4 million, or 12.0% of sales for the year ended December 31, 2004 to $40.8 million, or 18.3% of net sales for the year ended December 31, 2005. The increase in selling, general and administrative expenses was primarily attributable to a one-time compensation charge of approximately $12.8 million relating to the vesting of certain restricted stock units upon the closing of the Transaction in 2005. The remaining increase was attributable to new executive management, increased sales staff for Vycom, and higher advertising and promotion expenses associated with the expansion of the AZEK brand, as well as increased amortization, which resulted from the amortization of additional intangibles associated with the Transaction.

        The $12.8 million relating to the vesting of restricted stock units was recorded by the Predecessor in the period January 1, 2005 to May 10, 2005, and funded from the purchase price of the Transaction. As such, there was no cash impact on the financial statements of the Successor relating to this compensation charge.

        Amortization of intangibles was approximately $1.5 million in the Successor period compared to approximately $15,000 in the Predecessor period January 1, 2005 to May 10, 2005. This increase was attributable to the additional $23.9 million of amortizable intangibles recorded by the Successor at May 11, 2005.

        Interest Expenses, net.    Interest expense, net increased by $8.9 million, or 63.6%, from $14.1 million for the year ended December 31, 2004 to $23.0 million for the same period in 2005. Interest expenses were higher due to the increase in total debt outstanding as a result of the Transaction and higher interest rates associated with the financing related thereto.

        Interest expense was significantly higher for the Successor period May 11, 2005 to December 31, 2005 compared to the Predecessor in the period January 1, 2005 to May 10, 2005 due to the higher levels of debt carried by the Successor bearing higher interest rates. The Successor also wrote off, and classified as part of interest expense, approximately $5.3 million in deferred financing costs related to the new Successor debt structure, which priced on June 29, 2005.

        Income Taxes.    Income tax expense decreased by $7.5 million from an income tax expense of $5.9 million for the year ended December 31, 2004 to a benefit of $1.6 million for the year ended December 31, 2005. The fluctuation in income taxes primarily relates to the change in federal tax reporting between the Predecessor and Successor periods. The Predecessor filed separate federal returns for operating companies, Compression Polymers Corp. and Vycom Corp., whereas the Successor will file its federal return on a consolidated basis. As a result of the Transaction, the Successor also recorded a significant deferred tax benefit of $4,867,000 for the period May 11, 2005 to December 31, 2005.

        Net Income.    Net income decreased by $21.0 million from $9.3 million for the year ended December 31, 2004 to a net loss of $11.7 million for the comparable period in 2005 largely as a result of the vesting of $12.8 million in restricted stock units as well as a higher debt level bearing higher interest rates in 2005. Higher resin costs accounted for the remainder of the decline. Net income as a percent of net sales decreased from 5.4% for the year ended December 31, 2004 to negative 5.3% for the comparable period in 2005.

Year Ended December 31, 2004 Compared with the Year Ended December 31, 2003

        The following table summarizes certain financial information relating to our operating results that have been derived from our financial statements:

	Years Ended December 31,
	2004	2003
Net sales	$171,060	$136,284
Cost of sales	(121,121)	(97,240)

Gross margin	49,939	39,044
Selling, general and administrative expenses	(20,451)	(17,111)

Operating income	29,488	21,933
Interest expense, net	(14,082)	(10,119)
Miscellaneous, net	(266)	(5)

Income before income taxes	15,140	11,809
Income tax expense	(5,870)	(4,531)

Net income	$9,270	$7,278

        The following table outlines, for the periods indicated, selected operating results as a percentage of net sales.

	Years Ended December 31,
	2004	2003
Net sales	100.0%	100.0%
Cost of sales	(70.8)	(71.4)

Gross margin	29.2	28.6
Selling, general and administrative expenses	(12.0)	(12.6)

Operating income	17.2	16.0
Interest expense, net	(8.2)	(7.4)
Miscellaneous, net	(0.2)	—

Income before income taxes	8.8	8.6
Income tax expense	(3.4)	(3.3)

Net income	5.4%	5.3%

        Net Sales.    Net sales increased by $34.8 million, or 25.5%, from $136.3 million for the fiscal year ended December 31, 2003 to $171.1 million for the fiscal year ended December 31, 2004. The growth in net sales was primarily driven by increased sales of Vycom, including our AZEK products, as well as increased sales of our basic non-fabricated products. This was partially offset by a decline in sales of our Comtec fabricated products. We sold 147.8 million pounds of product during fiscal 2004, which was a 29.5% increase over the 114.3 million pounds sold during fiscal 2003. During fiscal 2004, we implemented moderate price increases with respect to our AZEK products; however, our overall average selling price per pound decreased slightly due to the mix of products sold. Increased brand awareness and penetration of AZEK were the primary drivers of increased Vycom sales in fiscal 2004. This was the first year that sales of our Comtec products had declined over the previous year since the product was launched in 1990, largely the result of a significant reduction in state and local municipal funding for institutional construction projects. In late 2003, we refocused our marketing and selling efforts. This, together with a general economic recovery in the manufacturing sector, helped drive our above market growth in net sales during fiscal 2004.

        Cost of Sales.    Cost of sales increased by $23.9 million, or 24.6%, from $97.2 million for the fiscal year ended December 31, 2003 to $121.1 million for the fiscal year ended December 31, 2004. The increase in cost of sales was primarily attributable to our increased sales volume, as well as an increase in average resin prices per pound of approximately 15% over fiscal 2003. Cost of sales as a percent of net sales decreased from 71.4% for the fiscal year ended December 31, 2003 to 70.8% for the fiscal year ended December 31, 2004 as the growth in our sales outpaced the increase in our cost of sales for this year.

        Gross Margin.    Gross profit increased by $10.9 million, or 27.9%, from $39.0 million for the fiscal year ended December 31, 2003 to $49.9 million for the fiscal year ended December 31, 2004. Gross profit as a percent of net sales increased from 28.6% for the fiscal year ended December 31, 2003 to 29.2% for the fiscal year ending December 31, 2004. Despite increased resin prices during fiscal 2004, gross profit percentage increased as a result of a shift of our product mix to higher margin branded products, and continued realization of scale efficiencies and lower conversion costs stemming from new technologies, volume growth and our vertically integrated production processes which more than offset the resin price increase.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased by $3.3 million, or 19.5%, from $17.1 million for the fiscal year ended December 31, 2003 to $20.5 million for the fiscal year ended December 31, 2004. A majority of the increase in selling, general and administrative expenses was attributable to increased advertising and hiring of direct sales staff for our AZEK products.

        Interest Expense, net.    Interest expense, net increased by $4.0 million, or 39.2%, from $10.1 million for fiscal year ended December 31, 2003 to $14.1 million for the fiscal year ended December 31, 2004. The increase was largely attributable to higher interest expense of $4.0 million from the financing expenses associated with recapitalizing the company, as well as higher amortization expenses.

        Net Income.    Net Income increased by $2.0 million, or 27.4%, from $7.3 million for fiscal year ended December 31, 2003 to $9.3 million for the fiscal year ended December 31, 2004 as a result of the reasons described above. Net income as a percent of sales increased from 5.3% for the fiscal year ended December 31, 2003 to 5.4% for the fiscal year ended December 31, 2004.

Segment Results of Operations

        The following discussion provides a review of results for our two business segments: Vycom, which includes products such as AZEK and Celtec, as well as other branded highly engineered, metal and wood replacement products; and Compression, which includes highly engineered fabricated products such as Comtec bathroom and lockeroom products. The components of each business unit are based on similarities in product line, production processes and methods of distribution and are considered reportable segments under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Corporate overhead costs, which include corporate payroll costs, as well as corporate related professional fees, are not allocated to segments, and as such are discussed separately.

Vycom—For the Year Ended December 31, 2005 Compared with the Year Ended December 31, 2004

        The following table summarizes certain financial information relating to the Vycom segment results that have been derived from its financial statements. We believe the most useful comparison for analytical purposes is "Combined Predecessor and Successor" year ended December 31, 2005 versus the Predecessor's year ended December 31, 2004.

	Combined Predecessor and Successor	Successor
			Predecessor
		Period May 11, 2005 to December 31, 2005
(Dollars in thousands)	Year Ended December 31, 2005(a)		Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004
Net sales	$149,694	$91,309	$58,385	$103,090
Cost of sales	(109,567)	(68,426)	(41,141)	(68,567)

Gross margin	40,127	22,883	17,244	34,523
Selling, general and administrative expenses	(17,870)	(11,636)	(6,234)	(13,042)

Operating income	22,257	11,247	11,010	21,481
Interest expense, net	(10,745)	(8,745)	(2,000)	(8,363)
Miscellaneous, net	(123)	146	(269)	(160)

Income before income taxes	11,389	2,648	8,741	12,958
Income tax expense	(3,809)	(749)	(3,060)	(4,604)

Net income	$7,580	$1,899	$5,681	$8,354

(a)
Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expense as a result of the Transaction.

        Net Sales.    Net sales increased by $46.6 million or 45.2%, from $103.1 million for the year ended December 31, 2004, to $149.7 million for the year ended December 31, 2005, reflecting strong AZEK volume growth, as well as higher sales of Celtec products that are focused on industrial sectors. Overall, we sold 131.3 million pounds of product during fiscal 2005, which was a 33.6% increase over the 98.3 million pounds sold during fiscal 2004. This increase was primarily attributable to an increase in sales of AZEK products, as we continued to generate increased sales primarily from existing customers and markets, and secondarily from new customers through the continued build-out of our distribution network. Other Vycom product sales in the first half of 2005 were slightly below the comparable period last year since we shifted the mix of our products towards AZEK to meet its rapid growth. The addition of new capacity in the third and fourth quarters of 2005 has allowed us to better serve industrial market demand at Vycom. We have also seen an improvement in selling prices through moderate price increases in our branded AZEK products and Vycom's industrial product offerings. A surcharge of 9% was put in place for our AZEK products in October and a price increase of 5.0% was enacted in July 2005.

        Cost of Sales.    Cost of sales increased by $41.0 million, or 59.8%, from $68.6 million for the year ended December 31, 2004 to $109.6 million for the year ended December 31, 2005. The increase was primarily attributable to our increased sales volume, as well as our company's 30% increase in average resin prices per pound during fiscal 2005.

        Gross Margin.    Gross margin increased by $5.6 million, or 16.2%, from $34.5 million for the year ended December 31, 2004 to $40.1 million for the year ended December 31, 2005, reflecting strong AZEK volume growth. Gross margin as a percent of net sales declined from 33.5% for the year ended December 31, 2004 to 26.8% for the year ended December 31, 2005. This decrease was primarily attributable to the increase in material prices during fiscal 2005. Improved selling prices and volume growth, allowed us to partially mitigate the margin pressure from rising raw material prices.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased by $4.8 million, or 37.0%, from $13.0 million, or 12.7% of sales for the year ended December 31, 2004 to $17.9 million, or 11.9% of net sales for the same period in 2005. The increase in selling, general and administrative expenses was primarily attributable to increased sales staff for AZEK, and higher advertising and promotion expenses associated with the expansion of the AZEK brand.

        The Successor period also includes increased depreciation and amortization costs related to the increased fixed asset values and higher intangible assets that we recorded in conjunction with the Transaction.

        Interest Expenses, net.    Interest expense, net increased by $2.4 million, or 28.5%, from $8.4 million for the year ended December 31, 2004 to $10.7 million for the same period in 2005. Interest expenses were higher due to the increase in total debt outstanding as a result of the Transaction and higher interest rates associated with the financing related thereto.

        Interest expense was significantly higher from the Predecessor period January 1, 2005 to May 10, 2005 compared to the Successor period due to the higher levels of debt carried by the Successor refinancing bearing higher interest rates.

        Net Income.    Net income decreased by $0.8 million from $8.4 million for the year ended December 31, 2004 to net income of $7.6 million for the year ended December 31, 2005, primarily as a result of the impact of increases in interest expense and higher resin costs that were partially offset by volume growth and selling price improvements. Net income as a percent of net sales decreased from 8.1% for the year ended December 31, 2004 to 5.1% for the year ended December 31, 2005.

Vycom—For the Year Ended December 31, 2004 Compared with the Year Ended December 31, 2003

        The following table summarizes certain financial information relating to our Vycom segment operating results that have been derived from its financial statements:

(Dollars in thousands)	Year Ended December 31, 2004	Year Ended December 31, 2003
Total net sales	$103,090	$69,468
Cost of sales	(68,567)	(47,612)

Gross margin	34,523	21,856
Selling, general and administrative expenses	(13,042)	(8,612)

Operating income	21,481	13,244
Interest expense, net	(8,363)	(4,753)
Miscellaneous, net	(160)	—

Income before income taxes	12,958	8,491
Income tax expense	(4,604)	(3,030)

Net income	$8,354	$5,461

        Net Sales.    Net sales increased by $33.6 million or 48.4%, from $69.5 million for the year ended December 31, 2003, to $103.1 million for the year ended December 31, 2004. The growth in net sales was driven by increased sales of AZEK products, as we continued to generate increased sales primarily from new customers through continued market penetration and continued growth in our Celtec industrial products. Overall, we sold 98.3 million pounds of product during fiscal 2004, which was a 40.4% increase over the 70.0 million pounds sold during fiscal 2003.

        Cost of Sales.    Cost of sales increased by $21.0 million, or 44.0%, from $47.6 million for the year ended December 31, 2003 to $68.6 million for the year ended December 31, 2004. The increase was primarily attributable to our increased sales volume, as well as our company's 15% increase in average resin prices per pound during fiscal 2004.

        Gross Margin.    Gross margin increased by $12.7 million, or 58.0%, from $21.9 million for the year ended December 31, 2003 to $34.5 million for the year ended December 31, 2004. Gross margin as a percent of net sales increased from 31.5% for the year ended December 31, 2003 to 33.5% for the year ended December 31, 2004. This increase was primarily attributable to increased sales volume of a more favorable product mix due to increased sales of higher margin branded products.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased by $4.4 million, or 51.4%, from $8.6 million, or 12.4% of sales for the year ended December 31, 2003 to $13.0 million, or 12.7% of net sales for the year ended December 31, 2004. The increase in selling, general and administrative expenses was primarily attributable to increases from higher advertising and promotion expenses associated with the expansion of the AZEK brand.

        Interest Expense, net.    Interest expense, net increased by $3.6 million, or 76.0%, from $4.8 million for the year ended December 31, 2003 to $8.4 million for the year ended December 31, 2004. Interest expenses were higher due to the increase in total debt outstanding and higher interest rates, as well as higher amortization of deferred financing costs in 2004.

        Net Income.    Net income increased by $2.9 million from $5.5 million for the year ended December 31, 2003 to net income of $8.4 million for the year ended December 31, 2004, as a result of reasons described above, including strong growth that was only partially countered by the impact of higher interest expense. Net income as a percent of net sales increased from 7.9% for the year ended December 31, 2003 to 8.1% for the year ended December 31, 2004.

Compression—Year Ended December 31, 2005 Compared with the Year Ended December 31, 2004

        The following table summarizes certain information relating to the Compression segment that has been derived from its financial statements. We believe the most useful comparison for analytical purposes is "Combined Predecessor and Successor" year ended December 31, 2005 versus for the Predecessor's year ended December 31, 2004.

	Combined Predecessor and Successor	Successor
			Predecessor
		Period May 11, 2005 to December 31, 2005
(Dollars in thousands)	Year Ended December 31, 2005(a)		Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004
Net sales	$72,909	$49,363	$23,546	$67,970
Cost of sales	(62,363)	(44,650)	(17,713)	(52,554)

Gross margin	10,546	4,713	5,833	15,416
Selling, general and administrative expenses	(6,729)	(4,391)	(2,338)	(5,187)

Operating income	3,817	322	3,495	10,229
Interest expense, net	(12,290)	(12,430)	140	(5,719)
Miscellaneous, net	(103)	12	(115)	(106)

(Loss) income before income taxes	(8,576)	(12,096)	3,520	4,404
Income tax benefit (expense)	5,431	5,431	—	(1,266)

Net (loss) income	$(3,145)	$(6,665)	$3,520	$3,138

(a)
Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expenses as a result of the Transaction.

        Net Sales.    Net sales increased by $4.9 million or 7.3%, from $68.0 million for the year ended December 31, 2004, to $72.9 million for the year ended December 31, 2005. This increase was primarily attributable to an increase in sales primarily from existing customers in our non-fabricated, industrial business as well as a slight increase in sales within Comtec, the fabrication component of our Compression segment. We have also seen an improvement in selling prices through moderate price increases in Compression products during the year ended December 31, 2005. From August through October, we increased the selling prices of fabricated products over 24.0% for partitions and 5.0% for locker sales. These pricing actions will be realized as the orders are released over a 180-day cycle. Overall, we sold 48.9 million pounds of product during fiscal 2005, which was a slight decrease of 1.2% from the 49.5 million pounds sold during fiscal 2004.

        Cost of Sales.    Cost of sales increased by $9.8 million, or 18.7%, from $52.6 million for the year ended December 31, 2004 to $62.4 million for the year ended December 31, 2005. This increase was primarily attributable to our company's 30% increase in average resin prices per pound during fiscal 2005. The increase was also attributable to increased hardware costs for partitions and lockers due to higher steel prices.

        Gross Margin.    Gross margin decreased by $4.9 million, or 31.6%, from $15.4 million for the year ended December 31, 2004 to $10.5 million for the year ended December 31, 2005. Gross margin as a percent of net sales decreased from 22.7% for the year ended December 31, 2004 to 14.5% for the year ended December 31, 2005. This decrease was primarily attributable to margin pressure from rising raw material prices, which was only partially offset by improved selling prices during the last six months of fiscal 2005.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased by $1.5 million, or 29.7%, from $5.2 million, or 7.6% of sales for the year ended December 31, 2004 to $6.7 million, or 9.2% of net sales for the year ended December 31, 2005. The increase in selling, general and administrative expenses was primarily attributable to increased depreciation and amortization, which resulted from the amortization of additional intangibles and increased depreciation from the new fixed asset values associated with the Transaction.

        The Successor period includes increased depreciation and amortization costs related to the increased fixed asset values and higher intangibles assets that we recorded in conjunction with the Transaction.

        Interest Expenses, net.    Interest expense, net increased by $6.6 million, or 114.9%, from $5.7 million for the year ended December 31, 2004 to $12.3 million for the year ended December 31, 2005. Interest expenses were higher due to the increase in total debt outstanding as a result of the Transaction and higher interest rates associated with the financing related thereto.

        Interest expense was significantly higher from the Predecessor period January 1, 2005 to May 10, 2005 compared to the Successor period due to the higher levels of debt carried by the Successor bearing higher interest rates. The Successor also wrote off, and classified as part of interest expense, approximately $5.3 million in deferred financing costs related to the Successor debt refinancing which priced on June 29, 2005.

        Net Income.    Net income decreased by $6.3 million from net income of $3.1 million for the year ended December 31, 2004 to a net loss of $3.1 million for the year ended December 31, 2005, primarily as a result of the increase in interest expense, the impact of significantly higher raw material costs, as well as from the one-time compensation charge relating to the unfavorable impact from the vesting of restricted stock units. Net income as a percent of net sales decreased from 4.6% for the year ended December 31, 2004 to a negative 4.3% for the year ended December 31, 2005.

Compression—The Year Ended December 31, 2004 Compared with the Year Ended December 31, 2003

        The following table summarizes certain financial information relating to the Compression segment operating results that have been derived from its financial statements:

	Year Ended December 31, 2004	Year Ended December 31, 2003
	(Dollars in thousands)
Total net sales	$67,970	$66,816
Cost of sales	(52,554)	(49,628)

Gross margin	15,416	17,188
Selling, general and administrative expenses	(5,187)	(6,713)

Operating income	10,229	10,475
Interest expense, net	(5,719)	(5,366)
Miscellaneous, net	(106)	(5)

Income before income taxes	4,404	5,104
Income tax expense	(1,266)	(1,501)

Net income	$3,138	$3,603

        Net Sales.    Net sales increased by $1.2 million or 1.7%, from $66.8 million for the year ended December 31, 2003, to $68.0 million for the year ended December 31, 2004. This increase was primarily attributable to an increase in sales volume primarily from existing customers, as well as an increase in the selling price of non-fabricated products of 2.0% for the year ended December 31, 2004 compared to the year ended December 31, 2003. Overall, we sold 49.4 million pounds of product during fiscal 2004, which was a 2.1% increase over the 48.4 million pounds sold during fiscal 2003.

        Cost of Sales.    Cost of sales increased by $2.9 million, or 5.9%, from $49.6 million for the year ended December 31, 2003 to $52.6 million for the year ended December 31, 2004. The increase was primarily attributable to our company's 15% increase in average resin prices per pound during fiscal 2004, and slight increases in partition and locker hardware costs within the fabrication division during fiscal 2004 due to higher steel costs.

        Gross Margin.    Gross margin decreased by $1.8 million, or 10.3%, from $17.2 million for the year ended December 31, 2003 to $15.4 million for the year ended December 31, 2004. This decrease was primarily attributable to increased raw material costs and hardware costs as described above. Gross margin as a percent of net sales decreased from 25.7% for the year ended December 31, 2003 to 22.7% for the year ended December 31, 2004.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses decreased by $1.5 million, or 22.7%, from $6.7 million, or 10.0% of sales for the year ended December 31, 2003 to $5.2 million, or 7.6% of net sales for the year ended December 31, 2004. The decrease in selling, general and administrative expenses was primarily attributable to decreases in marketing and advertising expenses due to our integrated selling and marketing efforts for non-fabricated products implemented in 2004.

        Net Income.    Net income decreased by $0.5 million from $3.6 million for the year ended December 31, 2003 to $3.1 million for the year ended December 31, 2004, as a result of reasons described above, including the impact of significantly higher raw material costs. Net income as a percent of net sales decreased from 5.4% for the year ended December 31, 2003 to 4.6% for the year ended December 31, 2004.

Corporate Overhead Costs—The Year Ended December 31, 2005 compared to the Year Ended December 31, 2004.

        The following table summarizes certain information relating to our corporate overhead costs, which include corporate payroll costs, as well as corporate related professional fees. We believe the most useful comparison for analytical purposes is "Combined Predecessor and Successor" year ended December 31, 2005 versus for the Predecessor's year ended December 31, 2004.

	Combined Predecessor and Successor	Successor
			Predecessor
		Period May 11, 2005 to December 31, 2005
(Dollars in thousands)	Year Ended December 31, 2005(a)		Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004
Net sales	$—	$—	$—	$—
Cost of sales	—	—	—	—

Gross margin	—	—	—	—
Selling, general and administrative expenses	(16,176)	(2,843)	(13,333)	(2,222)

Operating loss	(16,176)	(2,843)	(13,333)	(2,222)
Interest expense, net	—	—	—	—
Miscellaneous, net	—	—	—	—

Loss before income taxes	(16,176)	(2,843)	(13,333)	(2,222)
Income tax benefit (expense)	—	—	—	—

Net loss	$(16,176)	$(2,843)	$(13,333)	$(2,222)

(a)
Represents the mathematical addition of the Predecessor period January 1, 2005 to May 10, 2005 and the Successor period May 11, 2005 to December 31, 2005. The Combined Predecessor and Successor results of operations are not indicative of our future results of operations or results of operations that would have actually occurred had the Transaction of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in the related estimated useful lives of the assets at May 11, 2005, as well as changes in interest and income tax expense as a result of the Transaction.

        Selling, General and Administrative expenses.    Corporate selling, general and administrative expenses increased by $14.0 million, or 628.0%, from $2.2 million for the year ended December 31, 2004 to $16.2 million for the year ended December 31, 2005. The increase in selling, general and administrative expenses was primarily attributable to a one-time compensation charge in the Predecessor period of approximately $12.8 million relating to the vesting of certain restricted stock units upon the closing of the Transaction in 2005. This amount was funded by the Predecessor from the purchase price of the Transaction. As such, there was no cash impact on the financial statements of the Successor related to this compensation charge.

Corporate Overhead Costs—The Year Ended December 31, 2004 compared to the Year Ended December 31, 2003.

        The following table summarizes certain information relating to our corporate overhead costs, which include corporate payroll costs, as well as corporate related professional fees:

	Year Ended December 31, 2004	Year Ended December 31, 2003
	(Dollars in thousands)
Total net sales	$—	$—
Cost of sales	—	—

Gross margin	—	—
Selling, general and administrative expenses	(2,222)	(1,786)

Operating loss	(2,222)	(1,786)
Interest expense, net	—	—
Miscellaneous, net	—	—

Income before income taxes	(2,222)	(1,786)
Income tax expense	—	—

Net income	$(2,222)	$(1,786)

        Selling, General and Administrative expenses.    Corporate overhead costs increased by $0.4 million, or 24.4%, from $1.8 million, for the year ended December 31, 2003 to $2.2 million, for the year ended December 31, 2004. The increase in corporate overhead costs was primarily attributable to increases in professional service fees from 2003 compared to December 31, 2004.

Liquidity and Capital Resources

        Our primary cash needs are working capital (largely inventory to support growing sales), capital expenditures and debt service. We have historically financed these cash requirements through internally generated cash flow and debt financings. In connection with the Transaction, we entered into a senior secured revolving credit facility as described below. These facilities will provide additional liquidity to support growth.

        Cash provided by operating activities was $35.1 million for the fiscal year ended December 31, 2005, compared with $10.5 million and $20.3 million in the fiscal years ended December 31, 2004 and 2003, respectively. The increase in cash provided by operating activities reflects higher earnings before non-cash expenses (depreciation and the write-off of deferred financing costs); stronger business performance; improved accounts receivable collections; and higher accounts payable levels caused by the increase in raw material purchases due to the advanced orders for the annual "early buy" program associated with Vycom's AZEK product line, at year end 2005. We benefit from quick collection cycles for our AZEK products, our largest and fastest growing product line. This benefit is supplemented by extended payment terms for raw material purchases.

        Cash used in investing activities was $234.5 million for the fiscal year ended December 31, 2005, compared to $7.3 million and $5.9 million for the fiscal years ended December 31, 2004 and 2003, respectively. The increase in cash used in investing activities in 2005 primarily related to $212.8 million from the acquisition of equity interests in the Predecessor in connection with the Transaction, as well as $21.8 million in capital expenditures primarily for the development of a new facility for Vycom to support the growth of our AZEK product line. The increase in cash used in investing activities in 2004 was primarily the result of a 2003 adjustment made to the final purchase price of Capitol Partitions, an acquisition the Predecessor made in 2002. We estimate that capital expenditures for fiscal 2006 will be $20 million to $25 million.

        Cash provided from financing activities was $211.5 million for the year ended December 31, 2005, compared with cash used of $5.0 million and cash used of $11.8 million in the fiscal years ended December 31, 2004 and 2003, respectively. Cash provided by financing activities in 2005 primarily represented the impact of the Transaction and financing of the company on May 10, 2005, which included $165.1 million from the issuance of equity, as well as $220.0 million from the proceeds of long-term debt and the revolving credit facility, offset by the payment of $140.2 million of Predecessor long-term debt and approximately $25.0 million in debt issuance costs related to the Transaction. Cash flows from financing activities in 2005 also includes the payment of $220.0 million related to the May 10, 2005 financing and proceeds of $220.0 related to the refinancing and issuance of $65.0 million of senior floating rate notes, $150.0 million in senior fixed rate notes and $5.0 million in borrowings from our revolving credit facility. Net cash provided from financing activities in 2005 also reflects a $5.0 million pay down on the outstanding loans under our revolving credit facility. Cash used in financing activities in 2004 was primarily associated with the refinancing of the Predecessor in March 2004 as well as $53.0 million partner distribution. In fiscal year ended December 31, 2004, we paid down $3.0 million of debt above and beyond scheduled amortization.

        Floating Rate Notes and Fixed Rate Notes.    In connection with the Transaction, we issued $215.0 million of indebtedness on May 10, 2005. On June 29, 2005, we priced a refinancing of the Transaction debt with the issuance of $65.0 million of Senior Floating Rate Notes due 2012 and $150.0 million of 10 1/2% Senior Notes due 2013 (collectively, the "Outstanding Notes"). In connection with the Santana Acquisition, we issued an additional $30.0 million of Senior Floating Rate Notes due 2012 (together with the Outstanding Notes, the "Notes") under the same indenture, dated as of July 5, 2005, pursuant to which we previously issued the Outstanding Notes. The indenture governing the Notes, which is material to our company, contains a number of covenants that, among other things, restrict our ability, and the ability of any subsidiary guarantors, subject to certain exceptions, to sell assets, incur additional debt, repay other debt, pay dividends and distributions on our capital stock or repurchase our capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations and engage in certain transactions with affiliates. For more information concerning these covenants, including with respect to our ability to incur additional debt, see "—Covenant Ratios in Indenture and Senior Secured Credit Facility" below, as well as "Description of Exchange Notes." As of December 31, 2005, we were in compliance with all covenants contained in the indenture governing the Notes.

        Senior Secured Credit Facility.    Concurrently with the closing of the Transaction, we entered into a senior secured revolving credit facility that provides availability of up to $40.0 million. However, the amount of borrowing capacity available is limited to an amount equal to the sum of (a) 85% of our accounts receivable and (b) 60% of our inventory. The borrowings under the senior secured revolving credit facility are available until its maturity in 2011 to fund our ongoing working capital requirements, capital expenditures and other general corporate needs. Indebtedness under the senior secured revolving credit facility is secured by substantially all of our present and future assets. In addition, the senior secured credit facility is guaranteed by Compression Polymers Holding II and all of our domestic subsidiaries, including Compression Polymers Corp. and Vycom Corp.

        The senior secured revolving credit facility, which is material to our company, imposes certain restrictions on us, including restrictions on our ability to incur additional indebtedness or issue guarantees, grant liens, make fundamental changes in our business, corporate structure or capital structure, including, among other things, entering into mergers, acquisitions and other business combinations, make loans and investments, enter into transactions with affiliates, modify or waive material agreements in a manner that is adverse in any material respect to the lenders, or prepay or repurchase subordinated indebtedness. In addition, the senior secured revolving credit facility includes a material financial covenant that requires us to maintain at all times a maximum total senior secured leverage ratio less than or equal to 1.5 to 1.0. For more details of the terms of the senior secured credit facility, see "—Covenant Ratios in Indenture and Senior Secured Credit Facility" below, as well as "Description of Certain Indebtedness." As of December 31, 2005, we were in compliance with all covenants contained in our senior secured credit facility.

        On March 12, 2004, the Predecessor refinanced its then outstanding term loans by establishing a First and Second Lien term loan. All then existing bank debt was repaid in connection with the Transaction.

        Change in Control Provisions in Indebtedness.    The occurrence of certain kinds of change of control events would constitute an event of default under the agreement governing our senior secured revolving credit facility, and would also trigger a requirement under the indenture governing the Notes to offer to repurchase all then outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, unless all Notes have been previously called for redemption. A default under our senior secured revolving credit facility would result in a default under the indenture governing the Notes if the lenders accelerate the debt under our senior secured revolving credit facility. In addition, our failure to purchase tendered Notes would constitute an event of default under the indenture governing the notes, which in turn, would constitute a default under our senior secured revolving credit facility. Moreover, our senior secured revolving credit facility restricts our ability to repurchase the Notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase Notes unless we first repay all indebtedness outstanding under our senior secured revolving credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all.

        Covenant Ratios in Indenture and Senior Secured Credit Facility.    As discussed above under "—Senior Secured Credit Facility," the credit agreement governing our senior secured credit facility includes a material financial covenant that requires us to maintain at all times a maximum total senior secured leverage ratio less than or equal to 1.5 to 1.0 (referred to in the credit agreement as the "Senior Secured Leverage Ratio"). The Senior Secured Leverage Ratio, for the twelve-month period ending on the last day of any fiscal quarter, is defined in the credit agreement as the ratio of (a) senior secured indebtedness on the last day of such period to (b) "Consolidated EBITDA," or earnings before interest, taxes, depreciation and amortization for the such twelve-month period, which we refer to herein as "Adjusted EBITDA," in each case calculated on a pro forma basis as provided below. Non-compliance with this financial covenant could result in an event of default under our credit agreement and, under certain circumstances, a requirement to immediately repay all amounts outstanding under the credit agreement and could trigger a cross-default under our indenture governing the Notes or other indebtedness we may incur in the future.

        In addition, the indenture governing the Notes includes a material covenant limiting the amount of indebtedness that we and our subsidiaries may incur. Under the indenture, we and the subsidiary guarantors are permitted to incur indebtedness only if the ratio of Adjusted EBITDA (referred to in the indenture as "Consolidated EBITDA") for the four most recent full fiscal quarters to certain fixed charges for such period, calculated on a pro forma basis is greater than 2.0 to 1.0 (referred to in the indenture as the "Consolidated Fixed Charge Coverage Ratio") or, if the ratio is less, only if the indebtedness falls into specified debt baskets, including, for example, a credit agreement debt basket, an existing debt basket, a capital lease and purchase money debt basket, an intercompany debt basket, a permitted guarantee debt basket, a hedging debt basket, a letter of credit basket, an acquired debt basket and a general debt basket. Non-compliance with this covenant could result in an event of default under the indenture and, under certain circumstances, a requirement to immediately repay all amounts outstanding under the Notes and could trigger a cross-default under our credit agreement or other indebtedness we may incur in the future.

        Adjusted EBITDA is calculated similarly under both the credit agreement and the indenture governing the Notes by adding consolidated net income, income taxes, interest expense, depreciation and amortization and other non-cash expenses, income or loss attributable to discontinued operations and amounts payable pursuant to the management agreement with AEA Investors. In addition, consolidated net income is adjusted to exclude, among other items: after-tax gains or losses from asset sales; unrealized gains or losses arising from hedging agreements or derivative instruments; any after-tax extraordinary or nonrecurring gains or losses and any unusual or nonrecurring charges (including severance, relocation costs and one-time compensation charges or restructuring charges or reserves related to the closure of facilities), including any expenses, gains or losses incurred in connection with any issuance of debt or equity; any non-cash compensation charges arising from the grant or issuance of equity instruments; fees, costs and expenses in connection with any acquisition (including the Transaction), including, without limitation, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating thereto and write-offs of any debt issuance costs relating to Indebtedness being retired or repaid in connection with such acquisition, as well as bonus payments paid to employees in connection with such acquisition; any amortization of premiums, fees, or expenses incurred in connection with the Transaction or any other acquisition, or any non-cash write-ups and non-cash charges relating to inventory, fixed assets, intangibles or goodwill, as permitted by Accounting Principles Board Opinions Nos. 16 and 17, respectively; any non-cash impact attributable to the application of purchase method of accounting in accordance with GAAP; the cumulative effect of a change in accounting principles; and any impairment charge or asset write-off pursuant to SFAS No. 142 and No. 144 and the amortization of intangibles arising pursuant to SFAS No. 141.

        In calculating the ratios, our Adjusted EBITDA, senior secured indebtedness and fixed charges, as the case may be, are each adjusted by giving pro forma effect to acquisitions and dispositions that occurred in the prior four quarters, including certain cost savings and synergies, if any, expected to be obtained in the succeeding six months. Accordingly, the ratios presented below give pro forma effect to the Transaction, which closed on May 10, 2005.

        The following table sets forth the Senior Secured Leverage Ratio pursuant to our credit agreement, as well as the amount of senior secured indebtedness and Adjusted EBITDA.

(Dollars in thousands)	Covenant Amount	Combined Predecessor and Successor Year Ended December 31, 2005
Senior Secured Leverage Ratio	Maximum of 1.5x	0.03	x
Senior secured indebtedness		$1,055

Adjusted EBITDA		$38,169

        The following table sets forth the Consolidated Fixed Charge Coverage Ratio, as well as the amount of fixed charges and Adjusted EBITDA.

(Dollars in thousands)	Combined Predecessor and Successor Year Ended December 31, 2005
Consolidated Fixed Charge Coverage Ratio	1.67	x
Adjusted EBITDA(1)	$38,169

Fixed charges(1)	$22,802

(1)
The Consolidated Fixed Charge Coverage Ratio is calculated under the indenture by dividing Adjusted EBITDA (which includes fixed charges) by fixed charges. In accordance with the indenture, fixed charges, calculated on a pro forma basis after giving effect to the Transaction, include consolidated interest expense, net, of $24.2 million and exclude the amortization of $1.4 million of deferred financing costs. The variable portion of interest expense was calculated using a LIBOR rate of 3.73%.

        The following table provides the calculation of Adjusted EBITDA, pursuant to the covenants described above in our credit agreement and indenture, for the fiscal year ended December 31, 2005.

(in thousands)	Combined Predecessor and Successor Year Ended December 31, 2005
Net loss(a)	$(11,741)
Interest expense, net(a)	23,035
Income tax (benefit) expense	(1,622)
Depreciation and amortization	9,560
SFAS 141 inventory adjustment(b)	5,185
Relocation and hiring costs(c)	496
Retiring executive costs(d)	188
Management fee(e)	217
Non-cash restricted stock unit charge(f)	12,851

Adjusted EBITDA	$38,169

(a)
Net loss and interest expense each includes the amortization of approximately $1.0 million of deferred financing costs as well as a write off of $5.3 million in deferred financing costs classified as interest expense.

(b)
We incurred a non-cash SFAS No. 141 fair value adjustment to increase inventory to its estimated selling price at May 11, 2005. This increase was then recognized as an increase to cost of sales during the period May 11, 2005 to December 31, 2005 as the related inventory was sold.

(c)
Represents a charge related to the relocation and hiring costs incurred upon the replacement and expansion of our executive management team in fiscal 2005.

(d)
A sales executive and co-founder of the business has retired and his position has not been and will not be replaced. Therefore, this adjustment reflects the elimination of his salary and benefits as if he had been retired during the periods presented.

(e)
Represents the elimination of the J.H. Whitney & Co., LLC and Clearview Capital, LLC management fee that has historically been charged during the periods presented. AEA Investors has agreed not to charge a management fee for the first year following the Transaction. After that, our board will determine whether a fee will be paid to AEA Investors and the amount of such fee, subject to the limitations under "Description of Exchange Notes—Certain Covenants—Limitation on Transactions with Affiliates."

(f)
We incurred a one-time compensation charge of approximately $12.8 million relating to the vesting of certain restricted units upon closing of the Transaction. This amount was funded by the seller, Compression Polymers Holding LLC, our Predecessor, from the purchase price of the Transaction. As such, there was no cash impact on the financial statements of the Successor related to this compensation charge. The remaining $51,000 represents non-cash charges associated with the vesting of certain restricted common units previously awarded to management.

        While the determination of appropriate adjustments in the calculation of Adjusted EBITDA is subject to interpretation under our debt agreements, management believes the adjustments described above are in accordance with the covenants in our credit agreement and indenture, as discussed above. Adjusted EBITDA should not be considered in isolation or construed as an alternative to our net income or other measures as determined in accordance with GAAP. In addition, other companies in our industry or across different industries may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

        Related Party Transactions.    On December 27, 2004, certain of the Predecessor's stockholders created a related party entity and purchased land, building and other personal property for a total of $1,500,000. The Predecessor then entered into a 20-year lease with the related entity in order to replicate certain of its manufacturing operations in the new facility in 2005. Pursuant to a condition to the consummation of the transactions contemplated in the Transaction between the Predecessor and the Successor, this lease was amended and restated on May 10, 2005. The initial term of the amended lease commenced on May 10, 2005 and will continue until May 10, 2009. Upon the expiration of the initial term, the lessee may extend the term for five additional four-year terms. An annual rent of $492,800 for the first lease year is payable in monthly installments of $41,067. The rent increases by 1% annually per year through the term of the lease. As a further condition to the consummation of the transactions, the Successor purchased from the Lessor an option, beginning January 1, 2006 and expiring January 1, 2009, to purchase the land, building and fixtures for $4,000,000. For additional information regarding our related party transactions, see "Certain Relationships and Related Party Transactions."

        Long-term Liquidity.    At December 31, 2005, we had $38,945,000 available under our revolving credit facility. We anticipate that the funds generated by our operations, as well as funds available under our senior secured revolving facility, will be sufficient to meet working capital requirements and to finance capital expenditures over the next several years. There can be no assurance, however, that our business will generate sufficient cash flow from operations, that anticipated net sales growth and operating improvements will be realized or that future borrowings will be available under our senior secured revolving credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, will depend upon our future performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. Some other risks that could materially adversely affect our ability to meet our debt service obligations include, but are not limited to, risks related to increases in the cost and lack of availability of resin and our ability to pass through costs or price increases to cover such costs, our ability to protect our intellectual property, rising interest rates, a decline in gross domestic product levels, weakening of the residential, commercial and institutional construction markets, the loss of key personnel, our ability to continue to invest in equipment, and a decline in relations with our key distributors and dealers.

Impact of the Transaction and the Santana Acquisition

        In connection with the Transaction, we repaid approximately $138.5 million of our existing indebtedness; however, we assumed a $1.5 million capital lease obligation and a $168,000 note payable. In addition, we incurred significant additional indebtedness ($215.0 million) that we refinanced with the issuance of the Notes described above. We also entered into a senior secured revolving credit facility, which provides for borrowings of up to $40.0 million. In connection with the Santana Acquisition, we borrowed approximately $5.3 million under our senior secured revolving credit facility, and incurred $30.0 million of indebtedness from the issuance of additional senior floating rate notes, which amounts were used to fund the purchase price of the Santana Acquisition. As a result of this indebtedness, our interest expense has been, and will continue to be, significantly higher than in periods prior to the Transaction and the Santana Acquisition. AEA Investors has agreed not to charge a management fee for the first year following the Transaction. After that, our board will determine whether a fee will be paid to AEA Investors and the amount of such fee, subject to the limitations in the indenture governing the Notes.

        The Transaction was accounted for as a purchase business combination in accordance with SFAS No. 141, which required an allocation of the purchase price paid to the tangible and intangible net assets acquired based on their relative fair values as of the date of the Transaction. The total purchase price of approximately $385.0 million, which includes $25.0 million in transaction costs, was allocated to the acquired assets and liabilities based on their estimated fair values as of the date of the Transaction. In connection with this allocation of the purchase price, we completed our determination of our intangible assets, including the useful lives of those acquired in the Transaction. These new valuations are the basis for our future impairment evaluations under SFAS No. 142. These new valuations have resulted in increased depreciation and amortization expenses with respect to our assets. See Note 3, Acquisition of Predecessor Company, to our audited consolidated financial statements included elsewhere in this prospectus.

        In addition, the Santana Acquisition will be accounted for as a purchase business combination in conformity with SFAS No. 141, with intangible assets recorded in conformity with SFAS No. 142, requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of the Santana Acquisition. This allocation of the estimated purchase consideration to assets and liabilities is in the preliminary stages and we have not yet begun the detailed review process to determine the amount of any write-up or write-down to fair value of our net assets in connection with the Santana Acquisition. A valuation study performed by an independent third party will be completed following the closing of the Santana Acquisition, which will change the purchase price allocation and may result in additional depreciation of property and equipment and amortization of identifiable intangible assets over their estimated useful lives. See Note 1, to our unaudited pro forma condensed combined balance sheet included elsewhere in this prospectus.

Contractual Obligations

        The following table summarizes our contractual cash obligations as of December 31, 2005, on a pro forma basis after giving effect to the Santana Acquisition. This table does not include information on our recurring purchases of materials for use in production, as our raw materials purchase contracts do not require fixed or minimum quantities. This table also excludes payments relating to income tax due to the fact that, at this time, we cannot determine either the timing or the amounts of payments for all periods beyond 2005 for certain of these liabilities.

(Dollars in thousands)	Total	Due in Less than 1 year	Due in 1-3 years	Due in 3-5 years	Due after 5 years
Notes	$245,000	$—	$—	$—	$245,000
Interest on Notes	193,176	24,480	51,555	49,836	67,305
Revolving credit facility(a)	5,250	5,250	—	—	—
Interest on revolving credit facility	379	379	—	—	—
Note payable	85	71	14	—	—
Capital lease obligations	10,440	533	1,057	1,031	7,819
Operating leases(b)	901	355	477	69	—

Total	$455,231	$31,068	$53,103	$50,936	$320,124

(a)
As of December 31, 2005, there was a letter of credit of $1.1 million held against our senior secured revolving credit facility, which provides for borrowings of up to $40.0 million. We borrowed approximately $5.3 million under our senior secured revolving credit facility in connection with the Santana Acquisition.

(b)
This table does not reflect any operating leases of Santana that were assumed by us in connection with the Santana Acquisition. See Note E, Commitments—Operating Leases, to Santana's audited consolidated financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities—an interpretation of Accounting Research Bulletin ("ARB") No. 51. FIN 46 is intended to clarify the application of the majority voting interest requirement of ARB No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The controlling financial interest may be achieved through arrangements that do not involve voting interests.

        Subsequent to issuing FIN 46, the FASB issued FIN 46 (revised) ("FIN 46R"), which replaces FIN 46. Among other things, FIN 46R clarified and changed the definition and application of a number of provisions of FIN 46 including de facto agents, variable interests and variable interest entity. FIN 46R also expanded instances when FIN 46 should not be applied. FIN 46R was issued on December 22, 2003 and, for us, was effective as of January 1, 2005. FIN 46R may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The adoption of FIN 46R did not have a material effect on our financial statements.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in Accounting Research Bulletin ("ARB") No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling cost, and wasted material (spoilage). In addition, SFAS No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS No. 151 will be effective for us as of January 1, 2006. We do not expect the adoption of SFAS No. 151 to have a material impact on our financial statements.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. Accounting Principals Board ("APB") Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. The guidance in APB Opinion No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. SFAS No. 153 does not apply to transfers of nonmonetary assets between entities under common control. The impact of the adoption of SFAS No. 153 is not expected to have a material impact on our consolidated results of operations, cash flows or financial position.

        In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and SFAS No. 123, Accounting for Stock-Based Compensation. This pronouncement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires share-based compensation to employees, including employee stock options and similar awards, to be measured at their fair value on the awards' grant date using either the Black-Scholes or a binomial option-pricing model. The value of the awards is recognized as compensation expense in the statement of operations over the vesting period of the awards. SFAS No. 123R is effective for non-public companies as of the beginning of the first annual reporting period that begins after December 15, 2005. Management is currently evaluating the impact this accounting standard will have on our consolidated financial statements.

        In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB No.20 and SFAS No.3 ("FAS 154"). FAS 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. FAS 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of applying FAS 154 will depend on changes, if any, that we may record in future periods.

        In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47) "Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143." This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 is effective no later than the end of the fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

        We are subject to interest rate market risk in connection with our long-term debt. Our principal interest rate exposure relates to the outstanding floating rate notes and any outstanding amounts under our senior secured revolving credit facility. In addition, the market value of our outstanding fixed rate notes will fluctuate with interest rates.

        Our outstanding floating rate notes bear interest at variable rates based on LIBOR. Each quarter point increase or decrease in the interest rate would change our interest expense by approximately $0.2 million per year. Our senior secured revolving credit facility provides for borrowings of up to $40.0 million, which also bear interest at variable rates. Assuming the revolver is fully drawn, each quarter point increase or decrease in the applicable interest rate would change our interest expense by approximately $0.1 million per year. In the future, we may enter into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility.

Inflation

        Our cost of sales is subject to inflationary pressures and price fluctuations of the raw materials we use, particularly, the cost of petrochemical resin. Historically, we have generally been able over time to recover the effects of inflation and price fluctuations through sales price increases and production efficiencies associated with technological enhancements and volume growth.

Raw Material; Commodity Price Risk

        We rely upon the supply of certain raw materials and commodities in our production processes; however, we do not typically enter into guaranteed supply or fixed-price contracts with our suppliers. The primary raw materials we use in the manufacturing of our products are various dry petrochemical resins, primarily PVC, HDPE and PP, which represented more than a majority of our cost of goods sold for the year ended December 31, 2005. The exposures associated with these costs are primarily managed through terms of the sales, such as pricing and payment terms, and by maintaining relationships with multiple vendors. Prices are negotiated on a continuous basis, and we do not typically buy forward beyond six months and we have not entered into hedges with respect to our raw material costs.

        Our raw material supplies are subject to not only price fluctuations but also other market disturbances including supply shortages and natural disasters. During August and September 2005, the entire petrochemical resin industry was affected by Hurricanes Katrina and Rita, causing lost production, supply delays and shortages in raw materials. In early October 2005, the PVC industry was once again affected by the explosion of the Formosa Plastics plant, which is a supplier to the PVC industry. These events have lead to all time high shortages in supply. Throughout the course of these events we have been able to maintain necessary raw material supplies.

        In the event of another industry-wide general shortage of resins, or a shortage or discontinuation of certain types of resins purchased from one or more of our suppliers, we may not be able to arrange for alternative sources of resin. Any such shortage may negatively impact our production process as well as our competitive position versus companies that are able to better or more cheaply source resin.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. In particular, statements about (a) the terms of the Transaction and the Santana Acquisition; (b) the markets in which we operate, including growth of our various markets and growth in the use of plastic products; and (c) our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this prospectus under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" are forward-looking statements. As described under "About this Prospectus," the forward-looking statements contained herein regarding market share, market sizes and changes in markets are subject to various estimations, uncertainties and risks.

        We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

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  risks associated with our substantial indebtedness and debt service;

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  risks of increasing competition in our existing and future markets, including competition from new products introduced by competitors;

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  risk that projections of increased market size do not materialize as expected;

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  increases in prices and lack of availability of resin and other raw materials and our ability to pass any increased costs on to our customers;

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  general economic or business conditions, either nationally, regionally or in the individual markets in which we conduct business may deteriorate and have an adverse impact on our business strategy, including without limitation, factors relating to interest rates, gross domestic product levels and activity in the residential, commercial and institutional construction market;

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  changes in governmental laws and regulations, including environmental law, and regulations;

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  continued increased acceptance of plastics as an alternative to wood and metal products;

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  our ability to retain management;

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  our ability to meet future capital requirements;

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  our ability to protect our intellectual property rights;

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  downgrades in our credit ratings; and

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  other risks and uncertainties, including those listed under the caption "Risk Factors."

        Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included into this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

BUSINESS

Company Overview

        We are a leading manufacturer and fabricator of highly engineered synthetic products designed to replace wood and metal in a variety of building materials and industrial applications. Our product offering provides functional advantages relative to wood and metal, including superior performance, minimal maintenance and lower life-cycle costs. We have consistently leveraged our proprietary expertise in the development of highly engineered new product categories such as synthetic trim, bathroom products, lockers and a variety of other retail, commercial and industrial products. We have developed a number of branded products such as AZEK®, Comtec, Capitol, EverTuff™, Hiny Hider™ TuffTec™ and Celtec®, as well as other branded and non-branded products, that we believe are leaders in their respective end markets.

        We operate the following two business units:

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  Vycom Corporation, or Vycom, which produces AZEK trimboards, as well as Celtec and other similarly manufactured and distributed wood and metal replacement products for building and industrial end markets; and

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  Compression Polymers Corp., or Compression, which produces highly engineered fabricated products, including our Comtec bathroom partitions and lockers, as well as similarly manufactured and distributed non-fabricated special application industrial products, such as Seaboard® and Flametec®.

Vycom

        Our Vycom business unit, representing approximately 67%, 60% and 51% of our 2005, 2004 and 2003 net sales, respectively, manufactures our AZEK exterior trim products utilized in the building products sector, as well as Celtec and other branded products which are substitutes for wood and metal in a variety of industrial applications, including industrial tank linings, marine products, fire retardant products and commercial signage. Through our AZEK product line, we offer a variety of products for exterior housing applications such as trim, fascia, soffit, corners, millwork and window casements. AZEK is virtually identical to wood aesthetically, but provides functional advantages as it does not warp or rot, is impervious to water and insect infestation and, although it does not require painting, it holds paint longer in applications where the product is painted. All of our Vycom products are manufactured from comparable raw material ingredients, including polyvinyl chloride, or PVC, and are manufactured internally through similar proprietary processes, providing significant cost benefits through vertical integration. We sell our AZEK products through an expanding nationwide network of specialty building product distributors with over 60 locations who then sell to over 1,600 dealers including lumber yards, contractors and installers. In addition, we sell Celtec and other similarly manufactured products through a similar national distribution network. Due to our product quality, market leadership and national distribution network, AZEK has developed significant brand awareness within the trim market, making it the product of choice for consumers of synthetic trim.

Compression

        Our Compression business unit, representing approximately 33%, 40% and 49% of our 2005, 2004 and 2003 net sales, respectively, fabricates our Comtec synthetic bathroom products and lockers, and manufactures non-fabricated products, such as Seaboard and Flametec, that are utilized in various applications including semiconductors and marine construction, food preparation, machine housing, playground equipment and other diverse applications. We have been able to successfully differentiate our product offering from our competitors through the introduction of proprietary products that are flame retardant, ultraviolet stable and highly resistant to abrasion or chemical corrosion. In addition, we believe we are the largest vertically integrated supplier of synthetic bathroom products and lockers, which we sell to schools, universities, parks, recreational facilities, stadium arenas and industrial plants, as well as various retail and commercial facilities. Our bathroom products and locker alternatives, sold under our leading brands of Comtec, Capitol, EverTuff, Hiny Hider and TuffTec, are impervious to rust, dents, and scratches; are longer lived; graffiti resistant; easily cleaned; and require minimal maintenance once installed, unlike competing metal products. All of our Compression products are derived from comparable raw material ingredients, including either HDPE or PP, and are manufactured internally through similar processes. This provides us with cost benefits compared to competitors who do not have our vertically integrated manufacturing capacity and therefore may have a less competitive cost position. We sell our Compression products through both a direct and indirect sales force which covers over 1,500 local dealers across the United States, Canada and Latin America.

Our Competitive Strengths

        We believe that our key competitive strengths are:

  Leading Market Positions with Established Brand Names.

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  Vycom.    AZEK was awarded #1 for quality in Custom Home Magazine's 2005 brand use study in the decorative mouldings, trim and columns category. Contractor perception of our AZEK products has been very favorable which has contributed to its increasing market penetration. According to a 2003 survey in Remodeling Magazine, 98% of remodelers who have used AZEK in the past would use it again. In addition, we have successfully branded many of our non-fabricated products, such as Celtec and Polycarve™.

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  Compression.    We believe we are the leading manufacturer of highly engineered plastic bathroom products with our Comtec, Capitol, Hiny Hider and EverTuff brands. With the support of our manufacturing and distribution capabilities, we believe we have established TuffTec as the market leading brand in the plastic locker market. Each of these brands is well established and architects frequently request our fabricated products by name. In addition, we have successfully branded many of our non-fabricated products, such as Seaboard and Flametec.

        Low-Cost Manufacturer.    Through over 23 years of developing highly engineered fabricated products based on our manufacturing and fabrication expertise, we have positioned our company as a low-cost vertically integrated manufacturer. Our competitive advantages include the proprietary resin blends and equipment customization techniques we have developed over many years. We believe our manufacturing expertise also allows us to obtain a much higher throughput, and consequently lower unit production costs, from our machines than most of our competitors. In addition, we have significant scale in purchasing resin that places us in a better cost position relative to many of our competitors. The combination of our market-leading size, vertically integrated business model and the cost savings associated with our high throughput operations provides us with significant cost and competitive advantages.

        Extensive and Growing Distribution Network.    Our products are distributed through an extensive network consisting of manufacturers' representatives, distributors and dealers. We utilize a two-step distribution system through which our AZEK products are first sold to exclusive distributors, who in turn sell them to dealers. Our internal AZEK sales force consists of seasoned marketing personnel who have been chosen for their experience in promoting other synthetic building products through two-step distribution channels. We choose distributors based on their ability to market and promote AZEK through their internal sales force and other industry contacts. Currently, our AZEK distributor network services dealers across the United States and Canada through 60 locations. We have increased our AZEK dealer base from 150 dealers in 2001 to over 1,600 local stocking dealers as of December 31, 2005. No single dealer location accounts for more than 2% of AZEK sales. AZEK is the exclusive cellular PVC trim product carried by virtually all our dealers and has preferred vendor status at Stock Building Supply and 84 Lumber, two of the largest building materials suppliers focused on professional contractors in the United States.

        Experienced and Incentivized Management Team.    We are led by an experienced and committed senior management team with an average of approximately 21 years of relevant industry experience. Our management team has successfully guided us through historically high resin prices in 2003, 2004 and 2005. In connection with the Transaction, members of our management team rolled over approximately $16 million of existing equity interests of our company, representing approximately 10% of our total equity.

Business Strategy

        The key elements of our business strategy are:

        Continue to Develop Brands and Innovative Products.    We continuously seek opportunities to leverage our core capabilities in the highly-engineered replacement products business to expand into adjacent end markets. Our value-added branded products, such as AZEK and TuffTec, were internally developed and now account for in excess of 74% of our net sales. The Company has also acquired families of branded products such as Hiny Hider and Capital to supplement intrinsic growth. We believe that branded products offer more stability in terms of pricing in the market and generate higher gross margins. In order to build upon our brand identity to further differentiate ourselves from our competitors and grow our leading market share in our markets, we seek to continually introduce new products, acquire well positioned brands and enhance our existing products. Examples include our line of millwork products to complement our existing AZEK trim products, as well as our introduction of a new color palette and unique product extensions such as granite, marble, speckled and slip-resistant surfaces with respect to our bathroom products. In addition, we endeavor to utilize existing products and know-how for new applications. For example, the development of our plastic locker products was an extension of our partition products and demonstrates our innovative product development strategy.

        Capitalize on Material Conversion Opportunity.    Across all of our target markets, we are focused on capitalizing on the economic and functional advantages of our products relative to competing wood and metal products. While our AZEK and Comtec products initial price point can be more expensive than traditional wood, fiber or metal products on an installed cost basis, they offer customers a very attractive lifetime value relative to competing wood and metal products, driven by minimal maintenance requirements, simpler installation and longer product life. Benefits of our highly-engineered synthetic products include lower life cycle cost; ease of fabrication; low moisture absorption; superior corrosion resistance, even compared to stainless steel; high strength-to-weight ratios; low maintenance; and improved cosmetic characteristics. We have been leading this conversion in our target markets, such as synthetic trim, bathroom products, lockers and a diverse array of other markets, including marine, signage, semiconductor, industrial and recreational markets. We intend to drive additional growth in our net sales and profitability from material conversion given our products' excellent relative aesthetics, performance characteristics and lower lifetime costs as compared to traditional wood and metal products.

        Continue to Build Market Share of Our Branded Products.    We have successfully created meaningful brand recognition and customer loyalty with respect to our brands such as AZEK, Comtec, Capitol, EverTuff, TuffTec, Hiny Hider and Celtec, and are focused on further expanding our sales of these and other branded products. We believe that a number of our branded and non-branded non-fabricated products are market leaders in their respective market segments. We have invested heavily in a national advertising and marketing campaign focused on the end consumer to accelerate the conversion from wood to synthetic trim and to promote the AZEK brand. We believe sales of AZEK should continue to grow, as the exterior trim market is still in the early stage of material conversion. In our synthetic bathroom and lockeroom products business, we seek to increase sales to national accounts and continue to increase our market share at the expense of metal competitors and other plastic fabricators that are not vertically integrated and have a higher manufacturing cost position. Sales growth of our synthetic lockers was robust in 2005, and we believe these lockers possess continued growth opportunities associated with increased market penetration and material conversion. We are focused on maintaining our market leading positions while simultaneously seeking additional growth from material conversion through further education of architects, builders, distributors, dealers and other consumers regarding the respective advantages of our products over competing wood, fiber and metal products.

        Leverage Our Manufacturing Excellence.    With over 23 years of experience in developing highly engineered synthetic products, we have gained significant internal manufacturing expertise and technical knowledge, and are focused on remaining a leader in plastic extrusion and fabrication. Our products are manufactured using internally developed resin mixes that are the product of years of research, development and experience in field application. We spent over 10 years developing AZEK and, as a result, we believe that AZEK's highly engineered manufacturing technology would be difficult to replicate. We perform significant customization on each machine following manufacturer installation. We maintain a dedicated on-site laboratory with fully functioning mixing, heating, and extrusion capabilities, and we use this facility to continue our product innovation and experiment with new processes. To ensure our ongoing product quality and market leadership, we continue to improve upon our manufacturing processes and products. We are also focused on improving our leading manufacturing technology to increase throughput, which would in turn lead to increased volume and profitability.

Our Products

Vycom

        Trim and Millwork.    As the market leader in synthetic exterior trim and millwork products, we offer a variety of wood replacement products under the AZEK brand for numerous residential exterior applications which include:

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  AZEK Trimboard—AZEK Trimboard has a smooth surface or a reversible textured surface designed to replicate wood grain. It is intended for trim, fascia, soffits, and window and door surrounds, and its key features include its premium lengths, the fact that it can be easily heated and shaped and it has reversible textured surfaces.

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  AZEK Beadboard—AZEK Beadboard is a reversible edge center bead and v-groove designed for exterior ceilings or soffits and is intended for porch ceilings, soffits and wainscoting.

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  AZEK Cornerboard—AZEK Cornerboard is a pre-formed trim for residential exterior corner applications used on exterior corner trim and column wraps.

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  AZEK Sheet—AZEK Sheet is available in sizes from 4' × 8' to 4' × 20' in a variety of thicknesses and is intended for pop-out bay windows, raised panels and dormers and is easily used for applications over 12' wide.

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  AZEK Millwork—AZEK Millwork is exterior molding in a variety of classic styles and lengths which is used on a new line of exterior molding in brick mold, crown mold, and drip cap styles.

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  AZEK Adhesive—AZEK Adhesive is a water-soluble, low-toxicity, virtually odorless and ultraviolet stable cement for use on AZEK-to-AZEK bonds including long fascia runs and window surrounds.

        AZEK's manufacturing process creates a superior trim and millwork product that possesses the following advantages over alternative materials:

        Uniformity.    We believe that the quality of our AZEK products is superior to that of natural wood and other synthetic products. AZEK board and sheet are manufactured to the highest degree of consistency with uniform thickness, premium lengths, and square edges on all four sides. AZEK has a uniform density comparable to pine without the knots, grain, cracks, and voids typically found in wood products, maximizing the amount of AZEK that can be used.

        Durability.    The superior strength of its synthetic composition gives AZEK a longer lifetime and a greater ability to withstand wear and tear than competing wood products. AZEK is designed for outdoor applications, as it is impervious to termites and other insects and is not susceptible to water or moisture damage. AZEK will also not rot, cup, split, twist or warp, and is covered by a 25-year warranty.

        Workability.    AZEK offers similar workability characteristics to wood and has clear advantages over competing synthetic trim materials. AZEK products can be easily nailed, screwed, drilled and stapled without splitting or creating unsightly "mushrooms." AZEK also offers a proprietary water-based cement that, when gluing two pieces of AZEK together, forms a molecular bond that is stronger than the mechanical bond formed between wood and glue. In addition to its simple installation, AZEK can also be easily manipulated for more complex applications. AZEK board and sheet can be shaped, routed, and mitered using standard woodworking tools and thermoforming techniques.

        Aesthetics.    AZEK looks and feels like traditional wood, adding significant value and beauty, but lasts longer than traditional wood trim and is virtually maintenance free. AZEK trim can be painted to match any exterior, cut to create a myriad of trim shapes and easily molded to fit any window or door.

        Non-fabricated Products.    We manufacture Celtec and other branded products (such as Polycarve, Ultra White and Vintec) which can be substitutes for wood and metal in a variety of industrial applications, including industrial tank linings, marine products, fire retardant products and commercial signage. Our branded Celtec products are gaining acceptance in marine and commercial markets (Celtec 550) and industrial markets (Celtec 700). Celtec products offer advantages over competing products, with high structural strength, superior workability and light weight. Celtec 550 is designed to replace wood in non-stress bearing, non-building applications. Celtec 700 is designed for industrial and commercial signage. These products are tough, high strength and lightweight, and can be ordered in a wide range of sizes, thicknesses and colors. We also manufacture industrial corrosion resistant products which are suited for applications where maximum chemical resistance, prevention of ultraviolet degradation or tolerance to high temperature environments is necessary.

Compression

        Bathroom and Lockeroom Products.    We fabricate bathroom products, shower compartments and lockers from highly engineered synthetic sheet manufactured internally, and sell these products under our Comtec, Capitol, EverTuff, Hiny Hider and TuffTec brands. Unlike competing metal products, our synthetic alternatives are impervious to rust, dents, and scratches; are longer-lived; graffiti resistant; easily cleaned; and require minimal maintenance once installed. As compared to metal alternatives, our partitions and locker products sell at premium prices but deliver significantly reduced lifecycle costs through increased durability and lower maintenance expenses.

        Our bathroom products include custom built partitions, doors, privacy screens, hardware accessories, shower cubicles, and vanities manufactured in an array of designs and color choices. They are available in wall-mounted, floor-mounted, floor-to-ceiling, and ceiling-hung models and they are also manufactured with a variety of hinges and hardware accessories. Their key features and benefits are that they are manufactured from one inch thick highly-engineered synthetic materials and resist moisture, stains, odors, mildew, scratches, corrosion and delamination. The primary end markets for our bathroom partition products include schools, parks, stadiums, factories, hospitals, transportation terminals, retail locations, and fitness centers.

        Our synthetic lockers systems are equipped with several different locking mechanisms and are available in a variety of sizes, colors and designs. They are impervious to rust, dents, scratches and graffiti and require minimal maintenance. Also, the lockers are ideal for high traffic and sanitary environments and they are easily steam cleaned to eliminate bacteria. The primary end markets for our plastic markets include schools, amusement parks, factories and fitness centers.

        Non-fabricated Products.    We manufacture highly engineered non-fabricated products for use in a wide variety of applications including semiconductors and marine construction, food preparation, machine housing, playground equipment and other diverse applications.

        Our industrial product offering is comprised of the following products:

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  Protec® CP—Protec CP is formulated to provide high levels of impact resistance as well as corrosion resistance against a broad group of reagents. It is used for metal plating barrels, scrubbers, acid tank linings, tank covers, fume hoods and ducts, laboratory sinks, orthopedic appliances, etching machines, etching rinse tubes, machined parts, battery cases, scrub stations and food preparation.

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  Sanatec®—Sanatec is formulated for the manufacture of quality food grade equipment parts.

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  HiTec®—HiTec is a high impact product suited for the manufacture of chemical resistance products and products that come in direct contact with foodstuffs. It is used for business machine parts, guides and wear plates, cams, washers, shims, packing rings in chemical applications, low speed bearings, laboratory vessels, rotors and blades, roll stand bearings, nuclear storage containers, skids and deflector plates, tank, chute and bin linings.

        We also provide applications to marine construction through Seaboard, which is UV stable, scratch resistant, and has excellent impact and stiffness. We also support semiconductors through our Flametec product, which is in the family of flame retardant sheet formulations that meet the guidelines for clean room materials. Finally, we offer Playboard™ Modular Playground Systems, which consists of 2-color Polycarve and Grip X™ slip resistant materials utilized in flanges, flat roofs, steps, platforms, climbing walls, spring toys, park furnishings and signs.

Operations and Manufacturing Process

        Our various products are manufactured through a highly technical, precision manufacturing process in which a number of variable elements must be managed in parallel in order for the product to be produced to specifications and perform to expectations. During the manufacturing process, plastic resin is combined with polymers, color additives and additional chemicals, is heated, and is then processed through an extrusion device. This synthetic material is pressed through metal rollers, cooled, and then cut into pre-selected sizes, and, in certain cases, then fabricated into various products. Developing the correct mixture of resins and other chemical ingredients, as well as the proper speed and calibrations, is highly technical, and we have developed significant internal expertise in this process through our 23 years of experience. Each of our machines is customized according to internal proprietary specifications by our technicians in order to establish the correct mixing, speed and extrusion processes.

Sales and Marketing

        We have carefully balanced the build-out of our AZEK sales and marketing, distribution and manufacturing infrastructure in a manner that enables us to meet demand and control quality. Our AZEK sales force consisted of 38 sales representatives as of the end of 2005, organized by geographic region. The sales force focuses on actively promoting product awareness and educating the distributor and dealer base on the attractive relative product characteristics of synthetic exterior trim and millwork. Our AZEK sales and marketing team gave presentations emphasizing the unique properties and design possibilities with AZEK to over 16,000 architects since 2004, and was recognized by the American Institute of Architects as an approved continuing education provider.

        We have a comprehensive marketing campaign in support of AZEK, targeted towards its growing dealer base as well as the architect, custom builder, remodeler, installer and consumer demand base. Our goal is to raise the visibility of exterior trim on the home and educate the decision makers in the channel on the benefits of our synthetic product versus competing products in order to stimulate end market demand.

        We seek to leverage our Comtec sales force, market leading position, promotional materials and proprietary products to develop close relationships with architects. We employ a vice president of sales and a sales and marketing manager, who cover approximately 25 regional manufacturers' sales representative organizations that provide nationwide coverage to over 1,500 local dealers. Our Comtec sales agents call on architects in order to influence project specifications in traditional institutional markets, such as schools, universities, and stadium arenas, as well as targeted new markets, such as retail stores, industrial facilities and food processing plants. We have initiated a targeted marketing effort with the goal of having our Comtec products specified by name by national accounts and large school districts.

        While we distribute our non-fabricated products primarily through distributors, we have eight manufacturers' sales representatives with joint product responsibility across our product lines.

Distribution

        Our products are distributed throughout an extensive network consisting of manufacturing representatives, distributors and dealers. We market our products to a diverse group of end markets, including residential, commercial and industrial construction, semiconductor, marine, industrial and other markets. Our top ten distributors, through more than 35 independent branches, collectively accounted for approximately half of our net sales for the year ended December 31, 2005, our largest distributor, Parksite Plunkett Webster, or PPW, through seven independent branches, collectively accounted for more than 10% of 2005 sales, and our top 3 distributors collectively accounted for approximately 43% of our 2005 net sales.

        Through a two-step distribution system, we sell our AZEK products exclusively through an expanding nationwide network of specialty building product distributors with multiple locations (each independently representing the AZEK product) who in turn sell to lumber yards, contractors and installers. Our 16 AZEK distributors are equipped to service every region of the United States and Canada in 60 locations. We believe that AZEK has also developed the largest and most extensively trained stocking dealer network of any non-wood trim manufacturer in the industry. We have steadily grown our AZEK dealer base from 150 dealers in 2001 to over 1,600 as of December 2005.

        Our bathroom products and lockers are sold through a national distribution network that covers over 1,500 local dealers. We market the benefits of our bathroom products and lockers directly to architects and facilities managers, who frequently specify building products by name and material in their designs, leaving dealers and installers less flexibility in choosing manufacturers, and enabling us to service the resulting demand through local dealer networks.

        We primarily sell our non-fabricated products to over 400 regional distributors, who in turn sell direct to OEMs. We are typically the sole source supplier for our OEM relationships due to the breadth of our non-fabricated product offering.

Raw Materials and Suppliers

        Our most significant raw materials are PP, HDPE and PVC dry petrochemical resin. These resins accounted for more than a majority of our cost of goods sold for fiscal year 2005. We purchase our raw materials directly from major petrochemical suppliers. Resin purchases are based primarily on price, and we are typically awarded a significant customer rebate by each supplier due to purchasing scale. Prices are negotiated on a continuous basis, and we do not typically buy forward beyond six months. Historically, we have not bought resin from a sole source and we believe our raw materials are available from alternative sources on similar terms. Over the past four years, PVC resin prices have more than doubled, primarily due to the increased cost of oil and natural gas, and as a result of the storm activity in August and September of 2005, increases in natural gas and crude oil prices and demand in the broader economy, resin prices have recently risen to all time high levels. These significantly higher resin costs have impacted our profitability throughout 2005, resulting in lower gross margins in fiscal year 2005 compared to fiscal year 2004. See "Risk Factors—Risks Related to Our Business—Our financial performance is dependent on raw material prices, as well as the continued availability of raw materials."

Competition

        We compete with multiple companies with respect to each of our products, including divisions or subsidiaries of larger companies and foreign competitors. We compete on the basis of a number of considerations, including price (on a price-to-value basis), service, quality, performance, product characteristics, brand recognition and loyalty, marketing, product development, sales and distribution, and ability to supply products to customers in a timely manner. Our products also compete with the wood, metal and other traditional products that our plastic products are designed to replace. For example, AZEK competes primarily with wood, aluminum, engineered wood and other synthetic building materials, such as celuka-processed products. In the synthetic trim market, there are few other competitors of scale. The bathroom products market is highly fragmented and consists of manufacturers typically producing products in several different materials and price ranges. Metal currently represents more than a majority of the overall bathroom products market. With respect to our other non-fabricated products, the market is highly fragmented, with manufacturers generally focused on a few core materials that are sold directly into end market applications. Our competitors for other non-fabricated products include other national and regional manufacturers.

Trademarks and Patents

        We rely on a combination of trademarks, trade secrets, unpatented know-how, patents, and other intellectual property rights and protective measures to protect our proprietary rights. We employ various methods, including confidentiality and non-disclosure agreements with third parties and employees who have access to our trade secrets, to protect our trade secrets and know-how.

        Although we use a variety of intellectual property in the development and manufacturing of our various products, we believe that none of that intellectual property is individually critical to our current operations. Taken as a whole, however, we believe our intellectual property rights are significant. For a discussion of the risks related to our intellectual property rights, please see "Risk Factors—Risks Related to Our Business—Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights."

Facilities

        On our headquarters property in the Scranton, Pennsylvania area, we operate five facilities that are organized by material type for manufacturing purposes. We also operate another facility in Scranton,

Pennsylvania (Winfield Avenue) which is utilized for cutting, fabricating and shipping bathroom partitions and lockers. We are also in the process of further developing our facility in Scranton, Pennsylvania (Keyser Avenue) for PVC manufacturing and fabricating to support the growth of our AZEK products. The chart below summarizes our facilities.

Facility	Square Feet	Ownership	Use
HQ Building #5	343,000	Owned	Office and Extrusion Facility
Scranton / Keyser Avenue	308,000	Leased	Dry Blend, Extrusion and Fabrication
Scranton / Winfield Avenue	224,214	Owned	Office and Fabrication
HQ Building #1	153,330	Owned	Pressing and Storage Facility
HQ Building #2	67,500	Owned	Extrusion Facility
HQ Building #3	67,500	Owned	Extrusion Facility
HQ Building #4	16,050	Owned	Dry Blend and Lab Facility

Employees

        As of February 2006, all of our workforce was non-union and totaled 449 employees, comprised of 330 production employees and 119 office employees. We are not a party to any collective bargaining agreements. We believe our relationship with our employees is good.

Legal Proceedings

        From time to time, we are subject to litigation in the ordinary course of business. Currently, there are no claims or proceedings against us that we believe would be expected to have a material adverse effect on our business or financial condition, results of operations or cash flows.

Environmental

        We are not aware of any environmental liabilities that would be expected to have a material adverse effect on our business or financial condition, results of operations or cash flows. We believe we are compliant with all environmental laws and regulations in all material respects and possess all necessary permits to operate our manufacturing and other facilities.

MANAGEMENT

        The following table provides information about our directors and executive officers.

Name	Age	Position with our Company
James Keisling	58	Chief Executive Officer and Director
John R. Loyack	43	President and Chief Operating Officer
Ralph Bruno	42	President, Vycom Corp.
Mike Kapuscinski	44	Executive Vice President, Production
Scott Harrison	33	Senior Vice President and Chief Financial Officer
James Andersen	43	Director
Shivanandan A. Dalvie	33	Director
Brian R. Hoesterey	38	Director
Christopher P. Mahan	39	Chairman of the Board
Scott B. Perper	50	Director
Glenn M. Fischer	55	Director
Vincent A. Sarni	77	Director
Julian M. Steinberg	51	Director

        James Keisling, our Chief Executive Officer and Director, has 30 years of experience in developing and manufacturing highly-engineered synthetic replacement products for wood and metal. He joined the family business in 1971, one year after graduating from Lycoming College with a degree in accounting. Prior to that he worked with Haskins & Sells in New York, from 1970 to 1971.

        John R. Loyack, our Chief Operating Officer, also became our President on February 10, 2006. Mr. Loyack joined us in September 2005 as our Chief Operating Officer and Chief Financial Officer. Prior to joining us, Mr. Loyack served as senior vice president and chief financial officer of PNM Resources Inc. since 2002. From 1999 to 2002, Mr. Loyack served as Vice President, Corporate Controller and Chief Accounting Officer of PNM Resources. Prior to joining PNM Resources, Mr. Loyack served in various capacities in the financial reporting, business analytics and corporate development departments of Union Pacific Corporation. Earlier in his career, Mr. Loyack held positions with Lutron Electronics and PricewaterhouseCoopers LLP. Mr. Loyack received a B.S. in accounting from King's College and an M.B.A. from Lehigh University.

        Ralph Bruno, our President, Vycom Corp., joined us in 2001. Prior to joining us, Mr. Bruno served as a national sales manager with Trex Corp., a leading manufacturer of plastic decking products, from 1991 to 2001. Mr. Bruno has been in the synthetic materials industry his entire career. He received a B.A. from Cortland (NY) State University in 1985.

        Mike Kapuscinski, our Executive Vice President, Production, joined us in 1984 after graduating from Johnson Technical Institute with an Associate's degree in Electrical Fluidic Technology. He began as a production worker and moved into a supervisory role in 1987. Mr. Kapuscinski became the production manager of our Compression business unit in 1989 and functioned in that capacity for nine years. In 1997, Mr. Kapuscinski took on the responsibility of production manager for all of our basic non-fabricated products.

        Scott Harrison, became our Senior Vice President and Chief Financial Officer on February 10, 2006. Mr. Harrison joined us in November 2005 as our Vice President of Finance. Prior to joining us, Mr. Harrison was director of business development at Silgan Plastics Corporation since 2003. Prior to joining Silgan Plastics, Mr. Harrison held various positions with First Union Capital Partners and Bowles Hollowell Conner & Co. Mr. Harrison received a B.A. in economics from Duke University and an M.B.A. from The Tuck School of Business at Dartmouth.

        James Andersen became a director upon consummation of the Transaction. Mr. Andersen is the Managing Partner and co-founder of Clearview Capital, a buyout firm which he formed in 1999. Prior to joining Clearview Capital, Mr. Andersen was with Capital Partners from 1996 to 1999. Previously, Mr. Andersen was a project manager at Mars and Company, an international strategy consulting firm, and prior to that, he was an international staff field engineer with Schlumberger. Mr. Andersen received a B.S.E. in Civil Engineering, cum laude, from Princeton University and earned an M.B.A. from the Wharton School in 1989. He is currently a director of Twinco -Romax LLC, Senior Care Centers of America, Inc., Hillsdale Furniture LLC and M.H. Zeigler and Sons, LLC.

        Shivanandan A. Dalvie became a director upon consummation of the Transaction. Mr. Dalvie is a Partner with AEA Investors, which he joined in 1997. Prior to joining AEA, he was in the mergers and acquisitions group of Credit Suisse First Boston. Mr. Dalvie received a B.S. in computer science and economics from Yale University and an M.B.A. from Stanford University. He is currently a director of Kranson Industries, Inc. and Telephia, Inc.

        Brian R. Hoesterey became a director upon consummation of the Transaction. Mr. Hoesterey is a Partner with AEA Investors, which he joined in 1999. Prior to joining AEA Investors, he was with BT Capital Partners, the private equity investment vehicle of Bankers Trust. Mr. Hoesterey has also previously worked for McKinsey & Co. and the investment banking division of Morgan Stanley. Mr. Hoesterey graduated summa cum laude from Texas Christian University with a B.B.A. in accounting and received an M.B.A. with honors from The Harvard Business School. He is currently a director of Henry Company and Pregis Holding II Corporation.

        Christopher P. Mahan became a director upon consummation of the Transaction and currently serves as Chairman of the Board. Mr. Mahan is a Partner with AEA Investors, which he joined in 1991. Prior to joining AEA, Mr. Mahan was a consultant at Bain & Company, working on a range of projects with global manufacturing companies. Mr. Mahan received a B.A. with honors from Amherst College. He is currently a director of Convenience Food Systems B.V. and Birch Telecom, Inc.

        Scott B. Perper became a director in January 2006. Mr. Perper is a Managing Partner with Wachovia Capital Partners, LLC, which he joined in 1989. Prior to joining Wachovia Capital Partners, Mr. Perper served as a Vice President in the Media & Entertainment Group of Kidder, Peabody & Company Incorporated in New York. Mr. Perper earned his undergraduate degree from Bowdoin College and an M.B.A. from The Harvard Business School. He is currently a director of Horizon Telecom Inc., HOB Entertainment, Inc., NuVox Communications, Inc. and several other private companies. In addition, Mr. Perper is the Chairman of the North Carolina Outward Bound School and a Trustee of Bowdoin College and the Charlotte Country Day School.

        Glenn Fischer became a director in October 2005. Mr. Fischer is an Operating Partner with AEA Investors, which he joined in 2005. From 2000 to 2005, he was President and Chief Operating Officer of Airgas, Inc., the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Mr. Fischer joined Airgas after spending 19 years with The BOC Group in a wide range of positions leading to his appointment in 1997 as president of BOC Gases, North America. In addition to his responsibility for all North American operations, Mr. Fischer served on The BOC Group Executive Management Board. Prior to joining BOC in 1981, Mr. Fischer served at W.R. Grace in a variety of finance, planning and management roles. He is currently a director of Pregis Holding II Corporation, Henry Corporation and Burt's Bees, Inc.

        Vincent A. Sarni became a director in August 2005. Mr. Sarni was Chairman of the board of directors and Chief Executive Officer of PPG Industries, a global supplier of coatings, glass, fiber glass, and chemicals, from 1984 to 1993. Mr. Sarni joined PPG as a Marketing Vice President of the former Industrial Chemical Department in 1968, after 12 years with Olim Corporation. He is a former director of Mueller Holding Co., Noveon Inc., Amtrol Inc., Brockway Inc., Hershey Foods Corp., Honeywell Inc., Mellon Bank Inc., PNC Financial Corp., and PPG Industries. Mr. Sarni is also the former Chairman of the Board for the Pittsburgh Pirates and Allegheny General Hospital.

        Julian M. Steinberg became a director in August 2005. Mr. Steinberg currently serves as Senior Vice President and General Manager of Performance Coatings at Noveon, Inc. Prior to this position, he was

Senior Vice President and General Manager of Estane® TPU. He was also Global Marketing and Business Development and General Manager of Estane® Americas. Mr. Steinberg joined Noveon in October 2001 from CompX International, a manufacturer of components for office furniture. Previous to that position, Mr. Steinberg spent twenty-two years with the BFGoodrich Company in various Business Management, Marketing and Financial roles. His last assignment at BFGoodrich was Commercial Vice President Specialty Plastics. Subsequent to that, he served as Vice President and General Manager of the TempRite® CPVC division. Mr. Steinberg has served on the Board of Directors for the Society of Plastics Industries and the Plastic Pipe and Fittings Association. He has a Bachelor's and M.B.A. from Washington University.

Management Transition Plan

        On February 10, 2006, we announced that our board of directors had approved our management transition plan. Under the transition plan, Mr. James Keisling will continue to serve as our Chief Executive Officer and a member of our board of directors, but will transition to the role of non-executive Chairman of our board of directors by January 1, 2007, succeeding Mr. Christopher Mahan. Mr. John R. Loyack, who served as our Chief Operating Officer and Chief Financial Officer from September 2005, was appointed as our President effective immediately and will continue to serve as our Chief Operating Officer. Mr. Loyack will succeed Mr. Keisling as our Chief Executive Officer by January 1, 2007. Mr. Scott C. Harrison, who served as our Vice President of Finance from November 2005, was appointed Senior Vice President and Chief Financial Officer effective immediately.

Committees of the Board of Directors

        Our board of directors has established an audit committee and a compensation committee. The members of the audit committee are Brian Hoesterey, Chairman; Glenn Fischer; Scott Perper and Vincent Sarni. The audit committee recommends the annual appointment and reviews independence of auditors and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions, and investigations into matters related to audit functions. The members of the compensation committee are Christopher Mahan, Chairman; Shivanandan Dalvie and James Andersen. The compensation committee reviews and approves the compensation and benefits for our senior employees and directors, authorizes and ratifies equity and other incentive arrangements, and authorizes employment and related agreements. From time to time, our board of directors may contemplate establishing other committees.

Compensation of Directors

        Directors receive no cash consideration for serving on our board of directors, but directors are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors. Certain of the directors have received Class B limited partnership units in Compression Polymers Holding I LP, or Compression Polymers Holding I, our indirect parent company in consideration for serving on our board of directors. See "—Long-Term Compensation" below for a description of the Class B limited partnership units.

Employment Arrangements

  Mr. James Keisling

        We have entered into an amended and restated employment agreement with Mr. James Keisling which provides for his transition from the position of Chief Executive Officer to the position of Chairman. Mr. Keisling will continue to serve as our Chief Executive Officer until December 31, 2006 or until such earlier date that John R. Loyack is appointed successor Chief Executive Officer by the Board, on which date Mr. Keisling will be designated as Chairman. From January 1, 2006 until

December 31, 2006, Mr. Keisling's base salary is $300,000. Beginning January 1, 2007, Mr. Keisling's base salary will be $50,000. Mr. Keisling is eligible to receive an annual cash bonus based upon our company's performance. In addition, if Mr. Keisling is terminated by us without cause or if Mr. Keisling terminates his employment for good reason, Mr. Keisling would be entitled to continuation of his then current base salary until the later of one year from the date of termination and December 31, 2007. Mr. Keisling has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

  Mr. John R. Loyack

        We have entered into an amended and restated employment agreement with Mr. John R. Loyack which provides for his transition from the position of Chief Financial Officer and Chief Operating Officer to the position of President and Chief Executive Officer. Mr. Loyack is currently President and Chief Operating Officer. Commencing January 1, 2007, or such earlier date as the Board determines, Mr. Loyack will serve as President and Chief Executive Officer. From January 1, 2006 through December 31, 2006, Mr. Loyack's base salary is $300,000. Beginning January 1, 2007, Mr. Loyack's base salary will be $400,000. Mr. Loyack is eligible to receive an annual cash bonus based upon our company's performance. In addition, if Mr. Loyack is terminated by us without cause or if Mr. Loyack terminates his employment for good reason, (i) Mr. Loyack would be entitled to continuation of his then current base salary until the later of one year from the date of termination and December 31, 2008, and (ii) in general, an additional 25% of Mr. Loyack's Class B limited partnership units in Compression Polymers Holding I, which would otherwise become repurchasable by us upon termination of employment at the lower of cost or fair market value, would become subject to repurchase by us at fair market value. Mr. Loyack has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

  Mr. Ralph Bruno

        We have entered into an employment agreement with Mr. Ralph Bruno, President, Vycom Corp. Mr. Bruno's base salary is $225,000. Mr. Bruno is eligible to receive an annual cash bonus based upon our company's performance. In addition, if Mr. Bruno is terminated by us without cause or if Mr. Bruno terminates his employment for good reason, (i) Mr. Bruno would be entitled to continuation of his then current base salary for one year from the date of termination, and (ii) in general, an additional 25% of Mr. Bruno's Class B limited partnership units in Compression Polymers Holding I, which would otherwise become repurchasable by us upon termination of employment at the lower of cost or fair market value, would become subject to repurchase by us at fair market value. Mr. Bruno has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

  Mr. Mike Kapuscinski

        We have entered into an employment agreement with Mr. Mike Kapuscinski, Executive Vice President, Production. The agreement provides for an annual base salary of $175,000. Mr. Kapuscinski is eligible to receive an annual cash bonus based upon our company's performance. If Mr. Kapuscinski's employment is terminated by us without cause or by him for good reason, (i) Mr. Kapuscinski would be entitled to continuation of his then-current base salary for one year from the date of termination, and (ii) in general, an additional 25% of Mr. Kapuscinski's Class B limited partnership units in Compression Polymers Holding I, which would otherwise become repurchasable by us upon termination of employment at the lower of cost or fair market value, would become subject to repurchase by us at fair market value. Mr. Kapuscinski has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

  Mr. Scott Harrison

        We have entered into an employment agreement with Mr. Scott Harrison, Senior Vice President and Chief Financial Officer. Mr. Harrison's base salary is $160,000. Mr. Harrison is eligible to receive an annual cash bonus based upon our company's performance. In addition, in the event Mr. Harrison is terminated by us without cause, Mr. Harrison would be entitled to a lump sum payment equal to his then-current base salary plus any bonus accrued to the date of his termination of employment. Mr. Harrison has entered into an agreement that contains standard non-competition, non-solicitation and confidentiality covenants.

Long-Term Compensation

        Certain members of our management team have purchased Class B limited partnership units of Compression Polymers Holding I, our company's indirect parent, for $10.00 per unit, their fair market value, as follows: Mr. James Keisling 2,000; Mr. John R. Loyack 2,000; Mr. Ralph Bruno 1,250; Mr. Michael Kapuscinski 1,000; and Mr. Scott Harrison 400.

        Holders of Class A units of Compression Polymers Holding I are entitled to a priority on partnership distributions and to receive a 7% preferred return. Holders of Class B units are entitled to share in any additional profits of Compression Polymers Holding I with the holders of Class A units.

        Compression Polymers Holding I has agreed that if Mr. Loyack remains employed by us on January 1, 2007, Compression Polymers Holding I will sell to Mr. Loyack an additional 1,000 Class B limited partnership units, or their economic equivalent, for $10.00 per unit, and upon an initial public offering or a change of control of Compression Polymers Holding I, if he is then employed by us, he will receive 1,000 times the excess of the value of a Class B limited partnership unit on January 1, 2007 over $10.00.

        With the exception of the Class B limited partnership units sold to Mr. James Keisling, all of the Class B limited partnership units sold to management are generally subject to repurchase by Compression Polymers Holding I at the lower of cost or fair market value upon termination of employment during the first twelve months following their purchase. Thereafter, generally, 75% of such Class B limited partnership units are subject to repurchase by Compression Polymers Holding I at the lower of cost or fair market value upon termination during the second twelve months following their purchase, 50% during the third twelve months and 25% during the fourth twelve months. With the exception of the Class B limited partnership interests sold to Mr. James Keisling, interests which are not repurchasable for such amount are nonetheless repurchasable by Compression Polymers Holding I upon termination of employment for their then fair market value.

        On February 6, 2006, Compression Polymers Holding I and Mr. James Keisling entered into an amendment to Mr. Keisling's Class B limited partnership unit subscription agreement pursuant to which Compression Polymers Holding I repurchased 1,000 of Mr. Keisling's Class B limited partnership units for $10,000. Mr. Keisling continues to own 2,000 Class B limited partnership units. In addition, the redemption provisions of Mr. Keisling's subscription agreement were amended to generally provide that if Mr. Keisling remains employed through the earlier to occur of December 31, 2007 or the first anniversary of Mr. Loyack's promotion to President and Chief Executive Officer, Mr. Keisling's Class B limited partnership units will not be redeemable by Compression Polymers Holding I without Mr. Keisling's consent. However, if Mr. Keisling terminates his employment prior to such date, one-half of his Class B limited partnership units will be redeemable at the lesser of $10.00 per unit or their fair market value and if Mr. Keisling is terminated for cause, Compression Polymers Holding I will be entitled to redeem all of Mr. Keisling's Class B limited partnership units at the lesser of $20,000 or the fair market value of the Class B limited partnership units on the date of termination.

Executive Compensation

        The table below sets forth a summary of the compensation paid by us in fiscal 2005 to our Chief Executive Officer and our other executive officers.

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Base Salary		Bonus		Other Annual Compensation(a)	Class B Units (# of units)(b)		All Other Compensation(c)
James Keisling Chief Executive Officer	2005	$200,920		$100,000		$24,800	3,000	(d)	$4,386
John R. Loyack President and Chief Operating Officer	2005	$78,336	(e)	$260,000	(f)	—	2,000	(g)	$14,004
Ralph Bruno President, Vycom Corp.	2005	$179,312		$60,000		—	1,250		$3,797
Mike Kapuscinski Executive Vice President, Production	2005	$176,030		$88,000		—	1,000		$1,003
Scott Harrison Senior Vice President and Chief Financial Officer	2005	$20,836	(h)	$15,000		$3,971	400		—

(a)
Reflects (i) amount paid on June 30, 2005 to purchase a car for Mr. Keisling's use, and (ii) reimbursement of Mr. Harrison's moving expenses.

(b)
Reflects the number of Class B limited partnership units of Compression Polymers Holding I which the executive purchased in 2005 for $10.00 per unit. These units are not included in the accompanying financial statements, as they are from Compression Polymers Holding I, our indirect parent company.

(c)
Amounts reflect (i) the matching contribution under the Compression Polymers Corp. 401(k) Plan in the amount of $4,386, $512 and $3,349 on behalf of each of Messrs Keisling, Kapuscinski and Bruno, respectively, (ii) payment of $14,004 in insurance reimbursements to Mr. Loyack, and (iii) payment of long term disability premiums of $491 for Mr. Kapuscinski and $448 for Mr. Bruno.

(d)
On February 6, 2006, Compression Polymers Holding I repurchased 1,000 of Mr. Keisling's Class B limited partnership units for $10,000. Mr. Keisling continues to own 2,000 Class B limited partnership units.

(e)
Represents base salary earned by Mr. Loyack after September 6, 2005, the date he became an employee.

(f)
Represents Mr. Loyack's signing bonus.

(g)
If Mr. Loyack continues his employment through January 1, 2007, Compression Polymers Holding I will sell to Mr. Loyack an additional 1,000 Class B limited partnership units, or their economic equivalent, for $10.00 per unit.

(h)
Represents base salary earned by Mr. Harrison after November 1, 2005, the date he became an employee.

        In connection with the Transaction, certain of our executive officers received transaction bonuses (paid by the Predecessor and recorded in the accompanying Predecessor financial statements) as follows: Mr. James Keisling—$3,000,000; Mr. Kapuscinski—$400,000; Mr. Bruno—$400,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our issued and outstanding common stock is held by Compression Polymers Holding II, and all of the issued and outstanding common stock of Compression Polymers Holding II is held by Compression Polymers Holding I, our indirect parent company. Compression Polymers Holding I is a limited partnership. The general partner of Compression Polymers Holding I is CPH Holding I LLC, which is an affiliate of AEA Investors. The business and affairs of Compression Polymers Holding I is managed exclusively by the general partner. The general partner has full and complete authority, power and discretion to act on behalf of Compression Polymers Holding I in all matters respecting the partnership and its operations, business and properties, to manage and control the business, affairs and properties (including the disposition of all or part thereof) of the partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the partnership's business. The units reflected in the following table are the limited partnership units of Compression Polymers Holding I. The limited partners are not agents of Compression Polymers Holding I or any other partner, and have no right or authority to act for or bind the partnership, or to incur any expenditures on behalf of or with respect to the partnership.

        The following table sets forth information with respect to the beneficial ownership of Compression Polymers Holding I as of the date of this prospectus, by (a) any person or group who will beneficially own more than five percent of the outstanding Class A units and Class B units of Compression Polymers Holding I, (b) each of our directors and executive officers and (c) all of our directors and executive officers as a group.

Name of Beneficial Owner:	Number of Class A Units Beneficially Owned(1)	Percent of Class A Units Outstanding	Number of Class B Units Beneficially Owned(1)(2)	Percent of Class B Units Outstanding
AEA Investors(3)	63,385	70.3%	—	—
Wachovia Capital Partners 2005, LLC(4)	13,625	15.1%	—	—
KF Equities(5)	6,272	7.0%	—	—
Clearview/CP/Vycom Acquisition, LLC(6)	4,144	4.6%	—	—
James Keisling(7)	6,272	7.0%	2,000	21.3%
John R. Loyack(8)	—	—	2,000	21.3%
Ralph Bruno	458	*	1,250	13.3%
Mike Kapuscinski	431	*	1,000	10.6%
Scott Harrison	—	—	400	4.3%
James Andersen(9)	—	—	—	—
Shivanandan A. Dalvie(10)	—	—	—	—
Brian R. Hoesterey(10)	—	—	—	—
Glenn M. Fischer(10)	—	—	—	—
Christopher D. Mahan(10)	—	—	—	—
Scott B. Perper(11)	—	—	—	—
Vincent A. Sarni(12)	—	—	350	3.7%
Julian M. Steinberg(12)	82	*	250	2.7%
All directors and executive officers as a group (13 persons)	7,243	8.0%	7,250	77.1%

*
Represents beneficial ownership of less than 1%.

(1)
As used in this table, each person or entity with the power to vote or direct the disposition of units is deemed to be a beneficial owner.

(2)
The Class B limited partnership units of Compression Polymers Holding I entitle the holders thereof to share in profits of Compression Polymers Holding I with the holders of Class A limited partnership units only after the holders of the Class A limited partnership units have received a 7% preferred return.

(3)
Consists of Class A units held by investment vehicles managed by AEA Investors LLC or AEA Management (Cayman) Ltd. The address for AEA Investors LLC is 65 East 55th Street, New York, New York 10022. The address for AEA Management (Cayman) Ltd. is c/o Walkers SPV Limited, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands.

(4)
The address for Wachovia Capital Partners 2005, LLC is 301 South College Street, 12th Floor, Charlotte, North Carolina 28288.

(5)
Consists of Class A units held by KF Equities, a partnership whose members include Mr. James Keisling and other members of the Keisling family. The address for KF Equities is 5 Bucknell Drive, Clarks Green, Pennsylvania 18411.

(6)
The address for Clearview/CP/Vycom Acquisition, LLC is 1445 East Putnam Avenue, Old Greenwich, Connecticut 06870.

(7)
Includes 6,272 Class A units held by KF Equities, which may be deemed to be beneficially owned by Mr. James Keisling. The address for Mr. James Keisling is c/o Compression Polymers Holding Corporation, 801 Corey Street, Scranton, PA 18507.

(8)
If Mr. Loyack continues his employment with us through January 1, 2007, Compression Polymers Holding I will sell to Mr. Loyack an additional 1,000 Class B limited partnership units, or their economic equivalent, for $10.00 per unit.

(9)
Does not include Class A units beneficially owned by Clearview/CP/Vycom Acquisition, LLC. Mr. Andersen serves on our board of directors as a representative of Clearview/CP/Vycom Acquisition, LLC. Mr. Andersen is the Managing Partner and co-founder of Clearview Capital, an indirect parent of Clearview/CP/Vycom Acquisition, LLC. Mr. Andersen disclaims beneficial ownership of the Class A units owned by Clearview/CP/Vycom Acquisition, LLC, except to the extent of his pecuniary interest therein.

(10)
Messrs. Dalvie, Fischer, Hoesterey and Mahan serve on our board of directors as representatives of AEA Investors LLC. Messrs. Dalvie, Hoesterey and Mahan are Partners of AEA Investors LLC and Mr. Fischer is an Operating Partner of AEA Investors LLC. Messrs. Dalvie, Fischer, Hoesterey and Mahan disclaim beneficial ownership of the Class A units owned by investment vehicles managed by AEA Investors LLC and AEA Management (Cayman) Ltd., except to the extent of their respective pecuniary interests therein.

(11)
Does not include Class A units beneficially owned by Wachovia Capital Partners 2005, LLC. Mr. Perper serves on our board of directors as a representative of Wachovia Capital Partners 2005, LLC. Mr. Perper is a Managing Partner with Wachovia Capital Partners, LLC, an indirect parent of Wachovia Capital Partners 2005, LLC. Mr. Perper disclaims beneficial ownership of the Class A units owned by Wachovia Capital Partners 2005, LLC, except to the extent of his pecuniary interest therein.

(12)
Messrs. Sarni and Steinberg serve on our board of directors as representatives of AEA Investors LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AEA Investors

        Upon consummation of the Transaction, we entered into a management agreement with AEA Investors relating to the provision of advisory and consulting services. AEA Investors has agreed not to charge a fee for the first year following the Transaction. After that, our board will determine whether a fee will be paid to AEA Investors and the amount of such fee, subject to the limitations under "Description of Exchange Notes—Certain Covenants—Limitation on Transactions with Affiliates." In consideration of services performed in connection with the Transaction and the related financings, we paid a $7 million fee to AEA Investors upon closing of the Transaction. In addition, in consideration of services performed in connection with the Santana Acquisition and the related financings, we paid a $350,000 fee to AEA Investors upon closing of the Santana Acquisition. We believe that the management agreement and the services above mentioned are or were on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Management Equity Participation Following the Transaction

        Members of our management team own Class A limited partnership units of Compression Polymers Holding I, our indirect parent, representing approximately 10% of the total equity of Compression Polymers Holding I and also own Class B limited partnership units of Compression Polymers Holding I. See "Security Ownership of Certain Beneficial Owners and Management."

Wachovia Capital Markets, LLC

        An affiliate of Wachovia Capital Markets, LLC, the Initial Purchaser, was an equityholder in Compression Polymers Holdings LLC and received a portion of the purchase price paid to Compression Polymers Holdings LLC as consideration for the Transaction. In addition, an affiliate of Wachovia Capital Markets, LLC is also a co-investor in Compression Polymers Holding I in connection with the Transaction. As described below, an affiliate of Wachovia Capital Markets, LLC has one representative on our board of directors as well as one representative on the advisory board of Compression Polymers Holding I. In addition, an affiliate of Wachovia Capital Markets, LLC is a lender and administrative agent under our senior secured revolving credit facility. Wachovia Capital Markets, LLC held all of our outstanding indebtedness that was refinanced with the proceeds from the issuance of the outstanding notes on July 5, 2005 and, accordingly, received the proceeds of that offering and fees related thereto.

Partnership Agreement and Registration Rights Agreement

        A partnership agreement with respect to Compression Polymers Holding I has been entered into among AEA Investors, Wachovia Capital Partners 2005, LLC ("Wachovia Capital"), Clearview/CP/Vycom Acquisition, LLC ("Clearview") and certain members of management. The partnership agreement contains, among other things, preemptive rights and certain restrictions on the ability of the parties thereto to freely transfer the partnership units of Compression Polymers Holding I or shares of our stock, which may be distributed by Compression Polymers Holding I to the partners. Compression Polymers Holding I has an advisory board whose role is to advise and make recommendations to the general partner of Compression Polymers Holding I (which is an affiliate of AEA Investors) with respect to the business of Compression Polymers Holding I. The advisory board is consists of nine members, which includes six members (Messrs. Hoesterey, Dalvie, Mahan, Fischer, Sarni and Steinberg) who are representatives of AEA Investors, one member (Mr. Perper) who is a representative of Wachovia Capital, one member (Mr. Andersen) who is a representative of Clearview and James Keisling, our Chief Executive Officer. The parties to the partnership agreement have agreed to enter into a registration rights agreement upon the distribution to the partners of shares of our stock. The registration rights agreement will provide that, upon certain conditions, the parties will have the ability to cause us to register our securities under the Securities Act, and other parties to the registration rights agreement may participate in such registrations.

Board of Directors

        The company's board of directors consists of nine members, which includes six members (Messrs. Hoesterey, Dalvie, Mahan, Fischer, Sarni and Steinberg) who are representatives of AEA Investors, one member (Mr. Perper) who is a representative of Wachovia Capital, one member (Mr. Andersen) who is a representative of Clearview and James Keisling, our Chief Executive Officer.

Lease and Option to Purchase

        Upon the closing of the Transaction, Vycom Corp., our wholly owned subsidiary, entered into an amended lease with respect to the 308,000 square foot property located in Scranton, Pennsylvania (Keyser Avenue). The lessor and owner of the property is an entity whose owners include affiliates of Clearview and Wachovia Capital, co-investors of our company in connection with Transaction, as well as affiliates of certain members of our management team, including Mr. James Keisling, our Chief Executive Officer. The initial term of the lease is four years, and Vycom Corp. has options to extend the lease term for five additional four-year periods. Rent for the lease is paid monthly at a rate of $492,800 per year, increasing by 1% each year thereafter.

        In addition, pursuant to a separate agreement with the lessor and owner of this property, Compression Polymers Holding II has an option to purchase the property for $4 million at any time from January 1, 2006 until January 1, 2009.

Holders of Compression Polymers Holdings LLC

        In 2004, notes originating in 2001 and 2002, payable to J.H. Whitney Mezzanine Fund, LP and to J.H. Whitney Market Value Fund, LP (parties related to the Predecessor shareholders) were paid in full. Total interest expense paid to related parties was $910,000 and $4,550,000 in 2004 and 2003, respectively.

        The Predecessor entered into a capital lease with certain Predecessor stockholders for land, building and other personal property for a total of $1,500,000 in December 2004. This capital lease was assumed by the Successor on the closing date of the Transaction. See Note 11 to the audited consolidated financial statements included elsewhere in this prospectus.

Santana

        For a description of Santana's related party transactions, see Note F, Related Party Transactions, to Santana's audited consolidated financial statements included elsewhere in this prospectus.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Revolving Credit Facility

        In connection with the Transaction, we amended and restated our existing credit facility such that it:

  •
  provides for revolving credit of $40.0 million; the amount of borrowing capacity available may be limited to an amount equal to the sum of (a) 85% of our accounts receivable and (b) 60% of our inventory;

  •
  bears interest on outstanding principal at a fluctuating rate equal to, at our option, either the base rate plus a margin or LIBOR plus a margin per annum. The margin is subject to a leverage ratio;

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  is secured by substantially all of our present and future assets, including all equity interests of the domestic subsidiaries of Compression Polymers Holding II and 65% of equity interests of all future fi-rst-tier foreign subsidiaries;

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  is guaranteed by Compression Polymers Holding II and all of our domestic subsidiaries;

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  allows prepayment in whole or in part subject to applicable LIBOR or fixed rate breakage costs; and

  •
  matures in 2011.

        Our amended and restated senior secured revolving credit facility contains negative covenants that limit our ability and the ability of our subsidiaries to, among other things:

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  incur additional indebtedness or issue guarantees;

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  grant liens;

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  make fundamental changes in our business, corporate structure or capital structure, including, among other things, entering into mergers, acquisitions and other business combinations;

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  make loans and investments;

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  enter into transactions with affiliates;

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  modify or waive material agreements in a manner that is adverse in any material respect to the lenders; or

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  prepay or repurchase subordinated indebtedness.

        These covenants are subject to qualifications and exceptions. The covenants also include a financial covenant that requires us to maintain at all times a maximum total senior secured leverage ratio less than or equal to 1.5 to 1.0. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Covenant Ratios in Indenture and Senior Secured Credit Facility."

        Our amended and restated senior secured revolving credit facility contains events of default that are customary for financings of this type, including, without limitation, and subject to certain exceptions, those related to:

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  default in payment of principal and interest;

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  materially incorrect representations or warranties;

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  default in observance or performance of affirmative or negative covenants;

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  cross default in the payment of specified other indebtedness;

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  specified events of bankruptcy;

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  specified ERISA events;

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  specified judgments or decrees;

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  failure of the applicable senior secured credit facilities documents or any material provisions hereof, the guarantees, security documents or any related documents to be enforceable and in full force and effect; and

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  certain change of control events.

        If such an event of default occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the revolving credit facility and all actions permitted to be taken by a secured creditor.

        We have entered into an amendment to our amended and restated senior secured revolving credit facility providing for, and effective upon consummation of, the Santana Acquisition.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        In connection with the sale of (i) $65.0 million aggregate principal amount of senior floating rate notes due 2012 and $150.0 million of 10 1/2% senior notes due 2013 on July 5, 2005, and (ii) $30.0 million aggregate principal amount of senior floating rate notes due 2012 on April 28, 2006, we and the guarantors entered into separate registration rights agreements with the Initial Purchaser of the outstanding notes, each of which requires us to:

  •
  use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the applicable outstanding notes for an issue of registered exchange notes with terms identical to the outstanding notes except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below;

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  offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for the exchange notes;

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  keep the exchange offer open for not less than 20 business days after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes;

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  use our commercially reasonable efforts to complete the exchange offer on or before 270 days after the date of issuance of the outstanding notes (which (x) was April 1, 2006 in the case of the outstanding notes issued on July 5, 2005, and (y) will be January 23, 2007 in the case of the outstanding notes issued on April 28, 2006); and

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  if obligated to file a shelf registration statement, use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes.

        If the exchange offer is not completed on or before the 270th day after the applicable date of issuance of the outstanding notes or the shelf registration statement, if required, is not effective on or before the 120th day after we become obligated to make the filing, we will be obligated to pay additional interest to each holder of outstanding notes, as applicable, in an amount equal to 0.25% per year for the first 90-day period after either of such events occurs, which rate will be increased by 0.25% per year at the beginning of each subsequent 90-day period, in each case until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes become freely tradable under the Securities Act, at which time the interest rate on the outstanding notes will revert to the original interest rate borne by such notes. The maximum aggregate increase in the interest rate shall in no event exceed 1.00% per year. The exchange offer for the outstanding notes issued on July 5, 2005 was not completed prior to April 1, 2006, the 270th day after the date of issuance of such outstanding notes; therefore, we are required to pay additional interest on the outstanding notes issued on July 5, 2005 until the exchange offer for such outstanding notes is completed in accordance with the applicable registration rights agreement. We will not be required to pay additional interest on the $30.0 million aggregate principal amount of senior floating rate notes due 2012 issued on April 28, 2006 unless the exchange offer with respect to those outstanding notes is not completed on or prior to January 23, 2007, or as otherwise may be required by the registration rights agreement applicable to such notes. We expect to pay the additional interest that has accrued on the outstanding notes issued on July 5, 2005 immediately prior to the consummation of this exchange offer to those persons who are registered holders of such outstanding notes at the close of business on the date that the exchange offer closes.

        A copy of each of the registration rights agreements is attached as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 12:00 a.m., New York City time, on                        , 2006, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that:

  •
  the exchange notes will have been registered under the Securities Act;

  •
  the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  the exchange notes will not contain the registration rights and additional interest provisions contained in the outstanding notes.

        Notes tendered in the exchange offer must be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any outstanding notes due to an extension of the exchange offer;

  •
  if any condition set forth below under "—Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us. Notwithstanding the foregoing, in the event of a material change in the exchange offer, including our waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

        During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

        When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank, N.A., which will act as the exchange agent, at the address set forth below under the heading "—The Exchange Agent";

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  comply with The Depository Trust Company ("DTC")'s Automated Tender Offer Program ("ATOP") procedures described below; or

  •
  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent as per DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system ("Euroclear"), or Clearstream Banking S.A. ("Clearstream") (as appropriate) procedures.

        In addition, either:

  •
  the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted to DTC, Euroclear or Clearstream, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or "book-entry confirmation," which states that DTC, Euroclear or Clearstream, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes; or

  •
  for the account of an eligible institution.

        An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

        If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  •
  reject any and all tenders of any outstanding note improperly tendered;

  •
  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

  •
  waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

        Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

        Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons' authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer. If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the outstanding notes to be acquired in the exchange offer, the holder or any other person:

  •
  may not rely on applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an

"underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

        Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreements. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

        For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the outstanding notes. Under each of the registration rights agreements, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

        In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

  •
  certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream, as appropriate;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, Euroclear or Clearstream, the nonexchanged notes will be credited to an account maintained with DTC, Euroclear or Clearstream, as appropriate. We will return the outstanding notes or have them credited to DTC, Euroclear or Clearstream accounts, as appropriate, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The participant should transmit its acceptance to DTC, Euroclear or Clearstream, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC, Euroclear or Clearstream, as the case may be. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date; or

  •
  comply with the guaranteed delivery procedures described below.

        DTC's ATOP program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent's message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent's message. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

        In order for an acceptance of an exchange offer through ATOP to be valid, an agent's message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the holder tenders the outstanding notes through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the certificate number or numbers of such outstanding shares and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your outstanding notes at any time prior to the expiration of the offer.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under "—The Exchange Agent." Any such notice of withdrawal must:

  •
  specify the name of the person that has tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

  •
  where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, Euroclear or Clearstream, as applicable, the outstanding notes withdrawn will be unlocked with DTC, Euroclear or Clearstream, as applicable, for the outstanding notes. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "—How to Tender Outstanding Notes for Exchange" above at any time on or prior to 12:00 a.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of this exchange offer, we are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes, and we may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer (x) that acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC, or (y) there is an action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

        The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of such rights, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

The Exchange Agent

        Wells Fargo Bank, N.A. has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below.

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

  By Registered and Certified Mail:

  Wells Fargo Bank, N.A.
  Corporate Trust Operations
  MAC N9303-121
  P.O. Box 1517
  Minneapolis, MN 55480

  By Overnight Courier or Regular Mail:

  Wells Fargo Bank, N.A.
  Corporate Trust Operations
  MAC N9303-121
  6th & Marquette Avenue
  Minneapolis, MN 55479

  By Hand Delivery:

  Wells Fargo Bank, N.A.
  Corporate Trust Services
  608 2nd Avenue South
  Northstar East Building—12th Floor
  Minneapolis, MN 55402

  By Facsimile Transmission:

  (612) 667-6282
  By Telephone:
  (800) 344-5128

        Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

        We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

        The cash expenses to be incurred in connection with the exchange offer will be paid by us.

Transfer Taxes

        Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer or substitute outstanding notes not tendered or exchanged are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

        Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

        Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in (x) the offering memorandum dated June 29, 2005, relating to the outstanding notes issued on July 5, 2005 and (y) the offering memorandum dated April 25, 2006, relating to the outstanding notes issued on April 28, 2006. After completion of this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under each of the registration rights agreements, except under limited circumstances.

Exchanging Outstanding Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the holder is not a broker-dealer tendering notes acquired directly from us;

  •
  the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business;

  •
  neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer; and

  •
  the holder is not our affiliate.

        However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

        Each holder must furnish a written representation, at our request, that:

  •
  it is not an affiliate of us or, if an affiliate, that it will comply with registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  it is not a broker-dealer tendering notes acquired directly from us;

  •
  it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

  •
  it is acquiring the exchange notes in the ordinary course of its business.

        Each holder who cannot make such representations:

  •
  will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

  •
  will not be permitted or entitled to tender outstanding notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

        In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that these outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities and that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

DESCRIPTION OF EXCHANGE NOTES

General

        The outstanding notes have been issued, and the exchange notes will be issued, under an indenture (the "Indenture") dated as of July 5, 2005, among us, the Guarantors and Wells Fargo Bank, N.A., as Trustee, filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture (copies of the form of which may be obtained from us), including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. For more information, please review the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part.

        The definitions of most of the capitalized terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this "Description of Exchange Notes," references to the "Company" are to Compression Polymers Holding Corporation and not to any of its Subsidiaries. For purposes of this summary, the term "Notes" refers to both:

  (1)
  the $65.0 million aggregate principal amount of outstanding floating rate notes issued on July 5, 2005 and the $30.0 million aggregate principal amount of outstanding floating rate notes issued on April 28, 2006, together with the exchange floating rate notes to be issued in exchange therefor (the "Senior Floating Rate Notes"); and

  (2)
  the $150.0 million aggregate principal amount of outstanding fixed rate notes issued on July 5, 2005, together with the exchange fixed rate notes to be issued in exchange therefor (the "Senior Fixed Rate Notes").

        Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the Indenture and will vote together as one class, including for purposes of amending the Indenture. In addition, the Senior Floating Rate Notes and Senior Fixed Rate Notes are issued as separate series but will be treated as a single class for all purposes under the Indenture and will vote together as one class.

        The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

Brief Description of the Notes

        The Notes are:

  •
  general unsecured obligations of the Company;

  •
  effectively subordinated to secured obligations of the Company to the extent of the value of the assets securing such obligations;

  •
  equal in right of payment to all existing and future unsecured obligations of the Company that are not, by their terms, expressly subordinated in right of payment to the Notes; and

  •
  senior in right of payment to any future obligations of the Company that are, by their terms, expressly subordinated in right of payment to the Notes.

        As of December 31, 2005, after giving pro forma effect to the Santana Acquisition, the Company would have had total Indebtedness outstanding (including the Notes) of approximately $252.1 million, which does not give effect to up to an additional $33.7 million that would have been available for borrowing under the Credit Agreement, which would be secured if borrowed. In addition, the Indenture permits the Company to incur additional Indebtedness.

        The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Initially, the Trustee will be acting as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. We may change any Paying Agent and Registrar without notice to holders of the Notes. We will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At our option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

  The Senior Floating Rate Notes

        We initially issued the outstanding Senior Floating Rate Notes in (x) an aggregate principal amount of $65.0 million on July 5, 2005, and (y) an aggregate principal amount of $30.0 million on April 28, 2006. An unlimited amount of additional Senior Floating Rate Notes may be issued from time to time subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

        The Senior Floating Rate Notes will mature on July 1, 2012. Interest on the Senior Floating Rate Notes will accrue at a rate per annum, reset semi-annually, equal to the six-month LIBOR plus 6.75%, as determined by the calculation agent (the "Calculation Agent"), which shall initially be the Trustee, and will be payable semiannually in cash on each January 1 and July 1 to the persons who are registered Holders at the close of business on the December 15 and June 15 immediately preceding the applicable interest payment date. The LIBOR rate at January 1, 2006 was 4.71%. The $30.0 million principal amount of Senior Floating Rate Notes issued on April 28, 2006 will be part of the same class as the $65.0 million principal amount of Senior Floating Rate Notes issued on July 5, 2005 and will have the same terms as those of the Senior Floating Rate Notes issued on July 5, 2005. However, the Senior Floating Rate Notes issued on April 28, 2006 are subject to a separate registration rights agreement. Moreover, until this exchange offer for all of the Senior Floating Rate Notes is completed, the Senior Floating Rate Notes issued on April 28, 2006 will have a separate CUSIP number from that of the Senior Floating Rate Notes issued on July 5, 2005 and will not be fungible with the Senior Floating Rate Notes issued on July 5, 2005. Interest on the Senior Floating Rate Notes issued on July 5, 2005 was first paid on January 1, 2006. Interest on the Senior Floating Rate Notes issued on July 5, 2005 will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on the Senior Floating Rate Notes issued on April 28, 2006 will first be payable on July 1, 2006. Interest on the Senior Floating Rate Notes issued on April 28, 2006 will accrue from and including January 1, 2006, the most recent interest payment for the Senior Floating Rate Notes issued on July 5, 2005, rather than July 5, 2005, although investors in the Senior Floating Rate Notes issued on April 28, 2006 were required to pay accrued interest through the issue date of such Senior Floating Rate Notes at the time of purchase.

        The Senior Floating Rate Notes will not be entitled to the benefit of any mandatory sinking fund.

  The Senior Fixed Rate Notes

        We initially issued the outstanding Senior Fixed Rate Notes in an aggregate principal amount of $150.0 million on July 5, 2005. An unlimited amount of additional Senior Fixed Rate Notes may be issued from time to time subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

        The Senior Floating Rate Notes will mature on July 1, 2013. Interest on the Senior Fixed Rate Notes will accrue at the rate of 10.5% per annum and will be payable semiannually in cash on each January 1 and July 1 to the persons who are registered Holders at the close of business on the December 15 and June 15 immediately preceding the applicable interest payment date. Interest on the Senior Fixed Rate Notes issued on July 5, 2005 was first paid on January 1, 2006. Interest on the Senior Fixed Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

        The Senior Fixed Rate Notes will not be entitled to the benefit of any mandatory sinking fund.

Guarantees

        The Notes will be guaranteed by Holdings and each existing and future domestic Restricted Subsidiary of the Company that guarantees any of the Company's Indebtedness under any Credit Facility. The Guarantors will jointly and severally guarantee the Company's obligations under the Indenture and Notes. Each Guarantee will rank as a general unsecured senior obligation of such Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Merger, Consolidation and Sale of Assets."

        The Guarantee of a Guarantor will be released automatically:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including, without limitation, by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the applicable provisions of the Indenture;

  (2)
  in connection with any sale of a majority of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale of such Capital Stock of that Guarantor complies with the applicable provisions of the Indenture;

  (3)
  if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

  (4)
  if such Guarantor is properly designated as a Non-Guarantor Restricted Subsidiary and is not required to issue a Guarantee of the Notes pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantees";

  (5)
  if a Guarantor under all Credit Facilities is released from its Guarantee pursuant to the terms of all Credit Facilities; or

  (6)
  if the Notes are discharged in accordance with the procedures described below under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge."

        In accordance with SEC rules, separate financial statements of the Company and its subsidiary Guarantors are not included in this prospectus, but condensed, consolidating financial information is included in the notes accompanying the financial statements of Holdings included in this prospectus.

Redemption

  Optional Redemption of the Senior Floating Rate Notes

        Optional Redemption.    The Senior Floating Rate Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after July 1, 2007, upon not less than 30 and not more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2007	103.000%
2008	102.000%
2009 and thereafter	100.000%

        Before July 1, 2007, the Company may also redeem the Senior Floating Rate Notes, as a whole but not in part, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Floating Rate Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the date of redemption.

        "Floating Rate Applicable Premium" means, with respect to any Senior Floating Rate Note on any redemption date, the greater of (i) 1.0% of the principal amount of such Senior Floating Rate Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Senior Floating Rate Note at July 1, 2007 (as set forth in the table above), plus (2) all scheduled interest payments due on such Senior Floating Rate Note from the redemption date through July 1, 2007 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Floating Rate Treasury Rate at such redemption date, plus 50 basis points over (B) the principal amount of such Senior Floating Rate Note.

        "Floating Rate Treasury Rate" means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 1, 2007; provided, however, that if the period from such redemption date to July 1, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Floating Rate Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to July 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Optional Redemption upon Equity Offerings.    At any time, or from time to time, on or prior to July 1, 2007, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the Senior Floating Rate Notes issued under the Indenture at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the Senior Floating Rate Notes applicable on the date on which notice of the redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

  (1)
  at least 65% of the principal amount of Senior Floating Rate Notes issued under the Indenture remains outstanding immediately after any such redemption; and

  (2)
  the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

  Optional Redemption of the Senior Fixed Rate Notes

        Optional Redemption.    The Senior Fixed Rate Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after July 1, 2009, upon not less than 30 and not more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2009	105.250%
2010	102.625%
2011 and thereafter	100.000%

        Before July 1, 2009, the Company may also redeem the Senior Fixed Rate Notes, as a whole but not in part, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Senior Fixed Rate Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the date of redemption.

        "Senior Fixed Rate Applicable Premium" means, with respect to any Senior Fixed Rate Note on any redemption date, the greater of (i) 1.0% of the principal amount of such Senior Fixed Rate Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Senior Fixed Rate Note at July 1, 2009 (as set forth in the table above), plus (2) all scheduled interest payments due on such Senior Fixed Rate Note from the redemption date through July 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Senior Fixed Rate Treasury Rate at such redemption date, plus 50 basis points over (B) the principal amount of such Senior Fixed Rate Note.

        "Senior Fixed Rate Treasury Rate" means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 1, 2009; provided, however, that if the period from such redemption date to July 1, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Senior Fixed Rate Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to July 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Optional Redemption upon Equity Offerings.    At any time, or from time to time, on or prior to July 1, 2008, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the Senior Fixed Rate Notes issued under the Indenture at a redemption price equal to 110.5% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

  (1)
  at least 65% of the principal amount of Senior Fixed Rate Notes issued under the Indenture remains outstanding immediately after any such redemption; and

  (2)
  the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

        "Equity Offering" means any public or private sale of Qualified Capital Stock of the Company or any direct or indirect parent entity of the Company; provided that, in the event of an Equity Offering by any direct or indirect parent entity of the Company, such parent entity contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to this "Redemption" section.

Selection and Notice of Redemption

        In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however:

  (1)
  that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and

  (2)
  that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

        Notice of redemption shall be mailed by first-class mail at least 30 and not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

        Within 30 days following the date upon which the Change of Control has occurred or, at the Company's option, prior to such Change of Control but after it is publicly announced if a definitive agreement is in place for such Change of Control at the time of such announcement, the Company will be required to send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). If the notice is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control if a definitive agreement is in place for the Change of Control at the time of the notice of such Change of Control. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Credit Agreement contains, and any future other agreements relating to other Indebtedness to which the Company becomes a party may contain, restrictions or prohibitions on the Company's ability to repurchase Notes or may provide that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payments of amounts borrowed under, those agreements. If a Change of Control occurs at a time when the Company is prohibited from repurchasing the Notes, the Company could seek the consent of its then lenders to the repurchase of the Notes or could attempt to refinance the Credit Agreement. If the Company does not obtain such consent or repay the applicable Indebtedness, it would remain prohibited from repurchasing the Notes. In that case, failure to repurchase tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of other Indebtedness that the Company may enter into from time to time. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        Neither the Boards of Directors of the Company nor the Trustee, without the consent of the Holders affected thereby, may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is, or concurrently with such incurrence becomes, a Guarantor may incur Indebtedness (including Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the receipt and application of the proceeds thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0. The foregoing proviso is referred to as the "Coverage Ratio Exception."

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution (other than dividends or distributions payable in the Qualified Capital Stock, or in warrants, rights or options to purchase such Qualified Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock), of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock,

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to:

  (a)
  any scheduled final maturity,

  (b)
  any scheduled or mandatory repayment or

  (c)
  any scheduled sinking fund payment,

    any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes (other than the purchase, defeasance, redemption, prepayment, decrease or other acquisition of Indebtedness subordinate or junior in right of payment to the Notes, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, defeasance, redemption, prepayment, decrease or other acquisition); or

  (4)
  make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) (other than the exceptions set forth therein) being referred to as a "Restricted Payment") if at the time of such Restricted Payment or immediately after giving effect thereto:

    (A)
    a Default shall have occurred and be continuing; or

    (B)
    the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

    (C)
    the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of, without duplication:

      (i)
      50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning with the most recently ended fiscal quarter immediately prior to the Issue Date and ending on or prior to the end of the most recently ended fiscal quarter for which internal financial statements are available as of the date the Restricted Payment occurs (treating such period as a single accounting period), plus

      (ii)
      100% of the aggregate net proceeds (including the fair market value of property other than cash) directly or indirectly received by or contributed to, directly or indirectly, the Company or any Restricted Subsidiary from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock of the Company or any direct or indirect parent entity of the Company, including Qualified Capital Stock issued upon exercise of warrants or options or upon the merger or consolidation of any Person with the Company or any Restricted Subsidiary, plus

      (iii)
      the aggregate amount received by the Company or any Restricted Subsidiary from the issuance of any Indebtedness or Disqualified Capital Stock of the Company or any Restricted Subsidiary issued after the Issue Date which has been converted or exchanged for Qualified Capital Stock in either the Company or any direct or indirect parent entity of the Company, plus

      (iv)
      without duplication of any amounts included in clause (C)(ii) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) of any equity contribution received by the Company from a direct or indirect holder of the Company's Capital Stock subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs, plus

      (v)
      without duplication, an amount equal to the sum of

      (x)
      the net reduction in Restricted Investments resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary or the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any Restricted Investment, in each case occurring subsequent to the Issue Date and the return of capital with respect to any Restricted Investment and

      (y)
      to the extent that any Subsidiary of the Company that has been designated an Unrestricted Subsidiary after the Issue Date is redesignated as a Restricted Subsidiary in accordance with the covenant described under "—Limitation on Designations of Unrestricted Subsidiaries" or merges into a Restricted Subsidiary or transfers its assets to a Restricted Subsidiary, the fair market value of the Investment of the Company or any Restricted Subsidiary in such Subsidiary as of the date of such redesignation, merger or transfer, as the case may be, plus

      (vi)
      100% of the aggregate net proceeds (including the fair market value of property) and any dividends or distributions received by the Company or any Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company or the proceeds from the sale of stock from an Unrestricted Subsidiary, to the extent that such dividends, distributions or proceeds were not otherwise included in the Consolidated Net Income of the Company for such period, plus

      (vii)
      in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company's or any Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment pursuant to this clause (C), plus

      (viii)
      any amount which previously qualified as a Restricted Payment pursuant to this clause (C) on account of any guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such guarantee no longer exists.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

  (1)
  the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the mailing of such irrevocable redemption notice if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration or the date of mailing of such notice;

  (2)
  (x)    the acquisition of any shares of Capital Stock ("Retired Capital Stock") of the Company, either

    (a)
    solely in exchange for shares of Qualified Capital Stock of the Company or

    (b)
    through the application of net proceeds of a substantially concurrent, or within 90 days prior thereto, sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

    (clauses (a) and (b) collectively, "Refunding Capital Stock") and

    (y)
    the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent, or within 90 days prior thereto, sale (other than to a Restricted Subsidiary) of Refunding Capital Stock;

  (3)
  the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, either

  (a)
  solely in exchange for shares of Qualified Capital Stock of the Company, or

  (b)
  through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of

  (x)
  shares of Qualified Capital Stock of the Company or

  (y)
  Refinancing Indebtedness;

  (4)
  if no Default shall have occurred and be continuing, the purchase, repurchase, redemption, retirement or other acquisition for value by the Company of Capital Stock of the Company or options or warrants to purchase Capital Stock of the Company, stock appreciation rights or any similar equity interest in the Company and any distribution, loan or advance to any direct or indirect parent entity of the Company for the purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of any such direct or indirect parent entity of the Company, in each case, from any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or any direct or indirect parent entity of the Company or its authorized representatives or permitted transferees upon the death, disability, retirement or termination of employment of such current or former director, officer, employee or consultant in an aggregate amount not to exceed $5.0 million in any fiscal year (and any portion of such $5.0 million not used in any fiscal year may be carried forward to the next succeeding (but no other) fiscal years); provided, further, that such amount may be increased by an amount not to exceed

    (a)
    the cash proceeds from the sale of Capital Stock of the Company and, to the extent contributed to the Company, Capital Stock of any direct or indirect parent entity of the Company, in each case to directors, officers, employees or consultants of the Company or any of its Subsidiaries or any direct or indirect parent entity of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such purchase, repurchase, redemption, retirement or other acquisition will not increase the amount available for Restricted Payments under clause (C) of the immediately preceding paragraph), plus

    (b)
    the cash proceeds of key-man life insurance policies received by the Company or any direct or indirect parent entity of the Company (to the extent contributed to the Company) or any Restricted Subsidiary after the Issue Date; provided, further, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any fiscal year;

  (5)
  the payment by the Company of Permitted Tax Distributions;

  (6)
  (A)    the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued by the Company after the Issue Date, or

  (B)
  the declaration and payment of dividends to a direct or indirect parent entity of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) of such parent entity issued after the Issue Date;

    provided, however, that, in each case (x) after giving effect to the issuance of such Designated Preferred Stock (and the payment of dividends or distributions) on a pro forma basis, the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception, and (y) the amount of dividends paid pursuant to this clause (6) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Company from the sale of such Designated Preferred Stock;

  (7)
  following the first public offering of the Company's Common Stock or the Common Stock of any direct or indirect parent entity of the Company, as the case may be, after the Issue Date, the payment of dividends on the Company's Common Stock (or the payment of dividends to any direct or indirect parent entity of the Company, as the case may be, to fund the payment by such parent entity of dividends on such entity's Common Stock) of up to 6% per annum of the gross proceeds of such public offering received by, and in the case of a public offering of any direct or indirect parent entity of the Company, contributed to the common equity capital of, the Company; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by the Company (or so contributed to the Company) from such public offering;

  (8)
  the repurchase of Capital Stock of the Company deemed to occur upon (a) the non-cash exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options and (b) the withholding of a portion of such Capital Stock to pay taxes associated therewith, and the purchase of fractional shares of Capital Stock of the Company or any Restricted Subsidiary arising out of stock dividends, splits or combinations or business combinations;

  (9)
  (a) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company issued on or after the Issue Date in accordance with the covenant described under the caption "—Limitation on Incurrence of Additional Indebtedness" or (b) the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of any direct or indirect parent entity of the Company issued on or after the Issue Date, the proceeds of which have been contributed to the Company; provided that the amount of dividends paid pursuant to this clause (9)(B) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of the Company from the sale of such Disqualified Capital Stock;

  (10)
  any payment of dividends, other distributions or other amounts or the making of loans or advances by the Company to any direct or indirect parent entity of the Company for the purposes set forth in clauses (A) and (B) below:

  (A)
  to pay accounting, legal, administrative and other general corporate and overhead expenses, franchise or similar taxes and other fees required to maintain such parent entity's corporate existence and to provide for other operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any such parent entity and to pay reasonable directors' fees and to reimburse reasonable out-of-pocket expenses of the Board of Directors of any direct or indirect parent entity of the Company, in each case related to the ownership or operation of the Company or any Restricted Subsidiaries and including to pay fees and expenses, as incurred, of an offering of such parent entity's securities or indebtedness that is not consummated, or of a registered public offering or of an acquisition which is not consummated, in each case where the proceeds of such offering or such acquisition, as the case may be, was intended to be contributed to or combined with Company or its Restricted Subsidiaries; and

  (B)
  to pay the Sponsor those amounts payable pursuant to the Management Agreement.

  (11)
  any repurchase, redemption, retirement or other acquisition for value of Disqualified Capital Stock of the Company made by exchange for or out of proceeds of a substantially concurrent sale of Disqualified Capital Stock that is permitted to be incurred pursuant to the covenant described below under "—Limitation on Incurrence of Additional Indebtedness," provided any new Disqualified Capital Stock has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;

  (12)
  the repurchase of any Subordinated Indebtedness of the Company in the event of a Change of Control or Asset Sale pursuant to a provision similar to the provisions described under the caption "Change of Control" and "—Limitation on Asset Sales"; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer or Net Proceeds Offer, as the case may be, required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer, as the case may be;

  (13)
  any payment to the sellers of the purchase price for the Acquisition, as well as all fees and expenses related thereto, including, without limitation, the payment of fees and expenses to the Sponsor on May 10, 2005 in connection with the Acquisition and the Credit Agreement, fees and expenses related to the Refinancing Transaction, and any payments to any direct or indirect parent entity of the Company in order for any such parent entity to make such payments or distributions; and

  (14)
  if no Default shall have occurred and be continuing, Restricted Payments in an aggregate amount since the Issue Date not to exceed $10.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2)(b), (3)(b)(x) and (7) of the immediately preceding paragraph shall be included in such calculation.

        For purposes of determining compliance with this covenant, in the event that a Restricted Payment permitted pursuant to this covenant or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (14) above or one or more clauses of the definition of Permitted Investments, the Company shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this covenant, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant or of the definition of Permitted Investments.

        Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company); and

  (2)
  at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided, however, that the amount of:

  (a)
  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released (including by operation of law),

  (b)
  any notes, securities or other obligations received by the Company or by any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or by such Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt by the Company or such Restricted Subsidiary (to the extent of the cash or Cash Equivalents received) and

  (c)
  any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $5.0 million and (y) 5% of Consolidated Net Tangible Assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will be deemed to be cash for the purposes of this provision.

        Upon the consummation of an Asset Sale, the Company shall apply, or cause the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

  (1)
  to (i) permanently reduce Obligations under a Credit Facility (and, except in the case of revolving credit facilities, to correspondingly reduce commitments with respect thereto) or (ii) permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor,

  (2)
  to make an investment in Replacement Assets,

  (3)
  to make capital expenditures in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries or in businesses reasonably related or complementary thereto ("Permitted Business"),

  (4)
  acquire Capital Stock of a Person that is a Restricted Subsidiary or of a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon consummation of such acquisition, including by means of a merger, consolidation or other business combination permitted under the Indenture,

  (5)
  to repay obligations under Pari Passu Indebtedness (as defined below), provided that if the Company shall so reduce obligations under such Pari Passu Indebtedness, it shall equally and ratably reduce obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, the Company shall make an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all holders of Notes to purchase its Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid, or

  (6)
  a combination of prepayment and investment permitted by the foregoing clauses (1) through (5).

        The Company or such Restricted Subsidiary will be deemed to have complied with its obligations under the preceding paragraphs of this covenant if it enters into a binding commitment to acquire such properties, assets or Capital Stock prior to 365 days after the receipt of the applicable Net Cash Proceeds; provided that upon any abandonment or termination of such commitment, the Net Available Proceeds not so applied shall constitute Net Cash Proceeds and be applied as set forth below.

        On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth above (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date not less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, the maximum principal amount of Notes and other Indebtedness ("Pari Passu Indebtedness") of the Company and the Guarantors that ranks pari passu in right of payment with the Notes or the Guarantees, as the case may be (to the extent required by the instrument governing such other Indebtedness), that may be purchased out of the Net Proceeds Offer Amount. Any Notes and other Indebtedness to be purchased pursuant to a Net Proceeds Offer shall be purchased pro rata based on the aggregate principal amount of Notes and such other Indebtedness outstanding and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

        The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $15.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, not just the amount in excess of $15.0 million, shall be applied as required pursuant to the preceding paragraph).

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold pursuant to the preceding sentence shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

  (1)
  at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

  (2)
  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company);

provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraphs of this covenant.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). If any portion of the Net Proceeds Offer Amount remains after consummation of a Net Proceeds Offer (such remainder constituting a "Net Proceeds Deficiency"), the Company and its Restricted Subsidiaries may use the Net Proceeds Deficiency for any purposes not otherwise prohibited by the Indenture, and the Net Proceeds Deficiency may be used to make an offer to repurchase Subordinated Indebtedness required by the terms thereof, and any repurchase of such Indebtedness shall not be deemed a Restricted Payment, notwithstanding anything else herein to the contrary. Upon completion of each Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on or in respect of Capital Stock;

  (2)
  make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

  (3)
  transfer any of its property or assets to the Company or any other Restricted Subsidiary,

except in each case for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law, rule, regulation or order including of any regulatory body;

  (b)
  the Indenture, the Notes and any Guarantees;

  (c)
  customary provisions restricting assignments or subletting in (x) any lease governing a leasehold interest of any Restricted Subsidiary or (y) any contracts and licenses (including, without limitation, those relating to intellectual property), in each case entered into in the ordinary course of business;

  (d)
  any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries, which encumbrance or restriction was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition) and is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person's direct and indirect Subsidiaries);

  (e)
  agreements existing on the Issue Date (other than the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

  (f)
  the Credit Agreement or an agreement governing any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the Indenture; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect, taken as a whole, than the provisions contained in the Credit Agreement as in effect on the Issue Date;

  (g)
  restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

  (h)
  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

  (i)
  Purchase Money Indebtedness or Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (j)
  provisions in joint venture agreements, partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements that restrict the transfer of ownership interests in such entity;

  (k)
  customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary;

  (l)
  restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

  (m)
  encumbrances pursuant to the subordination provisions of any Indebtedness permitted to be incurred by clause (7) of the definition of "Permitted Indebtedness";

  (n)
  encumbrances on the assets or capital stock of Foreign Subsidiaries pursuant to Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture that are not expected to make the Company unable to make principal or interest payments on the Notes, as determined in good faith by the Company; and

  (o)
  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b) and (d) through (f) above and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, and amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements prior to such amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Liens securing any Indebtedness upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom (other than Permitted Liens) unless effective provision for securing the Notes or, with respect to Liens on any Guarantor's property or assets, the Guarantee of such Guarantor, and:

  (1)
  if such Lien secures Indebtedness which is subordinate in right of payment to the applicable Notes or any related Guarantee of any Guarantor, as the case may be, any such Lien shall be subordinate to the Lien granted to Holders to the same extent as such Indebtedness is subordinate in right of payment to the applicable Notes or the related Guarantee of such Guarantor, as the case may be; and

  (2)
  in all other cases, the Notes or any related Guarantees, as the case may be, are secured on at least an equal and ratable basis.

        Notwithstanding the foregoing, any Lien securing the Notes or a Guarantee granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment of obligations under such Indebtedness), at such time as the holders of all such Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, (b) any sale, exchange or transfer to any Person other than the Company or any Restricted Subsidiary of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien in accordance with the terms of the Indenture, (c) in the case of a Lien on assets of a Guarantor securing a Guarantee, upon the release of such Guarantee in accordance with, the terms of the Indenture, (d) payment in full of the principal of, and accrued interest and premium on the Notes, or (e) a defeasance or discharge of the Notes in accordance with the procedures described below under "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge."

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (a)
  the Company will be the surviving or continuing entity, or

  (b)
  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease,

      conveyance or other disposition of properties and assets of the Company and of its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity")

      (x)
      will be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and

      (y)
      will expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

  (2)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Coverage Ratio Exception;

  (3)
  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

  (4)
  the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and an officer's certificate that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Notwithstanding the foregoing clauses (1), (2), (3) and (4) the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction and/or for the purpose of forming a holding company.

        The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such and the Company will be discharged from all obligations and covenants under the Indenture and the Notes.

        Each Guarantor, if any (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the covenant described under "—Limitation on Asset Sales"), will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

  (1)
  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) (the "Guarantor Surviving Entity") is an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia;

  (2)
  such Guarantor Surviving Entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and

  (3)
  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

        Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need not comply with this covenant. Notwithstanding the foregoing clauses (1), (2) and (3), any Guarantor may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Guarantor in another jurisdiction, and the Guarantors may merge with an Affiliate as part of any internal reorganization.

        The Indenture provides that upon any consolidation or merger in accordance with the foregoing in which such Guarantor is not the continuing corporation, the Guarantor Surviving Entity shall succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee with the same effect as if such Guarantor Surviving Entity had been named as such, and such Guarantor will be discharged from all obligations and covenants under the Indenture and its Guarantee.

  Limitation on Transactions with Affiliates.

  (1)
  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) involving aggregate consideration in excess of $2.5 million with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), other than:

  (a)
  Affiliate Transactions permitted under paragraph (2) below; and

  (b)
  Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

          All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10.0 million will be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $20.0 million, the Company will, prior to the consummation thereof, obtain an opinion from an Independent Financial Advisor stating that such transaction or series of related transactions are fair to the Company or to the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

  (2)
  The restrictions set forth in paragraph (1) above shall not apply to:

  (a)
  reasonable fees and compensation paid to and indemnity provided on behalf of, the Company's officers, directors, employees or consultants or those of any Restricted Subsidiary as determined in good faith by the Company's Board of Directors;

    (b)
    transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction); provided that such transactions are not otherwise prohibited by the Indenture;

    (c)
    amounts payable to the Sponsor pursuant to the Management Agreement as in effect on the Issue Date, which shall be no more than $1.5 million per year;

    (d)
    any agreement or instrument as in effect as of the Issue Date or any amendment or replacement thereof or any transaction contemplated thereby (including pursuant to any amendment or replacement thereof) so long as any such amendment or replacement agreement or instrument is, in the good faith judgment of the Board of Directors of the Company, not more disadvantageous to the Holders of Notes, taken as a whole, than the original agreement or instrument as in effect on the Issue Date;

    (e)
    Restricted Payments and Permitted Investments permitted by the Indenture;

    (f)
    any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto;

    (g)
    any issuance of Qualified Capital Stock to Affiliates;

    (h)
    contracts or agreements with, and payments by the Company or any of its Restricted Subsidiaries to, Sponsor in connection with any financial advisory, consulting, financing, underwriting or placement services or any other investment banking, banking or similar services, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with Sponsor in effect on the Issue Date, or (y) approved by a majority of the Board of Directors of the Company in good faith;

    (i)
    the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights in each case to employees, directors and consultants approved by the Board of Directors;

    (j)
    any redemption of Capital Stock held by current or former employees, directors or consultants at the time of their death, disability, termination of employment or departure from the Board of Directors for not in excess of fair market value or as otherwise contractually required;

    (k)
    any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purposes of (i) reorganizing to facilitate an initial public offering of securities of the Company or any direct or indirect parent entity of the Company or (ii) reincorporating the Company in a new jurisdiction;

    (l)
    transactions pursuant to any registration rights agreement with the stockholders of the Company or any direct or indirect parent entity of the Company, on customary terms;

    (m)
    transactions pursuant to or contemplated by the Partnership Agreement as in effect on the Issue Date;

    (n)
    transactions and payments of fees and expenses to the Sponsor on May 10, 2005 in connection with the Acquisition and the Credit Agreement;

    (o)
    agreements and transactions with customers, clients, suppliers or purchasers and sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the Indenture, which are fair to the Company or its Restricted

      Subsidiaries, or are on terms, taken as a whole, at least as favorable as might reasonably have been obtained at that time from a Person who is not an Affiliate of the Company; and

    (p)
    ordinary course transactions (including the payment of customary fees and expenses) with investment banks, commercial banks and other financial institutions in connection with investment banking, commercial banking and other financial advisory services.

        Future Subsidiary Guarantees.    If any Restricted Subsidiary of the Company (other than any Non-Guarantor Restricted Subsidiary if the fair market value of such Non-Guarantor Restricted Subsidiary, together with the fair market value of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed in the aggregate $3.5 million) guarantees any of the Company's Indebtedness under any Credit Facility then such Restricted Subsidiary shall:

  (1)
  execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

  (2)
  deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

        Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture; provided, however, that to the extent that a Subsidiary is subject to any instrument governing Acquired Indebtedness, as in effect at the time of acquisition thereof, that prohibits such Subsidiary from issuing a Guarantee, such Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Indebtedness.

        In addition, to the extent the collective fair market value of the Non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a Non-Guarantor Restricted Subsidiary, exceeds $3.5 million, the Company shall cause one or more of such Non-Guarantor Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture, such that the collective fair market value of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $3.5 million.

        The Guarantee of such Guarantor will rank as a general unsecured senior obligation of such Guarantor.

        Reports to Holders.    Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish or make available to the holders of Notes, with a copy to the Trustee:

  (1)
  beginning with the report for the quarter ended June 30, 2005, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

  (2)
  following the consummation of the exchange offer contemplated by the registration rights agreement with respect to the Senior Floating Rate Notes and the Senior Fixed Rate Notes issued on July 5, 2005, the information that would be required to be included in all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition, following the consummation of the exchange offer contemplated by the registration rights agreement with respect to the Senior Floating Rate Notes and the Senior Fixed Rate Notes issued on July 5, 2005, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to in the first paragraph of this covenant to the Trustee and the Holders of Notes if the Company has filed such reports with the Commission via the Commission's Electronic Data Gathering, Analysis and Retrieval System (or any successor system) ("EDGAR") and such reports are publicly available.

        If at any time the Notes are Guaranteed by a direct or indirect parent entity of the Company and such parent entity has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically via EDGAR, the reports described herein with respect to such entity, as applicable (including any financial information required by Regulation S-X under the Securities Act relating to the Company and its Subsidiaries), the Company shall be deemed to be in compliance with the provisions of this covenant.

        Limitation on Designations of Unrestricted Subsidiaries.    The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company that owns Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (1)
  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

  (2)
  the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of:

  (a)
  the fair market value of the Capital Stock of such Subsidiary owned by the Company and its Restricted Subsidiaries on such date; and

  (b)
  the aggregate amount of other Investments of the Company and its Restricted Subsidiaries in such Subsidiary on such date; and

  (3)
  the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception at the time of Designation (assuming the effectiveness of such Designation).

        In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "—Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture further provides that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time:

  (1)
  provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); or

  (2)
  be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

        The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

  (1)
  no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

  (2)
  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

        All Designations and Revocations must be evidenced by Board Resolutions of the Company certifying compliance with the foregoing provisions.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

  (1)
  the failure to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal on any Note, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;

  (3)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $15.0 million or more at any time;

  (5)
  one or more judgments in an aggregate amount in excess of $15.0 million (to the extent not covered by insurance or bonded) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

  (6)
  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

  (7)
  any Guarantee of Holdings or Significant Subsidiary required pursuant to the Indenture ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee required pursuant to the Indenture (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (its "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        Notwithstanding the preceding paragraph, in the event of any Event of Default specified in paragraph (4) of the first paragraph of this section, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 45 days after such Event of Default arose,

  (1)
  the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

  (2)
  the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

  (3)
  if the default that is the basis for such Event of Default has been cured.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes, as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officer's certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officer's certificate to the Trustee within five business days after any officer obtains knowledge of any Default or Event of Default (provided that such officer shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

  (1)
  the rights of Holders to receive, solely from the funds in trust (described below), payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

  (2)
  the Company's obligations with respect to the Notes concerning:

  •
  issuing temporary Notes,

  •
  registration of Notes,

  •
  mutilated, destroyed, lost or stolen Notes, and

  •
  the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

  (6)
  the Company shall have delivered to the Trustee an officer's certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of hindering or defrauding any other creditors of the Company or others; and

  (7)
  the Company shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        The Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary may contain provisions that prohibit or otherwise limit the Company from exercising any such option.

        Notwithstanding the foregoing, the opinion of counsel required by clauses (2)(a) and (3) above need not be delivered if all the Notes not theretofore delivered to the Trustee for cancellation:

  (1)
  have become due and payable;

  (2)
  will become due and payable on the maturity date within one year; or

  (3)
  are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as set forth below and as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes issued thereunder and then outstanding when:

  (1)
  either

  (a)
  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

  (b)
  all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or

      (c) are to be irrevocably called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  the Company has paid all other sums payable by the Company under the Indenture; and

  (3)
  the Company has delivered to the Trustee an officer's certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, any Guarantors and the Trustee, without the consent of the Holders, may modify, supplement or amend the Indenture to:

  (1)
  evidence the succession of another Person to the Company, a Guarantor, or any other obligor under the Notes, and the assumption by any such successor of the covenants of the Company, such Guarantor or such obligor in the Indenture and in the Notes and any Guarantee in accordance with "—Certain Covenants—Merger, Consolidation and Sale of Assets";

  (2)
  add to the covenants of the Company, any Guarantor or any other obligor under the Notes for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor under the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

  (3)
  cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee;

  (4)
  make, amend or supplement any provision under the Indenture, the Notes or any Guarantee, provided that such provisions shall not adversely affect the Holders of the Notes in any material respect;

  (5)
  comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (6)
  add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the Notes and/or obligations under the Indenture;

  (7)
  release a Guarantor as provided in the Indenture;

  (8)
  evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

  (9)
  mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as additional security for the payment and performance of the Company's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise;

  (10)
  provide for the issuance of additional Notes under the Indenture in accordance with the limitations set forth in the Indenture;

  (11)
  provide for the issuance of exchange notes pursuant to the terms of the Indenture and the Registration Rights Agreement;

  (12)
  comply with the rules of any applicable securities depositary; or

  (13)
  conform the text of the Indenture or the Notes to any provision of the "Description of Notes" section of the Final Memorandum.

        Other modifications and amendments of the Indenture may be made with the consent of the applicable Holders of a majority in principal amount of the then outstanding applicable Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of Notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefore;

  (4)
  make any Notes payable in money other than that stated in the Notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

  (6)
  after the Company's obligation to purchase Notes arises under the Indenture, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

  (7)
  modify or change any provision of the Indenture in any manner which subordinates the Notes in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor, in each case in a manner that adversely affects the Holders in any material respect; provided that subordination shall not be affected by the existence or lack thereof of a security interest or by priority with respect to a security interest; or

  (8)
  release Holdings or any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee of the Indenture otherwise than in accordance with the terms of the Indenture.

        Notwithstanding the foregoing, if any amendment, waiver or other modification of the Indenture or the Notes will only affect the Senior Fixed Rate Notes or the Senior Floating Rate Notes, as the case may be, only the consent of the Holders of the then outstanding Senior Fixed Rate Notes or Senior Floating Rate Notes, as the case may be, and not the consent of both the Holders of Senior Fixed Rate Notes and the Holders of Senior Floating Rate Notes, shall be required in accordance with the preceding paragraph.

Governing Law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or of a Subsidiary of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation; provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Restricted Subsidiary will not be Acquired Indebtedness.

        "Acquisition" means the transactions contemplated by the Stock Purchase Agreement, including any borrowings under the Credit Agreement and the offering of the Notes.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. The term "Affiliate," with respect to the Company and the Guarantors, shall not include the Initial Purchaser or any of its Affiliates.

        "Affiliate Transaction" has the meaning set forth under "—Certain Covenants—Limitation on Transactions with Affiliates."

        "Asset Acquisition" means:

  (1)
  an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary; or

  (2)
  the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of:

  (1)
  any Capital Stock of any Restricted Subsidiary; or

  (2)
  any other property or assets of the Company or any Restricted Subsidiary;

in each case, other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

  (a)
  a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $3.0 million,

  (b)
  the sale, lease, conveyance, disposition or other transfer of all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) as permitted under the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Assets," or any disposition that constitutes a Change of Control,

  (c)
  the sale, lease, conveyance, disposition or other transfer of products, services, inventory or accounts receivable in the ordinary course of business and disposals or replacements of damaged, worn-out or obsolete assets or assets no longer useful in the business,

  (d)
  an issuance of securities by a Restricted Subsidiary to the Company or another Restricted Subsidiary or the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transactions),

  (e)
  any transfer of property or assets or issuance of Capital Stock that is a Restricted Payment or Investment permitted to be made by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or any Permitted Investment,

  (f)
  the sale or other disposition of cash or Cash Equivalents,

  (g)
  a transfer of assets, by means of trade-in, of equipment owned by it and used or previously used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment,

  (h)
  any issuance of, or disposition in connection with, directors' qualifying shares or investments by foreign nationals mandated by foreign law,

  (i)
  the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property in the ordinary course of business,

  (j)
  a transfer of property or assets that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

  (k)
  the sale of any property in a Sale and Leaseback Transaction within one year of the acquisition of such property,

  (l)
  any sale or disposition deemed to occur in connection with creating, granting or exercising remedies, including foreclosure, in respect of any Liens pursuant to the covenant set forth under "—Certain Covenants—Limitation on Liens," and

  (m)
  any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

        "Board of Directors" means, as to any Person, the board of directors or advisory board of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary or any officer of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means a day other than a Saturday, Sunday or other day in which commercial banking institutions (including, without limitation, the Federal Reserve System) are authorized or required by law to close in New York City.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, on a balance sheet prepared in accordance with GAAP.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Cash Equivalents" means:

  (1)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof;

  (2)
  marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating from either S&P or Moody's;

  (3)
  commercial paper or other indebtedness maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from another nationally recognized rating service);

  (4)
  certificates of deposit, time deposits and eurodollar time deposits or bankers' acceptances maturing within two years from the date of acquisition thereof and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the dollar equivalent thereof) in the case of foreign banks;

  (5)
  repurchase obligations for underlying securities of the types described in clauses (1), (2) and (4) above entered into with any bank meeting the qualifications specified in clause (4) above or securities dealers of recognized national standing;

  (6)
  United States dollars, euros, pounds sterling and local currencies held by Foreign Subsidiaries from time to time in the ordinary course of business;

  (7)
  in the case of any investment by a Foreign Subsidiary or investments made in a country outside the United States of America, "Cash Equivalents" will also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation (or agency thereof) and (ii) other customarily utilized high-quality investments in the country where such Subsidiary is located or in which such investment is made; and

  (8)
  investments in money market funds or shares of investment companies that are registered under the Investment Company Act of 1940 that invest substantially all their assets in securities of the types described in clauses (1) through (7) above.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1), (2) and (6) above, provided that such amounts are converted into any currency listed in clauses (1), (2) and (6) above, as promptly as practicable and in any event within ten business days following the receipt of such amounts.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to a Permitted Holder;

  (2)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

  (3)
  any Person or Group, other than a Permitted Holder, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

  (4)
  the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of any such Board of Directors at the beginning of such period or whose election as a member of any such Board of Directors was previously so approved.

        "Change of Control Offer" has the meaning set forth under "—Change of Control."

        "Change of Control Payment Date" has the meaning set forth under "—Change of Control."

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income for such period; and

  (2)
  to the extent Consolidated Net Income has been reduced thereby,

  (a)
  all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period,

  (b)
  Consolidated Interest Expense for such period,

  (c)
  Consolidated Non-cash Charges for such period less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP,

  (d)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and

  (e)
  amounts payable to the Sponsor pursuant to the Management Agreement as in effect on the Issue Date.

        "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA during the four most recent full fiscal quarters (the "Four Quarter Period") for which financial statements are available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business under revolving credit facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets that are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period, including giving effect to any Pro Forma Cost Savings.

        If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Four Quarter Period;

  (2)
  any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the Four Quarter Period;

  (3)
  Interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

  (4)
  Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  (2)
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

  (3)
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense for such period; plus

  (2)
  the amount of all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period.

        "Consolidated Interest Expense" means, for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, less

  (3)
  interest income for such period.

        "Consolidated Interest Expense" shall exclude (x) the amortization or write-off of deferred financing fees, debt issuance costs and any expensing of bridge or other financing fees, (y) the interest attributable to market exclusivity payment liabilities and (z) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities" or otherwise.

        "Consolidated Net Income" means, with respect to the Company for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

  (1)
  after-tax gains or losses from Asset Sales (without regard to the $3.0 million limitation set forth in the definition thereof) or abandonment or reserves relating thereto;

  (2)
  after-tax extraordinary or nonrecurring gains or losses and any unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges and including restructuring charges or reserves including costs related to closure of facilities), including any expenses, charges, gains or losses incurred in connection with any issuance of debt or equity;

  (3)
  the cumulative effect of a change in accounting principles;

  (4)
  solely for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent that such Net Income is actually paid in cash to the Company or its Restricted Subsidiaries;

  (5)
  the net income of any Person, other than the Company or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

  (6)
  in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets;

  (7)
  the amortization of any premiums, fees or expenses incurred in connection with the Refinancing Transaction, the Acquisition or any other acquisition by the Company or any of its Restricted Subsidiaries of assets or Capital Stock or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with such acquisition) and 17 (including non-cash charges relating to intangibles and goodwill) to be recorded on the Company's consolidated balance sheet, in each case in connection with the Refinancing Transaction, the Acquisition or such other acquisitions;

  (8)
  any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards;

  (9)
  unrealized gains and losses with respect to Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities" or otherwise;

  (10)
  any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP, including, without limitation, the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments;

  (11)
  fees, costs and expenses incurred by the Company or any of its Subsidiaries during any period in connection with any acquisition by the Company or any of its Subsidiaries (including the Acquisition), the Refinancing Transaction and the Exchange Offers and related transactions

    (including, without limitation, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating thereto and write-offs of any debt issuance costs relating to Indebtedness being retired or repaid in connection with such acquisition, as well as bonus payments paid to employees in connection with such acquisition);

  (12)
  any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments or amortization or write-off of deferred financing fees and any expenses of bridge or other financing fees; and

  (13)
  any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets of the Company (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Company and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

        "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company (including, without limitation, charges related to the impairment of intangibles) and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (including deferred rent but excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Covenant Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

        "CPH I" means Compression Polymers Holding I LP or any successor entity.

        "Credit Agreement" means the Credit Agreement dated as of May 10, 2005 by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto in their capacities as lenders thereunder and Wachovia Bank, National Association, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing (including pursuant to indentures, credit facilities, or commercial paper facilities with banks, investors or institutional investors or by means of sales of debt securities to institutional investors or others), replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders or other party.

        "Credit Facility" means one or more debt facilities (including, without limitation, the Credit Agreement) financings, commercial paper facilities or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes or letters of credit, bank products or other debt obligations and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, renewed, refunded, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or other party.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by an authorized officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of the Company or any direct or indirect parent entity of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an officers' certificate executed by an officer of the Company or the applicable parent entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation provided in the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Designation" has the meaning set forth under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries."

        "Designation Amount" has the meaning set forth under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries."

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, on or prior to the date that is 91 days after the date on which the Notes mature, unless any such obligation can only be satisfied by delivery of Capital Stock which is not Disqualified Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments." The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, exclusive of accrued dividends; provided, that any class of Capital Stock of such Person that, by its terms, authorized such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed Disqualified Capital Stock so long as such Person satisfied its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith with respect to transactions in excess of $5.0 million.

        "Final Memorandum" means the Company's offering memorandum, dated June 29, 2005, relating to the offering and sale of the Senior Floating Rate Notes and the Senior Fixed Rate Notes issued on July 5, 2005.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above.

        "Four Quarter Period" has the meaning set forth under the definition of "Consolidated Fixed Charge Coverage Ratio."

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

        "Guarantee" means each guarantee of the Company's obligations under the Indenture and the Notes by a Guarantor.

        "Guarantor" means Holdings and each of the Company's Restricted Subsidiaries (other than Foreign Subsidiaries) that executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Holder" means the Person in whose name a Note is registered on the Registrar's books.

        "Holdings" means Compression Polymers Holding II Corporation, the direct parent of the Company, or any successor entity.

        "incur" has the meaning set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

        "Indebtedness" means, with respect to any Person, without duplication:

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed and which is treated as indebtedness under GAAP, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors;

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below (other than by endorsement of negotiable instruments for cancellation in the ordinary course of business);

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

  (8)
  all Interest Swap Obligations and all Obligations under currency agreements and interest swap agreements of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person and all Preferred Stock issued by Restricted Subsidiaries of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

        Notwithstanding the foregoing, "Indebtedness" shall not include (1) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future, (2) deferred taxes, (3) obligations or liabilities in respect of any Capital Stock, (4) take-or-pay obligations contained in supply agreements or (5) contingent obligations (other than with respect to borrowed money) incurred in the ordinary course of business.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The amount of Indebtedness of any Person at any date shall be the outstanding balance on such date of all unconditional Obligations as described above, and the maximum liability upon the occurrence of the contingency giving rise to the Obligation, on any contingent Obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

        "Independent Financial Advisor" means a firm:

  (1)
  that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

  (2)
  that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Initial Purchaser" means Wachovia Capital Markets, LLC.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution (excluding accounts receivable, trade credit, commission, travel and similar advances to officers and employees made in the ordinary course of business) to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person, in each case to the extent such item is classified as an investment on the balance sheet of such Person (excluding the footnotes) prepared in accordance with GAAP. "Investment" shall exclude extensions of trade credit by the Company and by its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means July 5, 2005.

        "Legal Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Management Agreement" means the management agreement with the Sponsor, its affiliates or designees as in effect on the Issue Date on the terms described in the Final Memorandum or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Notes in any material respect.

        "Management Group" means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent entity of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent entity of the Company as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent entity of the Company as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect entity of the Company, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent entity of the Company, as applicable.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

  (1)
  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, brokerage and sales commissions, fees and expenses of professional advisors, title and recordation expenses, and any relocation expenses);

  (2)
  taxes paid or payable and any Permitted Tax Distributions related to income or gain from any Asset Sale;

  (3)
  repayment of Indebtedness that is secured by the assets sold in the relevant Asset Sale and other Indebtedness that is required to be repaid in connection with such Asset Sale;

  (4)
  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

  (5)
  all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and any portion of the purchase price from an Asset Sale placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale); provided, however, that upon the termination of such escrow, Net Cash Proceeds will be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

        "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary which is not a guarantor of the Notes and which guarantees Indebtedness of the Company under any Credit Facility.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Holder" means the Sponsor and the Management Group if at such time the Management Group owns not more than 15% of the then outstanding total voting power of the Capital Stock of the Company or any direct or indirect parent company of the Company. Any person or persons whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under (a) the Senior Floating Rate Notes issued on the Issue Date and any Guarantees thereof and (b) the Senior Fixed Rate Notes issued on the Issue Date and any Guarantees thereof;

  (2)
  Indebtedness incurred pursuant to a Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $40.0 million (with letters of credit deemed to have a principal amount equal to the maximum principal liability thereunder) incurred under this clause (2) or (y) the sum of (i) 85% of the book value of the accounts receivable plus (ii) 50% of the book value of inventory of the Company and its Restricted Subsidiaries, in each case calculated on a consolidated basis and in accordance with GAAP;

  (3)
  other Indebtedness (including, without limitation, Capitalized Lease Obligation and industrial revenue bonds) of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

  (4)
  Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Restricted Subsidiaries in an aggregate amount for all Indebtedness incurred pursuant to this clause (4) not to exceed $10.0 million outstanding at any one time;

  (5)
  Interest Swap Obligations and Hedging Obligations covering Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Issue Date or thereafter entered into not for speculative purposes;

  (6)
  Indebtedness under Currency Agreements outstanding on the Issue Date or thereafter entered into not for speculative purposes; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (7)
  Indebtedness of the Company owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Company or another Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary; provided, however, that

  (a)
  if the Company or a Guarantor is the obligor on such Indebtedness and the obligee is not the Company or any Guarantor, such Indebtedness shall be expressly subordinated pursuant to a written agreement to the prior payment in full in cash or Cash Equivalents of all Obligations on, or relating to, the Notes, in the case of the Company, or the Guarantee of such Guarantor, in the case of a Guarantor; and

  (b)
  any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary shall constitute the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (7);

  (8)
  Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

  (9)
  Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (10)
  Refinancing Indebtedness;

  (11)
  Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the covenant described under "—Certain Covenants—Future Subsidiary Guarantees" to the extent applicable;

  (12)
  Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, payment and performance bonds, bankers' acceptances, workers' compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, surety or appeal bonds, or guarantees and other obligations of a like nature, payment obligations in connection with self-insurance or similar obligations, bank overdrafts and the financing of insurance premiums in the ordinary course of business and any letter of credit issued in connection with the foregoing, and in any such case any reimbursement obligation in connection therewith;

  (13)
  Indebtedness arising from agreements of the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company, or the assets or Capital Stock of a Person that is or becomes a Restricted Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness of any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

  (14)
  Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under the caption "Legal Defeasance and Covenant Defeasance" or to redeem, satisfy or discharge the Notes;

  (15)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to finance, in whole or in part, an acquisition of a business or assets consummated within 30 days of such incurrence, or Acquired Indebtedness of Persons that are acquired by the Company or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition and the incurrence of such Indebtedness (including any Acquired Indebtedness), the Company's Consolidated Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition; and

  (16)
  additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a Credit Facility).

        For purposes of determining any particular amount of Indebtedness under the "Limitation on Incurrence of Additional Indebtedness" covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

        In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is permitted to be incurred pursuant to the Coverage Ratio Exception, under the "Limitation on Incurrence of Additional Indebtedness" covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (2) above, and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter.

        Indebtedness permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

        Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock, the classification of preferred stock as Indebtedness under GAAP, and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness for purposes of the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

        For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

        The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

        "Permitted Investments" means:

  (1)
  Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

  (2)
  Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness incurred by the Company evidencing such Investment by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

  (3)
  Investments in cash and Cash Equivalents;

  (4)
  (i) loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business (including, without limitation, in connection with the purchase of Capital Stock by such directors, employees and officers) purposes not in excess of $5.0 million at any one time outstanding and (ii) Investments made in connection with split-dollar life insurance;

  (5)
  Currency Agreements, Hedging Obligations and Interest Swap Obligations entered into not for speculative purposes in the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture;

  (6)
  other Investments, including Investments in Unrestricted Subsidiaries and joint ventures, not to exceed the greater of (x) $10.0 million and (y) 10.0% of the Company's Consolidated Net Tangible Assets at any one time outstanding;

  (7)
  Investments in securities of trade creditors or members received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or members or in good faith settlement of delinquent obligations of such trade creditors or members;

  (8)
  Investments represented by guarantees that are otherwise permitted under the Indenture;

  (9)
  Investments the payment for which is Qualified Capital Stock of the Company or any direct or indirect parent entity of the Company;

  (10)
  Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an asset sale made in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales";

  (11)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

  (12)
  payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (13)
  Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility, worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

  (14)
  Investments in existence on the Issue Date after giving effect to the Acquisition and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the Issue Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

  (15)
  any indemnity, purchase price adjustment, earnout or similar obligation benefiting the Company or any of its Restricted Subsidiaries created as a result of any acquisition or disposition of the assets of the Company or the assets or Capital Stock of a Person that is a Restricted Subsidiary or becomes a Restricted Subsidiary as a result of such transaction;

  (16)
  Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons and progress payments made in respect of capital expenditures;

  (17)
  repurchases of the Notes;

  (18)
  intercompany loans, to the extent permitted by the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness";

  (19)
  Investments acquired in connection with (and not created in anticipation of) an acquisition otherwise permitted by the Indenture; and

  (20)
  any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" (except transactions described in clauses (e), (m) and (o) of paragraph (2) thereof).

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens existing on the Issue Date (including, without limitation, Liens securing industrial revenue bonds), to the extent and in the manner such Liens are in effect on the Issue Date, and any renewal or replacement of such Liens granted to secure a refinancing of the Indebtedness originally secured by such Lien (so long as the refinancing is permitted under the Indenture, whether or not the amount of Indebtedness is increased);

  (2)
  Liens securing the Notes and Guarantees;

  (3)
  Liens securing Indebtedness under a Credit Facility incurred pursuant to clauses (2) and (16) of the definition of "Permitted Indebtedness";

  (4)
  Liens in favor of the Company or any Restricted Subsidiary;

  (5)
  Liens securing Refinancing Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

  (6)
  Liens for taxes, assessments or governmental charges or claims either:

  (a)
  not delinquent, or

  (b)
  contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (7)
  statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (8)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (9)
  judgment Liens not giving rise to an Event of Default;

  (10)
  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or of any of its Restricted Subsidiaries;

  (11)
  any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

  (12)
  purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired after the Issue Date; provided, however, that:

  (a)
  the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired, and

  (b)
  the Lien securing such Indebtedness shall be created within 180 days of such acquisition;

    provided, further, that such Liens may be extended for improvements to such property;

  (13)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (14)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (15)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (16)
  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

  (17)
  Liens securing Indebtedness under Currency Agreements and Hedging Obligations;

  (18)
  Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness"; provided that

    (a)
    such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary, and

    (b)
    such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by us or a Restricted Subsidiary;

  (19)
  Liens on assets of a Non-Guarantor Restricted Subsidiary to secure Indebtedness and other obligations of such Non-Guarantor Restricted Subsidiary that is otherwise permitted under the Indenture;

  (20)
  leases, subleases, licenses and sublicenses or real or personal property or intellectual property granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

  (21)
  banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

  (22)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (23)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; and

  (24)
  Liens in favor or a banking institution arising by operation of law (or pursuant to the general business practice of a banking institution located outside the U.S.), encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

        "Permitted Tax Distributions" means

  (1)
  in the event that the Company is treated as a corporation for applicable federal, state or local income tax purposes and is a member of a consolidated, combined or similar U.S. federal, state or local income tax group of which CPH I or another direct or indirect parent of the Company is the common parent, payments, dividends or distributions to CPH I, or another direct or indirect parent of the Company, as the case may be, in order to pay the portion of any such consolidated, combined or similar income taxes that are attributable to the income of the Company and its Subsidiaries (to the extent such taxes are not payable directly by the Company or its Subsidiaries); provided that the amount of such payments, dividends or distributions, plus the amount of any such taxes payable directly by the Company and its Subsidiaries, do not exceed the taxes that the Company and its Subsidiaries would have paid as a stand-alone group; or

  (2)
  in the event that the Company is treated as a partnership for applicable U.S. federal, state or local income tax purposes, aggregate payments, dividends or distributions to CPH I, or any other direct parent entity of the Company, as the case may be, in an amount equal to, with respect to any taxable year of the Company, the product of (x) the highest combined U.S. federal, state (or provincial) and local statutory tax rate (after taking into account the deductibility of state (or provincial) and local income tax for Canadian federal income tax purposes) applicable to any direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of the Company, or any other direct parent entity of the Company, as the case may be, multiplied by (y) the taxable income of the Company (to the extent such taxes are not payable directly by the Company or its Subsidiaries).

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, association, trust or joint venture, joint stock company or a governmental agency or political subdivision thereof or other entity.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Pro Forma Cost Savings" means, with respect to any period, the reductions in costs that (1) occurred during the Four Quarter Period that are directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) are implemented, committed to be implemented, the commencement of implementation of which has begun or reasonably expected to be implemented in good faith with respect to the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during the Four Quarter Period in order to achieve such reduction in costs.

        "Purchase Money Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the Coverage Ratio Exception under the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" or clause (1), (3) or (10) of the definition of Permitted Indebtedness or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness incurred to pay premiums and fees in connection therewith, in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium reasonably required to be paid, plus the amount of reasonable expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing); or

  (2)
  create Indebtedness with:

  (a)
  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

    (b)
    a final maturity earlier than the final maturity of the Indebtedness being Refinanced; providedthat

    (x)
    if such Indebtedness being Refinanced is Indebtedness solely of the Company or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company or a Guarantor, and

    (y)
    if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Refinancing Transaction" means the repayment of $215.0 million of indebtedness incurred by the Company on May 10, 2005 in connection with the Acquisition with the proceeds from the issuance of the Notes on the Issue Date.

        "Registration Rights Agreement" means (x) the Registration Rights Agreement dated as of July 5, 2005, for the Senior Floating Rate Notes and the Senior Fixed Rate Notes issued on the Issue Date, and (y) the Registration Rights Agreement, dated as of April 28, 2006, for the Senior Floating Rate Notes issued on April 28, 2006, in each case among the Company, the Guarantors and the Initial Purchaser.

        "Replacement Assets" means assets of a kind used or usable in the business of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale or reasonably related or complementary thereto.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

        "Revocation" has the meaning set forth under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries."

        "S&P" means Standard & Poor's Ratings Service.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or by such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Significant Subsidiary" has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act, as in effect on the Issue Date.

        "Sponsor" means AEA Investors LLC, AEA Management (Cayman) Ltd., AEA Investors LP, and their respective affiliates and funds managed by any of their managing directors or senior executives or entities they control.

        "Stock Purchase Agreement" means the stock purchase agreement dated as of March 12, 2005, as amended, by and among Compression Polymers Holdings LLC and Holdings, Vycom Corp., Compression Polymers Corp. and CPCapitol Acquisition Corp.

        "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is by its express terms subordinated or junior in right of payment to the Notes or the Guarantee of the Notes of such Guarantor, as the case may be.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person;

provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding.

        "Surviving Entity" has the meaning set forth under "—Certain Covenants—Merger, Consolidation and Sale of Assets."

        "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the then outstanding aggregate principal amount of such Indebtedness into

  (2)
  the sum of the total of the products obtained by multiplying

  (a)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

  (b)
  the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

Book-Entry; Delivery and Form; Global Notes

        Except as set forth below, the exchange notes will be issued in the form of one or more Global Notes (each, a "Global Note"). Each new Global Note will be deposited on the date of the closing of the exchange of the outstanding notes for the exchange notes with, or on behalf of, The Depository Trust Company ("DTC") and will be registered in the name of DTC or its nominee.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes will trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following summary describes the material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for exchange notes. This summary assumes that the outstanding notes were treated as new debt issued by us, and not as a secondary sale of notes by the Initial Purchaser. If this assumption is incorrect, the tax consequences to you may be different than those described herein.

        This summary deals only with exchange notes and outstanding notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

  •
  dealers in securities or currencies;

  •
  traders in securities;

  •
  United States holders (as defined below) whose functional currency is not the United States dollar;

  •
  persons holding outstanding notes or exchange notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

  •
  persons subject to the alternative minimum tax;

  •
  certain United States expatriates;

  •
  financial institutions;

  •
  insurance companies;

  •
  controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

  •
  entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

  •
  pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities.

        If you are a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes) holding outstanding notes or exchange notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of exchange notes or exchanging outstanding notes for exchange notes.

        This summary is for general information only and is not tax advice. This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of exchange notes and exchanging outstanding notes for exchange notes as set forth in this summary. Before you purchase exchange notes or exchange outstanding notes for exchange notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income, estate and other tax consequences of acquiring, owning and disposing of the exchange notes or exchanging the outstanding notes for exchange notes that may be applicable to you.

United States Holders

        The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

        A "United States holder" is a beneficial owner of an outstanding note or an exchange note that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

  •
  a trust, if (1) a United States court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a "United States person."

Payments of Interest

        Interest on your exchange notes will be taxed as ordinary interest income. In addition:

  •
  if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your exchange notes in your gross income at the time you receive the interest; and

  •
  if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your exchange notes in your gross income at the time the interest accrues.

United States Federal Income Tax Consequences of the Exchange Offer

        The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable exchange for United States federal income tax purposes and, accordingly, for such purposes you will not recognize any taxable gain or loss as a result of such exchange and you will have the same tax basis and holding period in the exchange notes as you had in your outstanding notes immediately before the exchange.

Market Discount and Bond Premium

        If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the exchange note or outstanding note, as the case may be.

        Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

        If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, you will be considered to have purchased the exchange note (or outstanding note) with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the exchange note, and finally as a carryforward allowable against your future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. You should consult your own tax advisor concerning the computation and amortization of any bond premium on your exchange note.

Constant Yield Election

        As an alternative to the above-described rules for including interest payments and any market discount in income and amortizing any bond premium, you may elect to include in gross income all interest that accrues on an exchange note, including stated interest, any market discount (including any de minimis market discount) and adjustments for any bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale or Other Disposition of the Exchange Notes

        Upon the sale, redemption or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between:

  •
  the amount realized on the disposition (less any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under "—Payments of Interest") and

  •
  your adjusted tax basis in the exchange note.

        Your adjusted tax basis in an exchange note will generally equal the cost of the exchange note (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the tax basis of the outstanding note, as discussed above under "—United States Federal Income Tax Consequences of the Exchange Offer"), increased by the amount of any market discount with respect to your exchange note previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your exchange note.

        Your gain or loss generally will be capital gain or loss (except with respect to accrued market discount that has not previously been included in income, as discussed above under "—Market Discount and Bond Premium"). This capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the outstanding note was held).

        Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate will increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009, or such later date as shall be provided by proposed legislation.

Backup Withholding and Information Reporting

        United States holders of exchange notes may be subject to information reporting and, under certain circumstances, to backup withholding on payments of interest and gross proceeds from the sale or exchange (including a redemption or a repayment) of exchange notes. In general, "backup withholding" at a rate of 28% may apply (which rate will increase to 31% for taxable years beginning on or after January 1, 2011):

  •
  to any payments made to you of principal of and interest on your exchange note, and

  •
  to payment of the proceeds of a sale or other disposition of your exchange note,

        if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

        The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.

        We will furnish annually to the Internal Revenue Service, and to record holders of the exchange note to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the exchange note.

Non-United States Holders

        The following summary applies to you if you are a beneficial owner of an exchange note that is for U.S. federal income tax purposes a non resident alien or a corporation, trust or estate that is not a United States holder (as defined above) (a "non-U.S. holder"). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

  •
  on at least 31 days in the calendar year, and

  •
  for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

        Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

        Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your exchange notes under the "portfolio interest" exception of the Internal Revenue Code, provided that in the case of interest:

  •
  you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

  •
  you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

  •
  you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

  •
  such interest is not effectively connected with your conduct of a United States trade or business; and

  •
  you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

  (A)
  us or our paying agent; or

  (B)
  a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

        The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

        If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your exchange notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

        Except for the possible application of United States federal withholding tax (see "—Non-U.S. Holders—United States Federal Withholding Tax" above) and backup withholding tax (see "—Non-U.S. Holders—Backup Withholding and Information Reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your exchange notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes unless:

  •
  in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the "portfolio interest" exception described above, or claim an exemption under an applicable income tax treaty;

  •
  in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your exchange notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Code); or

  •
  the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States "permanent establishment" maintained by you.

        If you are engaged in a trade or business in the United States and interest or gain in respect of your exchange notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States "permanent establishment" maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence.

United States Federal Estate Tax

        If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your exchange notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

  •
  you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

  •
  your interest on the exchange notes is effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

        Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-United States holder as described in "—Non-United States Holders—United States Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in "—United States Holders" above). However, we or our paying agent may be required to report to the IRS and you payments of interest on the exchange notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

        The gross proceeds from a disposition of your exchange notes (including a redemption or repayment) may be subject to information reporting and backup withholding tax at a rate of up to 28% (which rate will increase to 31% for taxable years beginning on or after January 1, 2011). If you sell your exchange notes outside the United States through a non-U.S. office of a broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your exchange notes through a non-U.S. office of a broker that:

  •
  is a United States person (as defined in the Internal Revenue Code);

  •
  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

  •
  is a "controlled foreign corporation" for U.S. federal income tax purposes; or

  •
  is a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

  •
  the foreign partnership is engaged in a U.S. trade or business,

        unless the broker has documentary evidence in its files that you are a non-United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your exchange notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

        You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the exchange notes by (i) an "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA")) that is subject to ERISA, (ii) a "plan" described in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), (iii) any entity deemed to hold "plan assets" of any of the foregoing by reason of an employee benefit plan's or plan's investment in such entity, or (iv) a governmental plan or church plan subject to applicable law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Internal Revenue Code ("Similar Law"). Each of the foregoing is referred to herein as a "Plan."

General Fiduciary Matters

        ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to ERISA (an "ERISA Plan"), and ERISA and the Internal Revenue Code and prohibit certain transactions involving the assets of a Plan and certain "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code.

        In considering an investment of the assets of any Plan in a Note, a fiduciary of a Plan should determine whether the investment is in accordance with the documents and instruments governing such Plan and the applicable provisions of ERISA, the Internal Revenue Code or any provisions of Similar Law relating to a fiduciary's duties to such Plan, including without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any Similar Law.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are parties in interest or disqualified persons, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of a Note by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the Note is acquired and held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of a Note. These class exemptions include, without limitation, PTCE 84-14, relating to transactions effected by independent qualified professional asset managers, PTCE 90-1, relating to investments by insurance company pooled separate accounts, PTCE 91-38, relating to investments by bank collective investment funds, PTCE 95-60, relating to investments by life insurance company general accounts, and PTCE 96-23, relating to transactions directed by in-house asset managers, although there can be no assurance that the conditions of any such exemptions will be satisfied.

        Governmental plans and church plans that are subject to Similar Law may purchase or hold a Note only in compliance with such Similar Law, including any applicable statutory or administrative prohibited transaction exemption available under such Similar Law.

Deemed Representation

        Because of the foregoing, the exchange notes should not be purchased or held by any person investing assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or a violation of any Similar Law. Accordingly, by its acceptance of an exchange note, each purchaser and subsequent transferee of an exchange note will be deemed to represent and warrant that either (i) it is not using assets of a Plan to purchase or hold a Note, or (ii) its purchase and holding of an exchange note, throughout the period that it holds such exchange note, does not and will not constitute a non-exempt prohibited transaction under ERISA and/or Section 4975 of the Internal Revenue Code or under any provisions of Similar Law.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding an exchange note on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Law to such investment and whether an exemption would be applicable to the purchase or holding of an exchange note.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to each of the registration rights agreements, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the exchange offer has been completed, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

        Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer."

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay the expenses incident to the exchange offer and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in each registration rights agreement.

WHERE YOU CAN FIND MORE INFORMATION

        We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. As allowed by SEC rules, this prospectus, which is a part of the registration statement, omits certain information included in that registration statement and the exhibits thereto. For further information with respect to us and the exchange notes, we refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto.

        We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. However, under the indenture for the notes, we have agreed to furnish or make available to holders of the notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, and (b) following the consummation of the exchange offer, the information required to be included in all current reports that would be required to be filed with the SEC on Form 8-K, in each case, within the time periods specified in the SEC's rules and regulations. In addition, as a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act, which permits Compression Holding II to file reports and other information in lieu of us. In accordance therewith, Compression Holding II, and not Compression Polymers Holding Corporation, will file reports and other information with the SEC (unless the SEC will not accept such a filing).

        In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review the registration statement, as well as our future SEC filings, by accessing the SEC's Internet site at http://www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Compression Polymers Holding Corporation
801 Corey Street
Scranton, PA 18505
Attention: Chief Financial Officer
(570) 346-8797

        To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than                        , 2006, which is five business days prior to the expiration of the exchange offer.

LEGAL MATTERS

        The validity of the exchange notes offered hereby and the guarantees thereof will be passed on for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Compression Polymers Holding II Corporation and Subsidiaries (and Compression Polymers Holdings LLC and Subsidiaries, as its predecessor) included in this prospectus and elsewhere in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Santana Holdings Corp. and Subsidiary as of and for the year ended December 31, 2005 have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Compression Polymers Holding II Corporation and Subsidiaires
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets, December 31, 2005 and 2004	F-3
Consolidated Statements of Operations, periods May 11, 2005 to December 31, 2005, and January 1, 2005 to May 10, 2005 and years ended December 31, 2004 and 2003	F-4
Consolidated Statements of Shareholders' Equity, periods May 11, 2005 to December 31, 2005 and January 1, 2005 to May 10, 2005, and years ended December 31, 2004 and 2003	F-5
Consolidated Statements of Cash Flows, periods May 11, 2005 to December 31, 2005 and January 1, 2005 to May 10, 2005, and years ended December 31, 2004 and 2003	F-6
Notes to Consolidated Financial Statements, years ended December 31, 2005, 2004 and 2003	F-7
Santana Holdings Corporation and Subsidiary
Report of Independent Certified Public Accountants	F-39
Consolidated Balance Sheet, December 31, 2005	F-40
Consolidated Statement of Income, year ended December 31, 2005	F-41
Statement of Stockholder's Equity, year ended December 31, 2005	F-42
Statement of Cash Flows, year ended December 31, 2005	F-43
Notes to Consolidated Financial Statements, year ended December 31, 2005	F-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Compression Polymers Holding II Corporation
And Subsidiaries

        We have audited the accompanying consolidated balance sheets of Compression Polymers Holding II Corporation and Subsidiaries (the "Successor") as of December 31, 2005 and Compression Polymer Holdings LLC and Subsidiaries (the "Predecessor") as of December 31, 2004 (collectively, the "Companies") and the related consolidated statements of operations, shareholder's equity, and cash flows of the Successor for the period May 11, 2005 to December 31, 2005 and of the Predecessor for the period January 1, 2005 to May 10, 2005 and for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Companies are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Successor as of December 31, 2005 and the Predecessor as of December 31, 2004 and the results of the Successor's operations and cash flows for the period May 11, 2005 to December 31, 2005 and of the Predecessor's operations and cash flows for the period January 1, 2005 to May 10, 2005 and for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/  DELOITTE & TOUCHE LLP
Philadelphia, PA
March 17, 2006
(April 28, 2006 as to Note 15)

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004
(Dollars in thousands)

	Successor	Predecessor
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$14,785	$2,697
Receivables:
Trade, less allowance for doubtful accounts of $820 and $681 in 2005 and 2004, respectively	14,769	13,824
Income taxes	1,743	1,991
Inventories	44,691	47,921
Deferred income taxes	3,313	943
Prepaid expenses and other	4,726	4,338

Total current assets	84,027	71,714
Property and equipment—net	70,749	33,322
Goodwill	213,682	93,172
Intangible assets—net	86,611	165
Deferred financing costs—net	9,849	924
Interest rate swaps	—	1,240

Total	$464,918	$200,537

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Accounts payable—primarily trade	$34,014	$16,855
Current portion of long-term debt	71	1,341
Accrued interest	11,088	—
Accrued expenses	6,032	3,158

Total current liabilities	51,205	21,354
Deferred income taxes	39,725	6,050
Capital lease obligation	1,517	1,500
Long-term debt—less current portion	215,014	141,076
Commitments and Contingencies
Shareholder's equity:
Preferred units, $— 0- par value; 968,333 units authorized, issued and outstanding in 2004	—	—
Common shares, $-0- par value: 1,000 units authorized; 10 issued and outstanding at December 31, 2005; Common units, $0.01 per unit par value: 65,000 units authorized; issued and outstanding 2004	—	—
Additional paid-in capital	165,066	28,700
Deferred compensation	—	(945)
Retained (deficit) earnings	(7,609)	2,045
Accumulated other comprehensive income, net of deferred tax expense of $484 in 2004	—	757

Total shareholder's equity	157,457	30,557

Total	$464,918	$200,537

See notes to consolidated financial statements.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
DECEMBER 31, 2005, 2004 AND 2003
(Dollars in thousands)

	Successor	Predecessor
		Period January 1, 2005 to May 10, 2005	Year Ended December 31,
	Period May 11, 2005 to December 31, 2005
			2004	2003
Net sales	$140,672	$81,931	$171,060	$136,284
Cost of sales	(113,076)	(58,854)	(121,121)	(97,240)

Gross margin	27,596	23,077	49,939	39,044
Selling, general and administrative expenses	(18,870)	(21,905)	(20,451)	(17,111)

Operating income	8,726	1,172	29,488	21,933
Other expenses:
Interest expense, net of interest income ($118 and $46 for the periods of May 11 to December 31, 2005 and January 1 to May 10, 2005 and $51 and $77 in 2004 and 2003, respectively)	(21,175)	(1,860)	(14,082)	(10,119)
Other income (expense), net	158	(384)	(266)	(5)

Total other (expenses), net	(21,017)	(2,244)	(14,348)	(10,124)

(Loss) income before income taxes	(12,291)	(1,072)	15,140	11,809
Income tax benefit (expense)	4,682	(3,060)	(5,870)	(4,531)

Net (loss) income	($7,609)	($4,132)	$9,270	$7,278

See notes to consolidated financial statements.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
PERIOD MAY 11, 2005 TO DECEMBER 31, 2005,
PERIOD JANUARY 1, 2005 TO MAY 10, 2005
AND YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003
(Dollars in thousands)

	Common Units		Preferred Units		Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)
Predecessor	Units Outstanding	.01 Par Value	Units Outstanding	No Par Value				Retained Earnings	Total Shareholder's Equity
Balance—December 31, 2002	37	$—	910	$—	$63,695	$(1,041)	$(1,190)	$3,377	$64,841

Issuance of restricted common units	22	—			644	(644)			—
Derivative income, net of deferred tax expense of $408							666		666
Net income								7,278	7,278

Comprehensive income									7,944
Market value adjustment to restricted common units					82	(82)			—

Balance—December 31, 2003	59	$—	910	$—	$64,421	$(1,767)	$(525)	$10,656	$72,785

Derivative income, net of deferred tax expense of $804							1,282		1,282
Net income								9,270	9,270

Comprehensive income									10,552
Preferred unit distribution					(35,119)			(17,881)	(53,000)
Compensation expense recorded on vested restricted units						219			219
Issuance of preferred units			58	—	1				1
Issuance of restricted common units	5	—			132	(132)			—
Forfeiture of restricted common units	(3)	—			(74)	74			—
Market value adjustment to restricted common units					(661)	661			—

Balance—December 31, 2004	61	$—	968	$—	$28,700	$(945)	$757	$2,045	$30,557

Derivative income, net of deferred tax expense of $80.							129		129
Realized derivative income							(886)		(886)
Net loss								(4,132)	(4,132)

Comprehensive loss									(4,889)
Compensation expense recorded on vested restricted units					12,800				12,800
Market value adjustment to restricted common units					176	(143)			33

Balance—May 10, 2005	61	$—	968	$—	$41,676	$(1,088)	$—	$(2,087)	$38,501

	Common Shares
					Accumulated Other Comprehensive Income
Successor	Shares Outstanding	No Par Value	Additional Paid-in Capital	Deferred Compensation		Retained Earnings	Total Shareholder's Equity
Balance—May 10, 2005	—	$—	$—	$—	$—	$—	$—
Initial capital contribution—Acquisition	10	—	$165,000				165,000
Additional paid-in capital	—	—	66				66
Net loss and comprehensive loss	—					(7,609)	(7,609)

Balance—December 31, 2005	10	$—	$165,066	$—	$—	$(7,609)	$157,457

See notes to consolidated financial statements.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(Dollars in thousands)

	Successor	Predecessor
	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Cash flows from operating activities:
Net (loss) income	$(7,609)	$(4,132)	$9,270	$7,278
Adjustments to reconcile net income to net cash provided by operating activities:
Interest accretion on subordinated debt	—	—	39	236
Depreciation and amortization	7,389	2,171	7,333	6,443
Amortization of deferred financing fees classified as interest	989	—	258	742
Write off of deferred financing fees to interest	5,252	—	3,377	—
Deferred income tax provision	(4,868)	(414)	2,341	2,968
Vesting of restricted units	—	12,800	219	—
Change in certain assets and liabilities:
Trade receivables	3,461	(4,687)	520	(1,126)
Inventories	(886)	2,398	(12,774)	(5,441)
Prepaid expenses and other	(3,540)	1,006	(1,605)	(239)
Accounts payable—primarily trade	16,214	(720)	4,244	8,069
Income taxes, net	—	—	(3,517)	1,527
Accrued expenses	6,723	3,538	746	(118)

Net cash provided by operating activities	23,125	11,960	10,451	20,339

Cash flows from investing activities:
Purchases of property and equipment	(17,295)	(4,489)	(7,299)	(7,402)
Acquisition, net of cash received	(212,756)	—	—	1,550

Net cash used in investing activities	(230,051)	(4,489)	(7,299)	(5,852)

Cash flows from financing activities:
Payment of Predecessor long-term debt	(140,214)	—	—	—
Proceeds from the issuance of long-term debt	440,000	—	146,171	101
Payments on long-term debt	(220,034)	(3,820)	(97,378)	(11,919)
Preferred unit contributions (distributions)	—	509	(53,000)	—
Payments of transaction costs	(24,964)	—	(798)	—
Payments on revolving credit facility	(5,000)	—	—	—
Additional paid in capital proceeds	165,066	—	—	—
Proceeds from the issuance of restricted common units	—	—	1	1

Net cash provided by (used in) financing activities	214,854	(3,311)	(5,004)	(11,817)

Net increase (decrease) in cash and cash equivalents	7,928	4,160	(1,852)	2,670
Cash and cash equivalents—beginning of period	6,857	2,697	4,549	1,879

Cash and cash equivalents—end of period	$14,785	$6,857	$2,697	$4,549

Supplemental disclosures:
Cash paid for interest	$20,799	$1,756	$8,858	$9,272

Federal, state and local taxes paid	$1,432	$—	$5,427	$59

Change in fair value of interest rate swap agreement, net of deferred tax expense of $805 and $408 in 2004 and 2003, respectively	$—	$—	$1,282	$665

Excess of formula value from issuance of restricted common units	$—	$—	$131	$644

Increase (decrease) in formula value of restricted common units	$—	$176	$(661)	$82

Acquisition of building by execution of a capital lease obligation	$—	$—	$1,500	$—

See notes to consolidated financial statements.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        The consolidated financial statements and the accompanying notes are prepared in accordance with generally accepted accounting principles and the rules of the Securities and Exchange Commission (the "SEC"). They include the accounts of Compression Polymers Holding II Corporation and Subsidiaries on a consolidated basis (the "Successor"). All significant intercompany transactions have been eliminated in consolidation.

        On May 10, 2005, the Successor consummated the acquisition (the "Acquisition") of all the equity interests of the operating subsidiaries of Compression Polymers Holdings LLC, a Delaware limited liability company (the "Predecessor"). Compression Polymers Holding Corporation, a Delaware corporation ("CPH") and the Successor were each formed by AEA Investors LLC and its affiliates ("AEA Investors") for the purpose of the Acquisition. Compression Polymers Holdings LLC sold all of the equity interests of its operating subsidiaries to the Successor in connection with the Acquisition.

        All references herein to the "Company" mean (1) the Predecessor for periods ending on or prior to May 10, 2005, and (2) the Successor for periods beginning after May 10, 2005.

        As a result of the Acquisition and resulting change in control and change in historical cost basis of accounting, the Company is required to present separately the operating results for Predecessor periods up to and including the closing date of the Acquisition (May 10, 2005) and the Successor periods following the closing date of the Acquisition (May 11, 2005 through December 31, 2005). The financial statements and operating results identified as belonging to the Predecessor are those of Compression Polymers Holdings LLC, the parent entity existing for all periods shown prior to the completion of the Acquisition. For the period beginning after the Acquisition, the financial statements and operating results presented herein are those of the Successor. The Successor has guaranteed the debt securities of CPH, and, as a result, although CPH is the issuer of the debt securities, as required by SEC rules, the financial statements included herein for periods beginning after the Acquisition are that of the Successor, unless otherwise noted. The Successor has no interests, operations or activities other than through its ownership of 100% of CPH and, accordingly, the financial statements of CPH would be substantially similar to those of the Successor included herein. See Note 14 for condensed consolidating financial information for the Company, CPH and its subsidiaries.

See Note 3 for further discussion concerning the Acquisition of the Predecessor.

  Revenue Recognition

        Revenue is recognized in accordance with SEC Staff Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. Revenues are recognized at the time product is shipped to the customer and title transfers.

        The Company accrues for sales returns, discounts and other allowances based on a current evaluation of experience based on the stated terms of the transactions. Should actual experience differ from estimates, revisions to the liability recorded would be required.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Advertising Costs

        Advertising costs primarily relate to trade publication advertisements, cooperative advertising and product brochures. Such costs are expensed as incurred and included in selling, general and administrative expenses. Total advertising expenses were approximately $3,190,000 for the period of January 1, 2005 through May 10, 2005 and $4,631,000 for the period of May 11, 2005 through December 31, 2005. Total advertising expenses were approximately $5,520,000 and $3,111,000 for the years ended December 31, 2004 and 2003, respectively.

  Shipping and Handling Costs

        The Company includes all shipping and handling costs as cost of sales. Freight billed to customers is recorded in net sales.

  Allowance for Doubtful Accounts

        Credit is extended to commercial, institutional, residential and industrial construction customers based on an evaluation of their financial condition and collateral is generally not required. The evaluation of the financial condition is performed to reduce the risk of loss. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Amounts are written-off when they are determined to be uncollectible.

  Cash and Cash Equivalents

        All liquid investments with maturities of three months or less at the date of purchase are considered cash equivalents.

  Inventories

        Inventories consist of raw materials (mainly, petrochemical resin) and finished goods. Inventories are valued at the lower of cost or market, determined on a first-in, first-out basis (FIFO).

  Vendor Rebates

        Certain vendor rebates and incentives are earned by the Company only when a specified level of annual purchases are achieved. The Company accounts for vendor rebates in accordance with EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 states that a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement (only if a customer completes a specified cumulative level of purchases), should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund, provided the amounts are probable and reasonably estimable. The Company records such incentives during interim periods based on actual results achieved on a year-to-date basis and the Company's expectation that purchase levels will be obtained to earn the rebate. The amounts are recorded as a reduction to cost of sales based on the purchase volume and inventory turns during the interim period.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Product Warranties

        The Company provides a 15-year limited warranty on Comtec products and a 25-year limited warranty on AZEK products. The Comtec product warranty guarantees against breakage, corrosion and delamination. AZEK products are guaranteed against manufacturing defects that cause the products to rot, corrode, delaminate, or excessively swell from moisture.

        Components of the reserve for warranty costs for the year ended December 31, 2004 and for the period January 1, 2005 to May 10, 2005 are as follows:

(Dollars in thousands)
Ending balance—December 31, 2003	$—
Additions related to fiscal 2004 sales	720

Warranty costs incurred in fiscal 2004	(720)
Ending balance — December 31, 2004	—
Additions related to January 1, 2005 to May 10, 2005 sales	2,010
Warranty costs incurred through May 10, 2005	(224)

Ending balance—May 10, 2005	$1,786

        Components of the reserve for warranty costs for the period May 11, 2005 to December 31, 2005 are as follows:

(Dollars in thousands)
Beginning balance—May 11, 2005	$1,786
Additions related to May 11 through December 31, 2005 sales	450
Warranty costs incurred from May 11 through December 31, 2005	(450)

Ending balance—December 31, 2005	$1,786

  Property and Equipment

        Property and equipment are recorded at cost, net of accumulated depreciation. Construction in progress is also recorded at cost and includes capitalized interest and capitalized payroll costs and related costs such as taxes, retirement costs and other fringe benefits. Major additions and betterments are capitalized and depreciated over their estimated useful lives. Items considered repair and/or maintenance are charged to operations in the year incurred. Depreciation for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Land improvements	10 years
Building and improvements	20-40 years
Manufacturing equipment	7 years
Office furniture and equipment	3-5 years

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company regularly assesses the recoverability of its long-lived assets used in operations whenever events or changes in circumstances indicate that the assets may be impaired and the undiscounted future cash flows estimated to be generated by these assets are less than the assets' net book value. If impairment occurs, the loss is measured by comparing the fair value of the asset to its carrying amount. At December 31, 2005 and 2004, the Company concluded that no impairment to the carrying value of its long-lived assets exists.

  Deferred Financing Costs

        The Company had recorded deferred financing costs incurred in conjunction with its debt obligations. These costs are capitalized and then amortized over the lives of the associated debt to interest expense. Total deferred financing costs, net of accumulated amortization at December 31, 2005 and 2004 were $9,849,000 and $924,000, respectively.

  Goodwill and Intangible Assets

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, and no longer amortizes goodwill or intangible assets such as trademarks. Goodwill and non-amortizable intangibles are evaluated annually to determine the recoverability of carrying amounts. The evaluation, based on various analyses including cash flow and profitability projections, addresses the impact on the existing Company business. The evaluation necessarily involves significant management judgment. The Company has determined that no impairment of goodwill or other intangibles exists at December 31, 2005 and 2004. The Company amortizes the following intangible assets: Customer relationships (over 10 years); non-compete agreements (over 5 years) and proprietary knowledge (over 15 years). See Note 6 for more detail regarding goodwill and intangible assets.

  Accumulated Other Comprehensive Income

        Accumulated other comprehensive income reports a measure of accumulated changes in equity of the Company that resulted from transactions and other economic events other than transactions with shareholders as prescribed by FASB Statement No. 130, Reporting Comprehensive Income. The main component of other comprehensive income that relates to the Company is unrealized gains and losses on hedging activities. The Company had no such items for the periods ended in 2005. The Predecessor had a loss associated with changes in the fair value of an interest rate swap for the years ended December 31, 2004 and 2003 of $1,282,000 and $666,000, net of deferred taxes of $805,000 and $408,000, respectively, as well as an unrealized gain of $129,000, net of deferred taxes of $80,000 for the period of January 1, 2005 to May 10, 2005.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table provides an overview of comprehensive income (loss) for the periods indicated.

(Dollars in thousands)	Period May 11, 2005 to December 31, 2005	Period January 1, 2005 to May 10, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Net income (loss)	$(7,609)	$(4,132)	$9,270	$7,278
Unrealized gain related to interest rate swap agreements	—	209	2,086	1,074
Realized gains related to interest rate swap in net income	—	(1,450)	—	—

Other comprehensive income (loss) before taxes	(7,609)	(5,373)	11,356	8,352
Income tax benefit (expense)	—	484	(804)	(408)

Total net comprehensive (loss) income	$(7,609)	$(4,889)	$10,552	$7,944

        Accumulated other comprehensive income reflected in the Consolidated Balance Sheet at December 31, 2004 and 2003, represents unrealized gains related to interest rate swap agreements.

  Concentration of Credit Risk

        The Company's exposure to credit risk is impacted by the economic climate affecting its industry and its customers. The Company manages this risk by performing ongoing credit evaluations of its customers and maintains reserves for potential uncollectible accounts. Over 97% of the Company's sales in fiscal 2005 were in the United States.

        The following table sets forth the Company's significant distributor group sales within the Vycom segment as a percentage of total consolidated net sales, as well as a percentage of Vycom net sales:

	Period May 11, 2005 to December 31, 2005		Period January 1, 2005 to May 10, 2005		Year Ended December 31, 2004		Year Ended December 31, 2003
	% of Consolidated Sales	% of Vycom Sales	% of Consolidated Sales	% of Vycom Sales	% of Consolidated Sales	% of Vycom Sales	% of Consolidated Sales	% of Vycom Sales
Distributor A	26%	40%	28%	40%	21%	35%	19%	38%
Distributor B	10%	15%	10%	14%	8%	14%	5%	10%

Total	36%	55%	38%	54%	29%	49%	24%	48%

  Retirement Benefits

        The Company offers a 401(k) benefit to all employees after one full year of service. The Company does not offer a defined benefit plan (pension plan) nor does the Company offer any other post-retirement benefit. Each participant may contribute up to 100% of his or her salary, within dollar limitations set forth by the ERISA guidelines. The Company may also make discretionary contributions to the 401(k) Plan. Total company contributions to the 401(k) Plan were nil and $250,000 for the

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        periods of January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005, respectively, and $150,000 for each of the years ended December 31, 2004 and 2003.

  Estimated Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued liabilities and debt. The Company estimates the fair value of its debt using current market quotes and the relative maturities and the carrying values approximates fair value at the balance sheet dates.

        The carrying amount and fair value of the Company's financial instruments including current maturities at December 31, 2005 are:

	Carrying Value	Fair Value
The Notes	$215,085	$208,394
Capital lease	$10,359	$10,359

        All other financial instruments are accounted for on a historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates. The fair value of the Company's interest rate swaps at December 31, 2004 was an asset of $1,240,000. In connection with the Acquisition, the Predecessor terminated the swap agreements, which resulted in a realized gain of $1,450,000 in the period January 1, 2005 to May 10, 2005.

  Income Taxes

        The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax assets or liabilities are expected to be realized or settled.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Supplemental Disclosure of Non-Cash Transactions

        In conjunction with the Acquisition, the Predecessor recorded a $12.8 million charge to selling, general and administrative expenses related to the vesting of restricted stock units in the period ended May 10, 2005. The Predecessor funded this amount from the purchase price for the Acquisition. As such, there was no cash impact on the financial statements of the Successor relating to this compensation charge.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Recently Issued Financial Accounting Standards

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities—an interpretation of Accounting Research Bulletin ("ARB") No. 51. FIN 46 is intended to clarify the application of the majority voting interest requirement of ARB No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The controlling financial interest may be achieved through arrangements that do not involve voting interests.

        Subsequent to issuing FIN 46, the FASB issued FIN 46 (revised) ("FIN 46R"), which replaces FIN 46. Among other things, FIN 46R clarified and changed the definition and application of a number of provisions of FIN 46 including de facto agents, variable interests and variable interest entity. FIN 46R also expanded instances when FIN 46 should not be applied. FIN 46R was issued on December 22, 2003 and, for the Company was effective as of January 1, 2005. The adoption of FIN 46R did not have a material effect on the Company's financial statements.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in Accounting Research Bulletin ("ARB") No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling cost, and wasted material (spoilage). In addition, SFAS No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. SFAS No. 151 will be effective for the Company as of January 1, 2006. The adoption of SFAS No. 151 will not have a material impact on the Company's financial statements.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. Accounting Principals Board ("APB") Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. The guidance in APB Opinion No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. SFAS No. 153 does not apply to transfers of nonmonetary assets between entities under common control. The impact of the adoption of SFAS No. 153 did not have a material impact on the Company's financial statements.

        In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and SFAS No. 123, Accounting for Stock-Based Compensation. This pronouncement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires share-based compensation to employees, including employee stock options and similar awards, to be measured at their fair value on the awards' grant date using either the Black-Scholes or a binomial option-pricing model. The value of the awards is recognized as compensation expense in the statement of operations over the vesting period of the awards. SFAS No. 123R is effective as of the beginning of the first annual reporting period that begins after December 15, 2005. Management is currently evaluating the

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        impact this accounting standard will have on its consolidated financial statements. Compensation expense is currently recorded in accordance with APB 25, and the difference is insignificant if compensation cost had been determined in accordance with SFAS 123.

        In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB No.20 and SFAS No.3 ("FAS 154"). FAS 154 replaced APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. FAS 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of applying FAS 154 will depend on changes, if any, that the Company may record in future periods.

        In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47) Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143. This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 was effective no later than the end of the fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on the Company's financial statements.

2.    SEGMENT INFORMATION

        The Company operates the following two business units: Vycom Corp. ("Vycom") that includes products such as AZEK, as well as other branded highly engineered, metal and wood replacement products; and Compression Polymers Corp. ("Compression") that includes highly engineered fabricated products such as Comtec plastic partitions. The components of each business unit are based on similarities in product line, production processes and methods of distribution and are considered reportable segments under SFAS 131, Disclosures about Segments of an Enterprise and Related Information.

        The Company's chief operating decision makers (which includes the Company's Chief Executive Officer, and President and Chief Operating Officer), regularly review financial information about each of these business units in deciding how to allocate resources and evaluate performance. The Company evaluates each segment's performance based on gross margin and net income. The accounting policies for the reportable segments are the same as those for the Company. Intersegment sales and transfers are based on resin prices plus an appropriate margin and are reviewed periodically by management. Corporate overhead costs, which include corporate salary costs, as well as corporate related

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

2.    SEGMENT INFORMATION (Continued)

        professional fees, (including accounting and legal fees), are not allocated to segments, and as such are presented separately.

        The following table sets forth summarized financial information for the Successor by business segment from May 11, 2005 through December 31, 2005:

(Dollars in thousands)	Vycom	Compression	Corporate(1)	Eliminations	Consolidated
Net sales to external customers	$91,309	$49,363	$—	$—	$140,672
Intersegment net sales	1,293	—	—	(1,293)	—

Total net sales	92,602	49,363	—	(1,293)	140,672
Cost of sales	(69,719)	(44,650)	—	1,293	(113,076)

Gross margin	22,883	4,713	—	—	27,596
Selling, general and administrative expense	(11,636)	(4,391)	(2,843)	—	(18,870)

Operating income	$11,247	$322	$(2,843)	$—	$8,726

Reconciliation of operating income (loss) to net income (loss):
Operating income (loss)	$11,247	$322	$(2,843)	—	$8,726
Interest expense, net of interest income	(8,745)	(12,430)	—	—	(21,175)
Other income, net	146	12	—	—	158
Income tax (expense) benefit	(749)	5,431	—	—	4,682

Net income (loss)	$1,899	$(6,665)	$(2,843)	$—	$(7,609)

Depreciation and amortization	$3,420	$3,969	$—	$—	$7,389

Total capital expenditures	$16,898	$596	$—	$—	$17,295

(1)
Category contains corporate overhead costs.

  COMPRESSION POLYMERS HOLDING II CORPORATION
  AND SUBSIDIARIES
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

2.    SEGMENT INFORMATION (Continued)

        The following table sets forth summarized financial information for the Predecessor by business segment from January 1, 2005 through May 10, 2005:

(Dollars in thousands)	Vycom	Compression	Corporate(1)	Eliminations	Consolidated
Net sales to external customers	$58,385	$23,546	$—	$—	$81,931
Intersegment net sales	779		—	(779)	—

Total net sales	59,164	23,546	—	(779)	81,931
Cost of sales	(41,920)	(17,713)	—	779	(58,854)

Gross margin	17,244	5,833	—	—	23,077
Selling, general and administrative expenses	(6,234)	(2,338)	(13,333)	—	(21,905)

Operating income (loss)	$11,010	$3,495	$(13,333)	$—	$1,172

Reconciliation of operating income (loss) to net income (loss):
Operating income (loss)	$11,010	$3,495	$(13,333)	$—	$1,172
Interest expense, net of interest income	(2,000)	140	—	—	(1,860)
Other expense, net	(269)	(115)	—	—	(384)
Income tax expense	(3,060)	—	—	—	(3,060)

Net income (loss)	$5,681	$3,520	$(13,333)	$—	$(4,132)

Depreciation and amortization	$1,174	$997	$—	$—	$2,171

Total capital expenditures	$4,264	$225	$—	$—	$4,489

(1)
Category contains corporate overhead costs.

  COMPRESSION POLYMERS HOLDING II CORPORATION
  AND SUBSIDIARIES
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

2.    SEGMENT INFORMATION (Continued)

        The following table sets forth summarized financial information for the Company by business segment for the year ended December 31, 2004:

(Dollars in thousands)	Vycom	Compression	Corporate(1)	Eliminations	Consolidated
Net sales to external customers	$103,090	$67,970	$—	$—	$171,060
Intersegment net sales	1,697	—	—	(1,697)	—

Total net sales	104,787	67,970	—	(1,697)	171,060

Cost of sales	(70,264)	(52,554)	—	1,697	(121,121)

Gross margin	34,523	15,416	—	—	49,939
Selling, general and administrative expenses	(13,042)	(5,187)	(2,222)	—	(20,451)

Operating income (loss)	$21,481	$10,229	$(2,222)	$—	$29,488

Reconciliation of segment operating income (loss) to net income (loss):
Operating income (loss)	$103,090	$10,229	$(2,222)	$—	$29,488
Interest expense, net of interest income	(8,363)	(5,719)	—	—	(14,082)
Other expense, net	(160)	(106)	—	—	(266)
Income tax (expense)	(4,604)	(1,266)	—	—	(5,870)

Net income (loss)	$8,354	$3,138	$(2,222)	$—	$9,270

Depreciation and amortization	$4,076	$3,257	$—	$—	$7,333

Total capital expenditures	$6,038	$1,261	$—	$—	$7,299

(1)
Category contains corporate overhead costs.

  COMPRESSION POLYMERS HOLDING II CORPORATION
  AND SUBSIDIARIES
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

2.    SEGMENT INFORMATION (Continued)

        The following table sets forth summarized financial information for the Predecessor by business segment for the year ended December 31, 2003:

(Dollars in thousands)	Vycom	Compression	Corporate(1)	Eliminations	Consolidated
Net sales to external customers	$69,468	$66,816	$—	$—	$136,284
Intersegment net sales	918	—	—	(918)	—

Total net sales	70,386	66,816	—	(918)	136,284
Cost of sales	(48,530)	(49,628)	—	918	(97,240)

Gross margin	21,856	17,188	—	—	39,044
Selling, general and administrative expenses	(8,612)	(6,713)	(1,786)	—	(17,111)

Operating income (loss)	$13,244	$10,475	$(1,786)	$—	$21,933

Reconciliation of operating income (loss) to net income (loss):
Operating income (loss)	$13,244	$10,475	$(1,786)	$—	$21,933
Interest expense, net of interest income	(4,753)	(5,366)	—	—	(10,119)
Other expense — net	—	(5)	—	—	(5)
Income tax (expense)	(3,030)	(1,501)	—	—	(4,531)

Net income (loss)	$5,461	$3,603	$(1,786)	$—	$7,278

Depreciation and amortization	$2,528	$3,915	$—	$—	$6,443

Total capital expenditures	$5,955	$1,447	$—	$—	$7,402

(1)
Category contains corporate overhead costs

        The following table sets forth summarized financial information regarding assets for the Company by business segment:

(Dollars in thousands)	December 31, 2005	December 31, 2004
Total assets:
Vycom	$295,063	$79,200
Compression	169,855	121,337

Total consolidated assets	$464,918	$200,537

3.    ACQUISITION OF PREDECESSOR COMPANY

        On May 10, 2005, the Predecessor completed the transactions contemplated by a Stock Purchase Agreement with the Successor, whereby the Successor acquired 100 percent of the stock of the Predecessor's two wholly owned subsidiaries, Compression Polymers Corp. and Vycom Corp. for approximately $385.0 million, which included the repayment of substantially all of the Predecessor's

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

3.    ACQUISITION OF PREDECESSOR COMPANY (Continued)

        existing debt obligations. The Successor is a wholly owned subsidiary of Compression Polymers Holding II Corporation, an entity formed by AEA Investors and its affiliates. The transaction resulted in the Successor recording a new cost basis and capital structure to reflect the purchase price and the related financing, respectively.

        The Acquisition was accounted for as a purchase business combination in accordance with SFAS No. 141, Business Combinations. The purchase price, which includes $25.0 million in transaction costs, was allocated to the Company's tangible and intangible assets acquired and liabilities assumed based on fair values as of the date of the transaction. Goodwill of $213.7 million is not deductible for tax purposes. A portion of the goodwill was allocated to each of the Company segments with $143.2 million allocated to Vycom and the remaining $70.5 million allocated to Compression.

        The following table summarizes the fair values of the Company's assets acquired and liabilities assumed at the date of acquisition, as follows:

(Dollars in thousands)		At May 11, 2005
Purchase price		$360,000
Fees and expenses		25,000

Total purchase price		385,000
Less:
Cash and cash equivalents	$13,927
Accounts Receivable	18,230
Inventory	43,759
Other current assets	4,436
Property, plant and equipment	57,871
Intangibles	88,100
Deferred financing costs	16,090
Other non-current assets	3,267

Total assets acquired	245,680
Accounts payable assumed	(17,800)
Deferred tax liability assumed	(44,547)
Other liabilities assumed	(12,015)

Total liabilities assumed	(74,362)
		171,318

Goodwill (excess purchase price over net asset value)		$213,682

        The following pro forma financial information for the years ended December 31, 2005 and 2004 is presented as though the Acquisition had occurred at January 1, 2004. The pro forma financial information is not indicative of our future results of operations or results of operations that would have actually occurred had the Acquisition of the Predecessor been consummated as of January 1, 2005, due to the fair values assigned to our assets and liabilities, the changes made in related estimated useful

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

3.    ACQUISITION OF PREDECESSOR COMPANY (Continued)

        lives of the assets at May 10, 2005, as well as changes in interest and income tax expenses as a result of the Acquisition.

	Year Ended December 31, 2005	Year Ended December 31, 2004
Net sales	$222,603	$171,060

Net (loss) income	$(12,233)	$1,141

4.    INVENTORIES

        Inventories consisted of the following at December 31:

(Dollars in thousands)	2005	2004
Raw materials	$18,096	$19,842
Finished goods	26,595	28,079

Total inventories	$44,691	$47,921

        Inventories are valued at the lower of cost or market, determined on a first-in, first-out basis ("FIFO").

5.    PROPERTY AND EQUIPMENT—NET

        Property and equipment consisted of the following at December 31:

(Dollars in thousands)	2005	2004
Land and improvements	$1,701	$1,248
Buildings and improvements	19,093	21,075
Capital lease—building	1,500	—
Manufacturing equipment	47,793	62,199
Office furniture and equipment	892	2,483

Total property and equipment	70,979	87,005
Construction in progress	5,694	—

	76,673	87,005

Accumulated depreciation	(5,924)	(53,683)

Property and equipment—net	$70,749	$33,322

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

5.    PROPERTY AND EQUIPMENT—NET (Continued)

        Depreciation expense for the Successor period of May 11, 2005 to December 31, 2005 was approximately $5,900,000. Depreciation expense for the Predecessor period of January 1, 2005 to May 10, 2005 was approximately $2,156,000.

        Depreciation expense for the years ended December 31, 2004 and 2003 was $7,273,000 and $6,383,000, respectively.

6.    GOODWILL AND INTANGIBLE ASSETS

        Goodwill and intangible assets consisted of the following at December 31:

(Dollars in thousands)	Lives in Years	2005	2004
Goodwill	—	$213,682	$93,172

Non-amortizable intangibles:
Trademarks	—	$64,200	$—

Amortizable intangibles:
Customer relationships	10	22,100	—
Non compete agreements	5	—	300
Proprietary knowledge	15	1,800	—

Total amortizable intangibles		23,900	300
Accumulated amortization		(1,489)	(135)

Total net amortizable assets		22,411	165

Intangible assets—net		$86,611	$165

        In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill and trademarks are tested for impairment annually at the reporting unit level. The customer relationships and proprietary knowledge, which are amortizable, will be tested for impairment whenever events or circumstances indicate that the carrying value may not be recoverable, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        Amortization expense for the Successor period of May 11, 2005 to December 31, 2005 was approximately $1,489,000. Amortization expense for the Predecessor period of January 1, 2005 to May 10, 2005 was approximately $15,000.

        Amortization expense for the years ended December 31, 2004 and 2003 was $60,000 and $60,000, respectively.

        Annual amortization on customer relationships is expected to be approximately $2,225,000 over the next 10 years, whereas annual amortization on proprietary knowledge is expected to be approximately $120,000 over the next 15 years.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

7.    DEFERRED FINANCING COSTS

        Deferred financing costs consisted of the following at December 31:

(Dollars in thousands)	2005	2004
Deferred financing costs	$10,838	$1,130
Accumulated amortization	(989)	(206)

Deferred financing costs, net	$9,849	$924

        Amortization of deferred financing costs for the Successor period of May 11, 2005 to December 31, 2005 was approximately $989,000, which is included in interest expense. Amortization of deferred financing costs for the Predecessor period of January 1, 2005 to May 10, 2005 was approximately $47,000, which is included in interest expense.

        Amortization of deferred financing costs for the years ended December 31, 2004 and 2003 was $259,000 and $742,000, which is included in interest expense, respectively.

        In connection with the 2005 financing and refinancing related to the Acquisition described in Note 3, the Company incurred approximately $16,090,000 in deferred financing costs related to the May 10, 2005 acquisition, of which approximately $5,252,000 of deferred financing costs has been written off and recorded as interest expense during 2005 due to the refinancing which priced on June 29, 2005 (Note 8).

        In connection with the 2004 loan refinancing described in Note 8, the Company incurred $2,658,959 in deferred financing fees and had $2,763,321 in unamortized deferred financing fees related to the 2001 and 2002 debt. As a result of the 2004 refinancing, the Company expensed $4,291,992 of financing fees in 2004 and the amount was recorded in interest expense.

8.    LONG-TERM DEBT

        Long-term debt* consisted of the following at December 31:

(Dollars in thousands)	2005	2004
Senior Notes due 2013—10.5%	$150,000	$—
Senior Notes due 2012—LIBOR + 6.75% (10.67% at December 31, 2005)	65,000	—
Bank First Lien Term Loan—LIBOR + 3.25% (5.65% at December 31, 2004)	—	112,237
Bank Second Lien Term Loan—LIBOR + 6.00% (8.40% at December 31, 2004)	—	30,000
Notes payable	85	180

Total	215,085	142,417
Less current portion	71	1,341

Long-term debt—less current portion	$215,014	$141,076

*
See Note 11 for detail on capital lease obligation.

        In connection with the Acquisition, CPH issued $215.0 million of indebtedness on May 10, 2005, which was refinanced with the issuance of $65.0 million aggregate principal amount of Senior

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

8.    LONG-TERM DEBT (Continued)

        Unsecured Floating Rate Notes due 2012 (the "Floating Rate Notes") and $150.0 million aggregate principal amount of 10 1/2% Senior Unsecured Fixed Notes due 2013 (the "Fixed Rate Notes," and collectively with the Floating Rate Notes, the "Notes") that priced on June 29, 2005. The Company and all of the subsidiaries of CPH guaranteed the Notes. The indenture governing the Notes contains a number of covenants that, among other things, restrict CPH's ability, and the ability of any subsidiary guarantors, subject to certain exceptions, to sell assets, incur additional debt, repay other debt, pay dividends and distributions on its capital stock or repurchase its capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations and engage in certain transactions with affiliates.

        Concurrently with closing of the Acquisition, CPH entered into a senior secured revolving credit facility that provided availability of up to $40.0 million. However, the amount of borrowing capacity available is limited to an amount equal to the sum of (a) 85% of accounts receivable and (b) 60% of inventory. The borrowings under the senior secured revolving credit facility will be available until its maturity in 2011 to fund ongoing working capital requirements, capital expenditures and other general corporate needs. As of December 31, 2005, there was a letter of credit of $1.1 million held against the senior secured revolving credit facility, which had $38.9 million available for borrowing as of such date.

        The senior secured revolving credit facility imposes certain restrictions on the Company, CPH and the subsidiary guarantors, including restrictions on their ability to incur additional indebtedness or issue guarantees, grant liens, make fundamental changes in their business, corporate structure or capital structure, including, among other things, entering into mergers, acquisitions and other business combinations, make loans and investments, enter into transactions with affiliates, modify or waive material agreements in a manner that is adverse in any material respect to the lenders, or prepay or repurchase subordinated indebtedness. In addition, the senior secured revolving credit facility includes a financial covenant that requires the CPH to maintain at all times a maximum total senior secured leverage ratio (total senior indebtedness on the last day of any fiscal quarter over consolidated earnings before interest, taxes, depreciation and amortization for the preceding twelve-month period) less than or equal to 1.5 to 1.0. Indebtedness under the senior secured revolving credit facility is secured by substantially all of the CPH's present and future assets. In addition, the senior secured credit facility is guaranteed by the Company and all of the domestic subsidiaries of CPH, including Compression Polymers Corp. and Vycom Corp.

        On March 12, 2004, the Predecessor established a credit agreement with a group of banks ("2004 Senior Credit Facility"). This 2004 Senior Credit Facility included a revolving credit line in an amount not to exceed $20,000,000. Borrowings under this agreement were subject to a variable interest rate based on LIBOR or other rate as defined in the agreement. This revolving commitment terminated in connection with the Acquisition.

        Also on March 12, 2004, the Predecessor refinanced its term loans, providing funds for a $30,000,000 distribution to the Predecessor's preferred unit holders, by establishing a first and second lien term loan with a group of banks totaling $120,000,000 (the "First Lien Term Loan" and the "Second Lien Term Loan," respectively). The First Lien Term Loan and Second Lien Term Loan had maximum borrowing amounts of $90,000,000 and $30,000,000, respectively. Both loans had variable interest rates based on LIBOR plus an applicable percentage or an applicable base rate percentage as

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

8.    LONG-TERM DEBT (Continued)

        defined in the agreement and were due in installments to February 28, 2010 and August 31, 2010, respectively. These loans were repaid in connection with the Acquisition.

        On August 31, 2004, the Predecessor amended its 2004 Senior Credit Facility, providing funds for a $23,000,000 distribution to the Predecessor's preferred unit holders, by establishing an addendum to its First Lien Term Loan with a group of banks totaling $23,000,000. The First Lien Term Loan and Second Lien Term Loan had maximum borrowing amounts of $113,000,000 and $30,000,000, respectively. Both loans had variable interest rates based on LIBOR plus an applicable percentage or an applicable base rate percentage as defined in the agreement and were due in installments to February 28, 2010 and August 31, 2010, respectively. The loans were collateralized by substantially all of the Predecessor's assets and pledge of stock of Compression Polymers Corp. and Vycom Corp. These term loans were repaid in connection with the Acquisition.

        As of December 31, 2005, the Company has scheduled debt payments of $71,000, $14,000, nil, nil, nil and $215,000,000 due for the years 2006 through 2010 and thereafter.

        Effective September 25, 2002, the Predecessor entered into a $20,000,000 interest rate swap agreement, which had an expiration of August 31, 2005, to manage its exposure to the variability of cash flows primarily related to the interest rate changes on borrowing costs. The Predecessor paid the bank a quarterly fixed rate of 2.8025% and received a monthly floating rate payment based on the LIBOR rate. The agreement was designated as a cash flow hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Hedging ineffectiveness is immaterial at December 31, 2004 and 2003. The periodic gains and losses of the contract were deferred in other comprehensive income until the transactions were recognized. The swap agreement had a total negative fair market value of $2,105 at December 31, 2004.

        Effective April 2, 2004, the Predecessor entered into a $65,000,000 interest rate swap agreement, which had an expiration of February 28, 2007, to manage its exposure to the variability of cash flows primarily related to the interest rate changes on borrowing costs. The Predecessor paid the bank a quarterly fixed rate of 2.41% and received a monthly floating rate payment based on the LIBOR rate. The net interest expense related to all swaps that was recorded in the income statement was $1,246,000, $1,472,000 and $1,233,000 in 2004, 2003 and 2002, respectively. The agreement was designated as a cash flow hedge under SFAS No. 133. Hedging ineffectiveness was immaterial at December 31, 2004. The periodic gains and losses of the contract were deferred in other comprehensive income until the transactions were recognized. The swap agreement had a total positive fair market value of $1,242,000 at December 31, 2004.

        In connection with the Acquisition, the Predecessor terminated the interest rate swap agreements associated with the Predecessor debt, which had a net positive value of $1,450,000 at May 10, 2005 (the termination date). Upon the termination of the swap agreements, the Predecessor realized the gain as a credit to interest expense and a reduction in other comprehensive income of $886,000, net income tax expense of $564,000.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

9.    INCOME TAXES

        Components of the income tax expense for the periods ended:

	Successor	Predecessor
(Dollars in thousands)	May 11, 2005 to December 31, 2005	January 1, 2005 to May 10, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Current:
Federal	$—	$(2,929)	$(3,099)	$(1,365)
State and local	(185)	(131)	(430)	(198)

Total current	(185)	(3,060)	(3,529)	(1,563)
Deferred:
Federal	3,955	—	(2,097)	(2,522)
State and local	912	—	(244)	(446)

Total deferred	4,867	—	(2,341)	(2,968)

Income tax benefit (expense)	$4,682	$(3,060)	$(5,870)	$(4,531)

        A reconciliation of the income tax expense based on the federal statutory income tax rate of 34% for the year ended December 31, 2005 and 35% for the years ended December 31, 2004 and 2003 to the Company's income tax expense is as follows:

	Successor	Predecessor
(Dollars in thousands)	May 11, 2005 to December 31, 2005	January 1, 2005 to May 10, 2005	December 31, 2004	December 31, 2003
Benefit (expense) at Federal statutory rate	$4,252	$364	$(5,299)	$(4,133)
State and local tax expense—net of Federal benefit	480	(86)	(438)	(419)
Nondeductible expenses and other	(50)	(3,338)	(133)	21

Income tax benefit (expense)	$4,682	$(3,060)	$(5,870)	$(4,531)

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred income taxes have been provided for the temporary differences between the financial reporting and the income tax basis of the Company's assets and liabilities by applying enacted statutory tax rates applicable to future years to the basis differences. Deferred tax assets (liabilities) consist of the following at December 31:

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

9.    INCOME TAXES (Continued)

	Successor	Predecessor
(Dollars in thousands)
	2005	2004
Deferred tax asset:
Net operating loss carryforwards	$4,648	$1,352
State and local taxes	256	225
AMT tax credit	—	3
Inventory reserves	2,654	602
Accrued expenses	876	816

Total	8,434	2,998

Deferred tax liabilities:
Intangibles—net	(33,190)	(6,395)
Prepaid assets	(316)	(475)
Property, plant and equipment	(11,340)	(751)
Interest rate swap	—	(484)

Total	(44,846)	(8,105)

Net deferred tax liability	$(36,412)	$(5,107)

        At December 31, 2005, the Company has approximately $12,074,000 of net operating loss carryforwards for Federal income tax purposes which expire between the years 2020 to 2025 and approximately $8,855,000 of net operating loss carryforwards for state tax purposes which begin to expire in varying amounts from 2010 to 2025. A valuation allowance will be provided if management determines that it is more likely than not that some or all of the deferred tax asset related to the net operating loss carryforwards will not be realized. Management believes that the Company will generate sufficient taxable income in the future to realize the benefit related to its federal and state net operating loss carryforwards.

10.    RELATED PARTY TRANSACTIONS

        In 2004, notes originating in 2001 and 2002, payable to J.H. Whitney Mezzanine Fund, LP and to J.H. Whitney Market Value Fund, LP (parties related to the Predecessor shareholders) were paid in full. Total interest expense paid to related parties was $910,000 and $4,550,000 in 2004 and 2003, respectively.

        The Predecessor entered into a capital lease with certain Predecessor stockholders for land, building and other personal property for a total of $1,500,000 in December 2004. This capital lease was assumed by the Company on the Acquisition date (see Note 11 for further detail).

11.    LEASE COMMITMENTS

        On December 27, 2004, certain of the Predecessor's stockholders created a related party entity and purchased land, building and other personal property for a total of $1,500,000. The Predecessor then entered into a 20-year lease with the related entity in order to replicate certain of its manufacturing

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

11.    LEASE COMMITMENTS (Continued)

operations in the new facility in 2005. In connection with the consummation of the transactions contemplated in the Acquisition between the Predecessor and the Successor, this lease was amended and restated on May 10, 2005. The initial term of the amended lease commenced on May 10, 2005 and will continue until May 10, 2009. Upon the expiration of the initial term, the lessee may extend the term for five additional four-year terms. An annual rent of $492,800 for the first lease year is payable in monthly installments of $41,067. The rent increases by 1% annually per year through the term of the lease. As a further condition to the consummation of the Acquisition, the Successor purchased from the Lessor an option, beginning January 1, 2006 and expiring January 1, 2009, to purchase the land, building and fixtures for $4,000,000. In the second quarter of 2005 the Successor began developing the facility for the expansion of its AZEK branded products.

        The Company leases office equipment, vehicles and an office under operating leases expiring during the next five years. Future minimum rental payments at December 31, 2005 for leases having non-cancelable lease terms in excess of one year are as follows:

(Dollars in thousands)	Capital	Operating
2006	$498	$355
2007	503	291
2008	508	186
2009	513	69
2010	518	—
Thereafter	7,819	—

Total	10,359	$901

Less amount representing interest	(8,842)

Present value of minimum capital lease payments	1,517
Less current portion of obligation under capital lease	—

Obligation under capital lease—excluding current portion	$1,517

        Total rent expense was approximately $109,000 and $219,000 for the periods of January 1, 2005 to May 10, 2005 and May 11, 2005 to December 31, 2005, respectively, and $264,000 and $158,000 for the years ended December 31, 2004 and 2003, respectively.

12.    COMMITMENTS AND CONTINGENCIES

        The Company is involved in various litigation arising in the ordinary course of business. The Company believes the amount accrued for litigation and claims in connection with such matters are adequate and that the resolution of such matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

        In February 2005, Vycom Corporation received notice of an Internal Revenue Service examination for the year ended December 31, 2003. The examination resulted in an immaterial liability, which was settled and paid in full in early September 2005.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

13.    EQUITY

        Common Shares—All of the Company's issued and outstanding common shares are held by Compression Polymers Holding I LP ("Compression Holding I"), its direct parent company. In connection with the Acquisition, Compression Holding I made an initial capital contribution of $165,000,000, all of which was recorded as paid in capital. The Company had 1,000 shares authorized and 10 shares issued and outstanding at December 31, 2005.

        Preferred Units—The Predecessor Articles of Incorporation authorized the issuance of 968,333 preferred units with no per unit par value. The Board of Directors of the Predecessor were authorized, without further shareholder action, to divide any or all units of the authorized preferred units into series and to fix and determine the designations, preferences and relative, participating, optional or other special rights (excluding voting rights) and qualifications, limitations or restrictions thereon, of any series so established, including dividend rights, liquidation preferences, redemption rights and conversion privileges. At December 31, 2004, the Predecessor had 968,333 units issued and outstanding. On May 10, 2005, all units were purchased by the Successor in conjunction with the Acquisition and retired.

        Stock Warrants—The Predecessor had warrants outstanding to purchase 50,000 preferred units of the Predecessor at a purchase price of $0.01 per unit, which were attached to previously issued Predecessor debt. All of the warrants were subject to certain anti-dilution provisions. No amounts were paid for these warrants; however, at the time of issuance, they were valued at $1,320,000 or approximately $26.41 per warrant which was determined by the Predecessor.

        In connection with a previous acquisition, the Predecessor issued additional warrants to purchase 8,333 preferred units of the Predecessor at a purchase price of $0.01 per unit. These warrants were also attached to previously issued Predecessor debt. All of the warrants were subject to certain anti-dilution provisions. No amounts were paid for these warrants; however, at the time of issuance, they were valued at $262,444 or approximately $31.49 per warrant which was determined by the Predecessor.

        In 2004, all outstanding stock warrants were exercised and 58,333 preferred units were issued.

        Restricted Common Unit Plan—On March 1, 2001, the Predecessor entered into the 2001 Restricted Stock Plan (the "Plan"). This Plan allowed for a Committee appointed by the Board of Directors to award restricted common units to individuals, as defined in the Plan, who met certain eligibility requirements. In 2003, the Plan was amended to allow the issuance of an additional 25,000 units, which brought the Plan's maximum number of units to 65,000, at a par of $0.01. These units had various restrictions related primarily to voting rights, sale and resale provisions. All vested units could have been put back to the Predecessor and the Predecessor had the option to buy the units for cash at the formula value or required the holder of the vested units to retain them until a change of control occurred.

        The Predecessor recorded $132,000 and $644,000 for the years ended December 31, 2004 and 2003, respectively, as additional paid-in capital with a contra-equity amount recorded as deferred compensation for units issued in 2004 and 2003. In addition, the additional paid-in capital and the contra-equity deferred compensation account was increased (decreased) by $(661,000) and $82,000 for the years ended December 31, 2004 and 2003, respectively, to reflect the change in the formula value of the restricted units remaining at December 31, 2004 and 2003. Compensation expense had been

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

13.    EQUITY (Continued)

recorded as the attainment of certain performance goals were met. In 2004, 11,500 units vested and compensation expense was recorded for approximately $219,000 (none in 2003 and 2002). Compensation expense is recorded in accordance with APB opinion No. 25, Accounting for Stock Issued to Employees, and the difference was insignificant if compensation cost had been determined in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

        The Predecessor incurred a charge of $12,800,000 in the period January 1, 2005 to May 10, 2005 related to the vesting of the remaining units in the Plan, upon the closing of the Acquisition. All units were purchased by the Successor in conjunction with the Acquisition and retired.

14.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The Company conducts its business through its directly and indirectly 100% owned operating subsidiaries. The Company's 100% owned subsidiary, CPH, is the issuer of the Notes, as well as the borrower under the senior secured revolving credit facility. See Note 8. The Company is the direct parent holding company of CPH and a guarantor of the Notes and the senior secured credit facility. In addition, all of the domestic subsidiaries of CPH, which are all 100% owned by the Company, guarantee the Notes, as well as the senior secured credit facility. The guarantees are full, unconditional, joint and several.

        The following condensed consolidating financial information presents the financial information of the Company (as the parent guarantor of the Notes), CPH (as the issuer of the Notes) and all other subsidiaries of the Company on a combined basis (as the subsidiary guarantors of the Notes), prepared on the equity basis of accounting at December 31, 2005 and 2004 and for the periods May 11, 2005 to December 31, 2005 and January 1, 2005 to May 10, 2005 and for the years ended December 31, 2004 and 2003, respectively. Separate narrative information or financial statements of CPH and the guarantor subsidiaries have not been included as they are not required by the SEC's rules and

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

14.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

regulations. The financial information may not necessarily be indicative of the results of operations or financial position had the issuer and the subsidiary guarantors operated as independent entities.

	December 31, 2005
Successor	Compression Polymers Holding II Corporation (Parent)	Compression Polymers Holding Corporation (Issuer)	Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Balance Sheet
Cash	$—	$—	$14,785	$—	$14,785
Net receivables	—	—	14,769	—	14,769
Inventory	—	—	44,691	—	44,691
Other current assets	—	—	9,782	—	9,782

Total current assets	—	—	84,027	—	84,027
Net property and equipment	—	—	70,749	—	70,749
Goodwill	—	—	213,682	—	213,682
Net intangible assets	—	—	86,611	—	86,611
Other noncurrent assets	157,457	157,457	9,849	(314,914)	9,849

Total assets	$157,457	$157,457	$464,918	$(314,914)	$464,918

Accounts payable	$—	$—	$34,014	$—	$34,014
Accrued interest	—	—	11,088	—	11,088
Other current liabilities	—	—	6,103	—	6,103

Total current liabilities	—	—	51,205	—	51,205
Deferred income taxes	—	—	39,725	—	39,725
Long-term debt	—	—	215,014	—	215,014
Other noncurrent liabilities	—	—	1,517	—	1,517
Equity	157,457	157,457	157,457	(314,914)	157,457

Total liabilities and equity	$157,457	$157,457	$464,918	$(314,914)	$464,918

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

14.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	December 31, 2004
Predecessor	Compression Polymers Holdings LLC (Parent)	Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Balance Sheet
Cash and cash equivalents	$—	$2,697	$—	$2,697
Net receivables	—	13,824	—	13,824
Inventories	—	47,921	—	47,921
Prepaid expenses	—	4,338	—	4,338
Other current assets	—	2,934	—	2,934

Total current assets	—	71,714	—	71,714
Net property and equipment	—	33,322	—	33,322
Net intangible assets	—	93,337	—	93,337
Other noncurrent assets	30,557	2,164	(30,557)	2,164

Total assets	$30,557	$200,537	$(30,557)	$200,537

Accounts payable	$—	$16,855	$—	$16,855
Accrued expenses	—	3,158	—	3,158
Other current liabilities		1,341	—	1,341
Long-term debt—less current portion	—	141,076	—	141,076
Deferred income taxes	—	6,050	—	6,050
Noncurrent liabilities	—	1,500	—	1,500
Equity	30,557	30,557	(30,557)	30,557

Total liabilities and equity	$30,557	$200,537	$(30,557)	$200,537

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

14.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Period May 11, 2005 to December 31, 2005
Successor	Compression Polymers Holding II Corporation (Parent)	Compression Polymers Holding Corporation (Issuer)	Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Operations
Net sales	$—	$—	$140,672	$—	$140,672
Cost of sales	—	—	(113,076)	—	(113,076)

Gross margin	—	—	27,596	—	27,596
Selling, general and administrative expenses	—	—	(18,870)	—	(18,870)

Operating income	—	—	8,726	—	8,726
Interest expense, net of interest income	—	—	(21,175)	—	(21,175)
Miscellaneous, net	—	—	158	—	158
Equity in net income from subsidiary	(7,609)	(7,609)	—	15,218	—
Income tax benefit	—	—	4,682	—	4,682

Net income (loss)	$(7,609)	$(7,609)	$(7,609)	$15,218	$(7,609)

	Period January 1, 2005 to May 10, 2005
Predecessor	Compression Polmers Holdings LLC (Parent)	Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Operations
Net sales	$—	$81,931	$—	$81,931
Cost of sales	—	(58,854)	—	(58,854)

Gross margin	—	23,077	—	23,077
Selling, general and administrative expense	—	(21,905)	—	(21,905)

Operating income	—	1,172	—	1,172
Interest expense, net of interest income	—	(1,860)	—	(1,860)
Miscellaneous, net	—	(384)	—	(384)
Equity in net loss from subsidiary	(4,132)	—	4,132	—
Income tax expense	—	(3,060)	—	(3,060)

Net loss	$(4,132)	$(4,132)	$4,132	$(4,132)

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

14.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Year ended December 31, 2004
	Compression Polymers Holding LLC (Parent)	Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Operations
Net sales	$—	$171,060	$—	$171,060
Cost of sales	—	(121,121)	—	(121,121)

Gross margin	—	49,939	—	49,939
Selling, general and administrative expenses	—	(20,451)	—	(20,451)

Operating income	—	29,488	—	29,488
Interest expense, net of interest income	—	(14,082)	—	(14,082)
Miscellaneous, net	—	(266)	—	(266)
Equity in net income from subsidiary	9,270	—	(9,270)	—
Income tax expense	—	(5,870)	—	(5,870)

Net income	$9,270	$9,270	$(9,270)	$9,270

	Year ended December 31, 2003
	Compression Polymers Holding LLC (Parent)	Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Operations
Net sales	$—	$136,284	$—	$136,284
Cost of sales	—	(97,240)	—	(97,240)

Gross margin	—	39,044	—	39,044
Selling, general and administrative expenses	—	(17,111)	—	(17,111)

Operating income	—	21,933	—	21,933
Interest expense, net of interest income	—	(10,119)	—	(10,119)
Miscellaneous, net	—	(5)	—	(5)
Equity in net income from subsidiary	7,278	—	(7,278)	—
Income tax expense	—	(4,531)	—	(4,531)

Net income	$7,278	$7,278	$(7,278)	$7,278

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

14.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Period May 11, 2005 to December 31, 2005
	Compression Polymers Holding II Corporation (Parent)	Compression Polymers Holding Corporation (Issuer)	Guarantor Subsidiaries	Eliminations	Consolidated
Successor
Consolidating Statement of Cash Flows
Net loss	$(7,609)	$(7,609)	$(7,609)	$15,218	$(7,609)
Depreciation and amortization	—	—	7,389	—	7,389
Write off of subordinated debt discount and deferred financing fees	—	—	5,252	—	5,252
Deferred income tax provision	—	—	(4,868)	—	(4,868)
Other non-cash expenses	—	—	989	—	989
Equity in net loss from subsidiary	7,609	7,609	—	(15,218)	—
Trade receivables	—	—	3,461	—	3,461
Prepaid expenses and other	—	—	(3,540)	—	(3,540)
Accounts payable	—	—	16,214	—	16,214
Accrued expenses	—	—	6,723	—	6,723
Other changes in working capital	—	—	(886)	—	(886)

Net cash used in operating activities	—	—	23,125	—	23,125
Purchases of property and equipment	—	—	(17,295)	—	(17,295)
Acquisition, net of cash received	—	—	(212,756)	—	(212,756)

Net cash used in investing activities	—	—	(230,051)	—	(230,051)

Payment of Predecessor long-term debt	—	—	(140,214)	—	(140,214)
Proceeds from the issuance of long-term debt	—	—	440,000	—	440,000
Payments on long-term debt	—	—	(220,034)	—	(220,034)
Payments of transaction costs	—	—	(24,964)	—	(24,964)
Payments on revolving credit facility	—	—	(5,000)	—	(5,000)
Additional paid in capital proceeds	—	—	165,066	—	165,066

Net cash provided by financing activities	—	—	214,854	—	214,854

Net increase in cash and cash equivalents	—	—	7,928	—	7,928
Cash and cash equivalents—Beginning of period	—	—	6,857	—	6,857

Cash and cash equivalents—End of period	$—	$—	$14,785	$—	$14,785

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

14.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Period January 1, 2005 to May 10, 2005
	Compression Polymers Holding LLC (Parent)	Guarantor Subsidiaries	Eliminations	Consolidated
Predecessor
Consolidating Statement of Cash Flows
Net loss	$(4,132)	$(4,132)	$4,132	$(4,132)
Depreciation and amortization	—	2,171	—	2,171
Vesting of restricted units	—	12,800	—	12,800
Other non-cash expenses	—	(414)	—	(414)
Equity in net loss from subsidiary	4,132	—	(4,132)	—
Trade receivables	—	(4,687)	—	(4,687)
Inventories	—	2,398	—	2,398
Accrued expenses	—	3,538	—	3,538
Other changes in working capital	—	286	—	286

Net cash provided by operating activities	—	11,960	—	11,960

Net cash used in investing activities	—	(4,489)	—	(4,489)

Payments on long-term debt	—	(3,820)	—	(3,820)
Partner contributions	—	509	—	509

Net cash used in financing activities	—	(3,311)	—	(3,311)

Net increase in cash and cash equivalents	—	4,160	—	4,160
Cash and cash equivalents—Beginning of period	—	2,697	—	2,697

Cash and cash equivalents—End of period	$—	$6,857	$—	$6,857

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

14.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Year ended December 31, 2004
	Compression Polymers Holding LLC (Parent)	Guarantor Subsidiaries	Eliminations	Consolidated
Predecessor
Consolidating Statement of Cash Flows
Net income	$9,270	$9,270	$(9,270)	$9,270
Depreciation and amortization	—	7,333	—	7,333
Write off of subordinated debt discount and deferred financing fees	—	3,377	—	3,377
Deferred income tax provision	—	2,341	—	2,341
Other non-cash expenses	—	516	—	516
Equity in net income from subsidiary	(9,270)	—	9,270	—
Inventories	—	(12,774)	—	(12,774)
Prepaid expenses and other	—	(1,605)	—	(1,605)
Accounts payable	—	4,244	—	4,244
Net income taxes	—	(3,517)	—	(3,517)
Other changes in working capital	—	1,266	—	1,266

Net cash provided by operating activities	—	10,451	—	10,451

Net cash used in investing activities	—	(7,299)	—	(7,299)

Proceeds from the issuance of long-term debt	—	146,171	—	146,171
Payments on long-term debt	—	(97,378)	—	(97,378)
Partner Distributions	—	(53,000)	—	(53,000)
Payments on transaction costs	—	(798)	—	(798)
Proceeds from the issuance of restricted common units	—	1	—	1

Net cash used in financing activities	—	(5,004)	—	(5,004)

Net increase in cash and cash equivalents	—	(1,852)	—	(1,852)
Cash and cash equivalents—Beginning of Period	—	4,549	—	4,549

Cash and cash equivalents—End of period	$—	$2,697	$—	$2,697

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

14.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Year ended December 31, 2003
Predecessor	Compression Polymers Holding LLC (Parent)	Guarantor Subsidiaries	Eliminations	Consolidated
Consolidating Statement of Cash Flows
Net income	$7,278	$7,278	$(7,278)	$7,278
Depreciation and amortization	—	6,443	—	6,443
Deferred income tax provision	—	2,968	—	2,968
Other non-cash expenses	—	978	—	978
Equity in net income from subsidiary	(7,278)	—	7,278	—
Inventories	—	(5,441)	—	(5,441)
Accounts payable	—	8,069	—	8,069
Other changes in working capital	—	44	—	44

Net cash provided by operating activities	—	20,339	—	20,339

Purchases of property and equipment	—	(7,402)	—	(7,402)
Acquisition, net of cash received	—	1,550	—	1,550

Net cash used in investing activities	—	(5,852)	—	(5,852)

Proceeds from the issuance of long-term debt	—	101	—	101
Payments on long-term debt	—	(11,919)	—	(11,919)
Proceeds from the issuance of restricted common units	—	1	—	1

Net cash used in financing activities	—	(11,817)	—	(11,817)

Net increase in cash and cash equivalents	—	2,670	—	2,670
Cash and cash equivalents—Beginning of period	—	1,879	—	1,879

Cash and cash equivalents—End of period	$—	$4,549	$—	$4,549

15.    SUBSEQUENT EVENT

        On April 28, 2006, through a stock purchase agreement with Santana Holdings, LLC, CPH consummated the acquisition ("Santana Acquisition") of 100 percent of the outstanding capital stock of Santana Holdings Corp. ("Santana"), the direct parent of Santana Products, Inc., for approximately $34.0 million, which includes the repayment of approximately $11.8 million of Santana outstanding debt and accrued interest. Concurrently with the closing of the Santana Acquisition, CPH issued an additional $30.0 million aggregate principal amount of its Floating Rate Notes. See Note 8. The additional balance was funded by the borrowing of approximately $5.3 million under the Company's senior secured credit facility. These proceeds were also used to pay approximately $1.4 million of fees and expenses related to the Santana Acquisition, including financing fees, advisory fees and other transaction costs.

COMPRESSION POLYMERS HOLDING II CORPORATION
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

15.    SUBSEQUENT EVENT (Continued)

        The purchase price, which includes approximately $1.4 million in transaction costs, will be allocated to the Company's tangible and intangible assets and liabilities based on estimated fair values as of the date of the transaction. The Company is in the process of obtaining appraisals of all tangible and intangible assets and liabilities to establish the fair values. The Company expects the allocation of the purchase price to be completed by the end of the third quarter of 2006.

16.    QUARTERLY INFORMATION (UNAUDITED)

	Predecessor		Successor
(Dollars in thousands)	Quarter Ended March 31, 2005	Period April 1, 2005 to May 10, 2005	Period May 11, 2005 to June 30, 2005	Quarter Ended September 30, 2005	Quarter Ended December 31, 2005
Net sales	$64,688	$17,243	$30,419	$59,075	$51,178
Gross margin	$18,909	$4,168	$6,722	$16,039	$4,835
Operating income (loss)	$12,644	$(11,472)	$3,370	$9,501	$(4,145)
Net income (loss)	$6,988	$(11,120)	$(5,064)	$3,252	$(5,797)
	Quarter Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	Total
Net sales	$47,452	$40,725	$47,883	$35,000	$171,060
Gross margin	$14,011	$11,306	$15,305	$9,317	$49,939
Operating income (loss)	$9,098	$6,727	$9,722	$3,941	$29,488
Net income (loss)	$911	$3,502	$5,944	$(1,087)	$9,270

Accountants and Business Advisors

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholder and Directors of
Santana Holdings Corporation

        We have audited the accompanying consolidated balance sheet of Santana Holdings Corporation and Subsidiary (the "Company") as of December 31, 2005, and the related consolidated statements of income, stockholder's equity, and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Santana Holdings Corporation and Subsidiary as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
April 7, 2006

Mercantile Bank & Trust Building
Suite 700
Two Hopkins Plaza
Baltimore, Maryland 21201-2909
 T 410.685.4000
 F 410.837.0587
 W www.grantthornton.com

 Grant Thornton LLP
US Member of Grant Thornton International

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$29,551
Accounts receivable—trade, less allowance for doubtful accounts of $119,938	4,161,430
Inventories	2,825,301
Prepaid expenses and other current assets	160,574
Deferred tax asset	144,508
Restricted cash—escrowed funds	750,000

Total current assets	8,071,364
PROPERTY AND EQUIPMENT
Machinery and equipment, net	966,203
Furniture and fixtures, net	17,345

983,548
OTHER ASSETS
Note receivable	53,250
Non-compete agreement, net	235,000
Deferred financing costs, net	295,976
Goodwill	8,680,636
Trademark	5,300,000
Customer relationships, net	662,083

15,226,945

$24,281,857

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Revolving line-of-credit	$1,494,544
Current maturities of capital lease	28,219
Current maturities of long-term debt	1,397,500
Accounts payable	1,448,548
Accrued expenses	1,129,725
Escrow liability	508,622

Total current liabilities	6,007,158
LONG-TERM OBLIGATIONS, less current maturities
Long-term debt	8,766,169
Long-term capital lease	39,977
Deferred tax liability	423,992

9,230,138
STOCKHOLDER'S EQUITY
Common stock, $1.00 par value, 1,000 shares authorized, issued and outstanding	1,000
Additional paid-in capital	6,899,000
Retained earnings	2,144,561

9,044,561

$24,281,857

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2005

Net sales	$32,278,191
Cost of sales	20,830,977

Gross profit	11,447,214
Selling and administrative expenses	6,605,394

Operating income	4,841,820
Interest expense	1,335,233

Income before income taxes	3,506,587
Income tax expense
Current income tax expense	1,037,256
Deferred income tax expense	296,251

1,333,507

NET INCOME	$2,173,080

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY
STATEMENT OF STOCKHOLDER'S EQUITY
YEAR ENDED DECEMBER 31, 2005

	Common stock	Additional paid-in capital	Retained (deficit) earnings	Total stockholder's equity
Balance at January 1, 2005	$1,000	$6,899,000	$(28,519)	$6,871,481
Net income	—	—	2,173,080	2,173,080

Balance at December 31, 2005	$1,000	$6,899,000	$2,144,561	$9,044,561

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2005

Cash flows from operating activities
Net income	$2,173,080
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	432,189
Increase in the allowance for doubtful accounts	110,267
Deferred tax asset and liability	296,251
Changes in assets and liabilities
Accounts receivable	9,062
Inventories	(367,870)
Prepaid expenses and other current assets	(88,402)
Accrued interest on note receivable	(3,250)
Accounts payable	(380,304)
Accrued expenses	607,114

Net cash provided by operating activities	2,788,137
Cash flows from investing activities
Purchase of property and equipment	(172,190)
Receivable from former owners	437,374

Net cash provided by investing activities	265,184
Cash flows from financing activities
Net payments on line-of-credit	(152,850)
Payments on long-term debt	(1,070,920)
Payments to former owners	(1,800,000)

Net cash used in financing activities	(3,023,770)

NET INCREASE IN CASH AND CASH EQUIVALENTS	29,551
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$29,551

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,331,515
Income taxes	936,000
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of capital assets financed by capital lease obligations	$68,196

The accompanying notes are an integral part of these financial statements.

SANTANA HOLDINGS CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

  Principles of Consolidation

        The consolidated financial statements include the accounts of Santana Holdings Corporation (the "Company"), a Delaware Corporation and its wholly-owned subsidiary, Santana Products, Inc., headquartered in Scranton, Pennsylvania. The Company is a wholly owned subsidiary of Santana Holdings, LLC.

  Business

        The Company fabricates and sells solid plastic restroom partitions. The restroom partitions are sold primarily to independent dealers located throughout the United States who resell them to contractors and end users. The primary end users of the Company's products are schools and universities, parks, stadiums and arenas.

        On November 30, 2004, the Company entered into a Contribution and Asset Purchase Agreement whereby it acquired substantially all of the assets, and assumed the majority of the liabilities of Santana Products, Inc. and Subsidiary (see Note B).

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

  Accounts Receivable

        The majority of the Company's accounts receivable are due from distributors in the construction industry. Credit is extended based on evaluation of a customer's financial condition and collateral is not required. Accounts receivable are generally due within 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the customer's current ability to pay its obligation to the Company, and the Company's previous loss history. The Company writes accounts receivable off when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company determines its allowance for future returns based on its history of returns.

        The activity related to the allowance for doubtful accounts for the year ended December 31, 2005 was as follows:

Beginning balance	$9,671
Bad debt expense	113,850
Accounts receivable write-offs	(3,583)

Ending balance	$119,938

  Revenue Recognition

        Sales revenue consists of sales of plastic restroom partitions and related products. Sales are recognized when the product is shipped to customers.

  Inventories

        Inventories, consisting of raw materials and work in process, are valued at the lower of cost or market. Cost is determined under the standard cost method, which approximates actual cost. Inventories consisted solely of raw materials at December 31, 2005.

  Restricted Cash—Escrowed Funds

        Restricted cash—escrowed funds represents proceeds from the acquisition which are being held by an escrow agent until contingencies associated with the acquisition are finalized.

  Deferred Financing Costs

        Deferred financing costs are the costs incurred in obtaining the financing. The costs are being amortized over the life of the related financing instruments.

  Goodwill and Other Intangible Assets

        The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Other intangible assets primarily consist of a trademark, non-compete agreement, and customer relationships obtained through business acquisitions. The useful lives of trademarks were determined to be indefinite and, therefore, these assets are not being amortized. Customer relationships are being amortized over their estimated useful lives of approximately 20 years. The non-compete agreement is being amortized over the contractual term of 5 years.

        The impairment evaluation for goodwill is conducted annually, or more frequently, if events or changes in circumstances indicate that an asset might be impaired. The evaluation is performed by using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. The estimated fair value of the reporting unit is generally determined on the basis of discounted future cash flows. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit's goodwill is determined by allocating the reporting unit's fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference.

        The impairment evaluation of the carrying amount of intangible assets with indefinite lives is conducted annually, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The evaluation is performed by comparing the carrying amount of these assets to their estimated fair value. If the estimated fair value is less than the carrying amount of the intangible assets with indefinite lives, then an impairment charge is recorded to reduce the asset to its estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows.

        The assumptions used in the estimate of fair value are generally consistent with the past performance of each reporting unit and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions.

  Fair Value of Financial Instruments

        Financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and long-term debt. At December 31, 2005, the fair value of these instruments approximates the carrying amount of these items due to the short-term maturities of these instruments. The fair value of the long-term debt arrangements approximate their carrying value as the interest rates approximate market rates.

  Property and Equipment

        Equipment is recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. The range of useful lives is from 3 to 7 years. Accumulated depreciation at December 31, 2005 was $144,151.

  Impairment of Assets

        The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its long-lived assets, management performs an analysis of the anticipated undiscounted future net cash flows of the individual assets over the remaining depreciation or amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. To date, there has been no impairment losses realized.

  Income Taxes

        The Company accounts for income taxes under the liability method according to Statement of Financial Accounting Standards No. 109. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides a valuation allowance against its deferred tax assets when it believes that it is more likely than not that the asset will not be realized.

  Concentrations of Credit Risk

        The Company places its cash in high quality institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Cash balances at times may exceed federally-insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

  Advertising Expense

        Advertising is expensed as it is incurred. For the year ended December 31, 2005, advertising expense was $242,180.

  Shipping and Handling Costs

        Shipping and handling costs billed to customers are included in revenue with the corresponding cost recognized as cost of goods sold.

NOTE B—ACCRUED EXPENSES

        Accrued expenses consist of the following at December 31, 2005:

Accrued commissions	$190,433
Salaries and related costs	598,709
Accrued interest	110,586
Other	229,997

$1,129,725

NOTE C—REVOLVING CREDIT AGREEMENT

        On November 30, 2004, the Company entered into a Revolving Credit Note, Term Notes and a Security Agreement with PNC Bank National Association and Gladstone Capital Corporation. Included in the agreement is a Revolving Credit Note, and Term Notes A, B, and C. The Term Notes are disclosed in Note E. PNC Bank is the lender for the Revolving Credit Note and Term Note A.

        Gladstone Capital Corporation is the lender for Term Notes B and C. A majority of the Company's assets are pledged as collateral under the agreement. The agreement includes a covenant which requires total debt payments under the agreement to be at least a certain factor of earnings.

        The maximum amount available under the Revolving Credit Note is $7,500,000, however, the amount available is based on percentages of accounts receivable and inventories. The revolving credit facility matures on November 30, 2009 and bears interest at a fluctuating rate based on the federal reserve rate and the bank's commercial rate. As of December 31, 2005, outstanding indebtedness under the PNC Revolving Credit Note was $1,494,544. The unused borrowing capacity was $3,009,382 at December 31, 2005. The effective interest rate at December 31, 2005 was 7.50%.

NOTE D—LONG TERM DEBT

        Long term debt consists of the following at December 31, 2005:

Term Note A is payable in quarterly installments of $250,000 commencing March 31, 2005. The note bears interest at a fluctuating rate based on the federal reserve rate and the bank's commercial rate. The effective rate at December 31, 2005 was 8.00%. The note matures on November 30, 2007.	$2,000,000
Term Note B is payable in quarterly installments of $75,000 commencing on December 1, 2005. The note bears interest at a fluctuating rate equal to 8.0% plus LIBOR which shall not fall below 10.5% per year. The effective rate at December 31, 2005 was 12%. The note matures on September 1, 2025.	5,925,000
Term Note C is payable in quarterly installments of $24,375 commencing on December 1, 2005. The note bears interest at a fluctuating rate equal to 8.0% plus LIBOR which shall not fall below 13% per year. The effective rate at December 31, 2005 was 13%. The note matures on September 1, 2025.	1,925,625
On November 30, 2004, the Company also signed a Subordinated Promissory Note with Gottesman Company. The note is subordinated to all credit facilities included in the Revolving Credit, Term Loan, and Security Agreement described above. The note accrues interest annually at a rate of 10%. Accrued interest and principal are due at maturity on November 30, 2011. The balance at December 31, 2005 includes $30,807, of accrued interest.	313,044

10,163,669
Less current portion	(1,397,500)

Long-term portion of term notes	$8,766,169

        Scheduled annual maturities of long-term obligations, for the years subsequent to December 31, 2005 are as follows:

	Term Notes	Subordinated Note	Total
2006	$1,397,500	$—	$1,397,500
2007	1,397,500	—	1,397,500
2008	397,500	—	397,500
2009	397,500	—	397,500
2010	397,500	—	397,500
Thereafter	5,863,125	313,044	6,176,169

	$9,850,625	$313,044	$10,163,669

NOTE E—COMMITMENTS

  Operating Leases

        The Company currently leases its operating facility and other office equipment under operating leases expiring at various dates through 2012. The facility lease contains provisions for certain annual rent escalations and allows the Company to terminate the agreement upon providing a written notice twelve months in advance. For the year ended December 31, 2005, rent expense was $408,750. The approximate future minimum annual lease payments for years subsequent to December 31, 2005 are as follows:

Year	Amount
2006	$364,235
2007	368,766
2008	373,953
2009	382,496
2010	368,603
Thereafter	512,518

$2,370,571

  Capital Lease

        The Company leases certain computer equipment under a capital lease expiring in 2008. Interest for the lease is 6% per the leasing arrangement.

        Future minimum lease payments under the capital lease is as follows:

Year	Amount
2006	$35,031
2007	35,031
2008	10,623
Total minimum lease payments	80,685
Less amount representing interest	(12,489)

Present value of net minimum lease payments	68,196
Less current portion	(28,219)

$39,977

        Equipment under the capital lease was $84,657 and accumulated depreciation was $9,406 at December 31, 2005.

  Transition Services Agreement and Supply Agreement

        The Company has entered into a Transition Services Agreement ("Services Agreement") and Supply Agreement with an affiliate of the previous owners of Santana Holdings Corporation and Subsidiary. The Services Agreement, which was for a period of one year, covers various support and administrative services which are payable at various rates depending on the service performed. The Supply Agreement, which is for a period of four years, requires the Company to purchase a certain volume of materials from the affiliate at agreed upon rates. During the first year of the agreement, all but 500,000 pounds of plastic sheets and all of the PVC brackets must be purchased from the affiliate. The Company has met and projects it will continue to meet the minimum purchase commitments outlined in the agreement.

  Employment Agreements

        The Company has entered into employment agreements with several key employees which require payment of bonuses based on certain performance criteria as defined in the agreements. The agreements also provide for certain severance payments and annual salary increases, as defined, which extend through the term of the agreements expiring on December 31, 2006.

NOTE F—RELATED PARTY TRANSACTIONS

        As a part of the acquisition, the Company entered into a long-term note receivable with an officer in the amount of $50,000 which is secured by the officer's stock in Santana Holdings, LLC. This note bears interest at 6% per annum which is accrued against the balance. The note and accrued interest are due and payable upon the earlier of the date November 30, 2011, the termination of the officer, or any terminating capital transaction.

        As of January 1, 2005, the Company was obligated to the prior owners of Santana Products Inc. for $1,800,000, which was paid within 45 days of the settlement. At January 1, 2005, $437,374 was due from former owners. Of this amount $346,117 related to the working capital adjustment receivable and

$91,257 related to certain expenses incurred in the first month of operations. The entire amount was collected during 2005.

        The Company has a contributory 401(k) retirement savings plan covering substantially all employees. Eligible employees may contribute from 1% to 25% of their gross compensation up to the Internal Revenue Service's maximum limits and restrictions applied to highly compensated employees. The Company will match up to 6% of the employee's contribution for each eligible employee. Total expense under the plan for the year ended December 31, 2005 was $30,581.

NOTE G—INTANGIBLE ASSETS

        Intangible assets subject to amortization consist of the following:

Customer relationships	$700,000
Deferred financing costs	405,910
Non-compete agreement	300,000

1,405,910
Less accumulated amortization	(212,851)

$1,193,059

        Amortization of deferred financing costs was $100,434, for the non-compete agreement was $65,000, and for the customer relationships was $37,917 for the year ended December 31, 2005. Excluding the impact of any future acquisitions or impairments, the Company anticipates annual amortization of intangibles as follows:

Year	Amount
2006	$196,477
2007	196,477
2008	188,021
2009	90,000
2010	35,000
Thereafter	487,084

$1,193,059

NOTE H—INCOME TAXES

        Significant components of the Company's deferred tax liabilities and assets at December 31, 2005 are as follows:

Deferred tax liabilities:
Tax amortization of intangibles	$(244,327)
Tax over book depreciation	(179,665)

Gross deferred tax liabilities	(423,992)
Deferred tax assets:
Bad debt allowance	47,256
Inventory capitalized costs	47,317
Accrued liabilities	43,366
Other	6,569

Gross deferred tax assets	144,508

Net deferred tax liabilities	$(279,484)

        The expense for income taxes for the year ended December 31, 2005 is comprised of the following:

Current:
Federal	$816,295
State	220,961

Total current	$1,037,256

Deferred:
Federal	$235,682
State	60,569

Total deferred	$296,251

        A reconciliation of reported income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes at December 31, 2005 is as follows:

Federal income taxes based on statutory tax rate	$1,192,239
State taxes, net of federal benefit	185,166
Permanent differences	(22,992)
Other	(20,906)

Income tax expenses reported	$1,333,507

$245,000,000

Exchange Offer

Compression Polymers Holding Corporation

$95,000,000

Senior Floating Rate Notes due 2012

$150,000,000

10 1/2% Senior Notes due 2013

Prospectus

                , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        We, Compression Polymers Holding I LP, Compression Polymers Holding II Corporation, Compression Polymers Corp., Vycom Corp., CPCapitol Acquisition Corp., CPH Sub I Corporation, CPH Sub II Corporation, CPC Sub I Corporation, VC Sub I Corporation, Santana Holdings Corp. and Santana Products, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

        A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        The bylaws of our company, Compression Polymers Holding I LP, Compression Polymers Holding II Corporation, Compression Polymers Corp., Vycom Corp., CPCapitol Acquisition Corp., CPH Sub I Corporation, CPH Sub II Corporation, CPC Sub I Corporation and VC Sub I Corporation, as well as the certificates of incorporation of Santana Holdings Corp. and Santana Products, Inc., provide for the indemnification their respective directors and officers to the fullest extent authorized by law. The certificates of incorporation of our company, Compression Polymers Holding I LP, Compression Polymers Holding II Corporation, Compression Polymers Corp., Vycom Corp., CPCapitol Acquisition Corp., Santana Holdings Corp. and Santana Products, Inc. provide that, to the fullest extent permitted by the DGCL, a director shall not be liable for monetary damages for breach of the director's fiduciary duty. We have purchased insurance on behalf of our directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number	Description
1.1	Purchase Agreement, dated June 29, 2005, among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wachovia Capital Markets, LLC.
1.2
Purchase Agreement, dated as of April 25, 2006, among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wachovia Capital Markets, LLC.
2.1
Stock Purchase Agreement, dated as of March 12, 2005, by and among Compression Polymers Holdings LLC, Compression Polymers Holding II Corporation, Vycom Corp., Compression Polymers Corp. and CPCapitol Acquisition Corp. and North Keyser Partners, LLC.
2.2
First Amendment to the Stock Purchase Agreement, as of May 5, 2005, by and among Compression Polymers Holdings LLC, Compression Polymers Holding II Corporation, Compression Polymers Corp., Vycom Corp. and CPCapitol Acquisition Corp.
2.3	Stock Purchase Agreement, dated as of April 20, 2006, between Santana Holdings, LLC and Compression Polymers Holding Corporation.
3.1	Certificate of Incorporation of Compression Polymers Holding Corporation.
3.2	By-laws of Compression Polymers Holding Corporation.
3.3	Certificate of Incorporation of Compression Polymers Holding II Corporation.
3.4	By-laws of Compression Polymers Holding II Corporation.
4.1
The Indenture, dated July 5, 2005, among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wells Fargo Bank, N.A., as trustee.
4.2
First Supplemental Indenture, dated as of April 27, 2006, among CPH Sub I Corporation, CPH Sub II Corporation, CPC Sub I Corporation, VC Sub I Corporation, Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wells Fargo Bank, N.A., as trustee.
4.3
Second Supplemental Indenture, dated as of April 28, 2006, among Santana Holdings Corp., Santana Products, Inc., Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wells Fargo Bank, N.A., as trustee.
4.4	Form of Initial Note and Form of Exchange Note (included within the Indenture filed as Exhibit 4.1).
4.5
The Registration Rights Agreement, dated July 5, 2005, among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wachovia Capital Markets, LLC.
4.6
The Registration Rights Agreement, dated as of April 28, 2006, by and among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wachovia Capital Markets, LLC.
5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1
Second Amended and Restated Credit Agreement, dated as of May 10, 2005, by and among Compression Polymers Holding Corporation, a Delaware corporation, Compression Polymers Holding II Corporation, a Delaware corporation, the guarantors named therein, the several banks, other financial institutions and related funds as may from time to time become parties thereto, and Wachovia Bank, National Association, a national banking association, as administrative agent.
10.2
First Amendment to Credit Agreement, dated as of April 24, 2006, by and among Compression Polymers Holding Corporation, Compression Polymers Holdings II Corporation, the subsidiary guarantors named therein, the lenders identified on the signature pages thereto and Wachovia Bank, National Association, as administrative agent.
10.3	Amended and Restated Industrial Lease between North Keyser Partners, LLC and Vycom Corp., dated May 10, 2005, re: 888 North Keyser Avenue, Scranton, PA 18504 Lackawanna County.
10.4	Amended and Restated Employment Agreement, as of January 1, 2006, among Compression Polymers Holding Corporation, Compression Polymers Corp., Vycom Corp. and James Keisling.
10.5	Amended and Restated Employment Agreement, as of January 1, 2006, among Compression Polymers Holding Corporation, Compression Polymers Corp., Vycom Corp. and John Loyack.
10.6	Employment Agreement, as of May 10, 2005, among Compression Polymers Holding Corporation, Vycom Corp. and Ralph Bruno.
10.7	Employment Agreement, as of May 10, 2005, among Compression Polymers Holding Corporation, Compression Polymers Corp. and Mike Kapuscinski.
10.8	Employment Agreement, as of October 4, 2005, among Compression Polymers Holding Corporation, Compression Polymers Corp., Vycom Corp. and Scott Harrison.
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries.
23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Grant Thornton LLP.
24.1	Power of Attorney (included on the signature page to the Registration Statement).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Wells Fargo Bank, N.A., as trustee.
99.1	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.
99.2	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.
99.3	Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owners.
99.4	Form of Letter to Clients.
99.5	Form of Letter to Registered Holders.

Item 22. Undertakings.

        Each of the undersigned registrants hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
to remove from registration means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Compression Polymers Holding Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scranton, Commonwealth of Pennsylvania, on the 12th day of May, 2006.

COMPRESSION POLYMERS HOLDING CORPORATION
By:	/s/ SCOTT HARRISON Scott Harrison Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Compression Polymers Holding Corporation constitutes and appoints John R. Loyack and Scott Harrison, and each of them, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 12th day of May, 2006.

Signature	Title

/s/ JAMES KEISLING James Keisling	Chief Executive Officer (principal executive officer) and Director
/s/ JOHN R. LOYACK John R. Loyack	President and Chief Operating Officer (principal executive officer)
/s/ SCOTT HARRISON Scott Harrison	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ JAMES ANDERSEN James Andersen	Director

/s/ SHIVANANDAN A. DALVIE Shivanandan A. Dalvie	Director
/s/ BRIAN R. HOESTEREY Brian R. Hoesterey	Director
/s/ CHRISTOPHER P. MAHAN Christopher P. Mahan	Director
/s/ SCOTT B. PERPER Scott B. Perper	Director
/s/ GLENN M. FISCHER Glenn M. Fischer	Director
/s/ VINCENT A. SARNI Vincent A. Sarni	Director
/s/ JULIAN M. STEINBERG Julian M. Steinberg	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Compression Polymers Holding II Corporation, Compression Polymers Corp., Vycom Corp. and CPCapitol Acquisition Corp. each has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scranton, Commonwealth of Pennsylvania, on the 12th day of May, 2006.

COMPRESSION POLYMERS HOLDING II CORPORATION COMPRESSION POLYMERS CORP. VYCOM CORP. CPCAPITOL ACQUISITION CORP.
By:	/s/ SCOTT HARRISON Scott Harrison Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Compression Polymers Holding II Corporation, Compression Polymers Corp., Vycom Corp. and CPCapitol Acquisition Corp. constitutes and appoints John R. Loyack and Scott Harrison, and each of them, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 12th day of May, 2006.

Signature	Title

/s/ JAMES KEISLING James Keisling	Chief Executive Officer (principal executive officer) and Director
/s/ JOHN R. LOYACK John R. Loyack	President and Chief Operating Officer (principal executive officer)
/s/ SCOTT HARRISON Scott Harrison	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ JAMES ANDERSEN James Andersen	Director
/s/ SHIVANANDAN A. DALVIE Shivanandan A. Dalvie	Director
/s/ BRIAN R. HOESTEREY Brian R. Hoesterey	Director
/s/ CHRISTOPHER P. MAHAN Christopher P. Mahan	Director
/s/ SCOTT B. PERPER Scott B. Perper	Director
/s/ GLENN M. FISCHER Glenn M. Fischer	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, CPH Sub I Corporation, CPH Sub II Corporation, CPC Sub I Corporation and VC Sub I Corporation each has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scranton, Commonwealth of Pennsylvania, on the 12th day of May, 2006.

CPH SUB I CORPORATION CPH SUB II CORPORATION CPC SUB I CORPORATION VC SUB I CORPORATION
By:	/s/ SHIVANANDAN A. DALVIE Shivanandan A. Dalvie Vice President, Assistant Secretary and Treasurer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of CPH Sub I Corporation, CPH Sub II Corporation, CPC Sub I Corporation and VC Sub I Corporation constitutes and appoints Shivanandan A. Dalvie and Christine J. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 12th day of May, 2006.

Signature	Title

/s/ CHRISTOPHER P. MAHAN Christopher P. Mahan	Chairman (principal executive officer) and Director
/s/ BRIAN R. HOESTEREY Brian R. Hoesterey	President (principal executive officer) and Director
/s/ SHIVANANDAN A. DALVIE Shivanandan A. Dalvie	Vice President, Assistant Secretary and Treasurer (principal financial officer and principal accounting officer) and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Santana Holdings Corp. and Santana Products, Inc. each has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scranton, Commonwealth of Pennsylvania, on the 12th day of May, 2006.

SANTANA HOLDINGS CORP. SANTANA PRODUCTS, INC.
By:	/s/ SCOTT HARRISON Scott Harrison Vice President, Treasurer and Assistant Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Santana Holdings Corp. and Santana Products, Inc. constitutes and appoints John R. Loyack and Scott Harrison, and each of them, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 12th day of May, 2006.

Signature	Title

/s/ JOHN R. LOYACK John R. Loyack	President (principal executive officer) and Director
/s/ SCOTT HARRISON Scott Harrison	Vice President, Treasurer and Assistant Secretary (principal financial officer and principal accounting officer) and Director

EXHIBIT INDEX

Exhibit Number	Description
1.1	Purchase Agreement, dated June 29, 2005, among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wachovia Capital Markets, LLC.
1.2
Purchase Agreement, dated as of April 25, 2006, among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wachovia Capital Markets, LLC.
2.1
Stock Purchase Agreement, dated as of March 12, 2005, by and among Compression Polymers Holdings LLC, Compression Polymers Holding II Corporation, Vycom Corp., Compression Polymers Corp. and CPCapitol Acquisition Corp. and North Keyser Partners, LLC.
2.2
First Amendment to the Stock Purchase Agreement, as of May 5, 2005, by and among Compression Polymers Holdings LLC, Compression Polymers Holding II Corporation, Compression Polymers Corp., Vycom Corp. and CPCapitol Acquisition Corp.
2.3	Stock Purchase Agreement, dated as of April 20, 2006, between Santana Holdings, LLC and Compression Polymers Holding Corporation.
3.1	Certificate of Incorporation of Compression Polymers Holding Corporation.
3.2	By-laws of Compression Polymers Holding Corporation.
3.3	Certificate of Incorporation of Compression Polymers Holding II Corporation.
3.4	By-laws of Compression Polymers Holding II Corporation.
4.1
The Indenture, dated July 5, 2005, among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wells Fargo Bank, N.A., as trustee.
4.2
First Supplemental Indenture, dated as of April 27, 2006, among CPH Sub I Corporation, CPH Sub II Corporation, CPC Sub I Corporation, VC Sub I Corporation, Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wells Fargo Bank, N.A., as trustee.
4.3
Second Supplemental Indenture, dated as of April 28, 2006, among Santana Holdings Corp., Santana Products, Inc., Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wells Fargo Bank, N.A., as trustee.
4.4	Form of Initial Note and Form of Exchange Note (included within the Indenture filed as Exhibit 4.1).
4.5
The Registration Rights Agreement, dated July 5, 2005, among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wachovia Capital Markets, LLC.
4.6
The Registration Rights Agreement, dated as of April 28, 2006, by and among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the other guarantors listed on the signature page thereof, and Wachovia Capital Markets, LLC.
5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1
Second Amended and Restated Credit Agreement, dated as of May 10, 2005, by and among Compression Polymers Holding Corporation, Compression Polymers Holding II Corporation, the subsidiary guarantors named therein, the several banks, other financial institutions and related funds as may from time to time become parties thereto, and Wachovia Bank, National Association, as administrative agent.
10.2
First Amendment to Credit Agreement, dated as of April 24, 2006, by and among Compression Polymers Holding Corporation, Compression Polymers Holdings II Corporation, the subsidiary guarantors named therein, the lenders identified on the signature pages thereto and Wachovia Bank, National Association, as administrative agent.
10.3	Amended and Restated Industrial Lease between North Keyser Partners, LLC and Vycom Corp., dated May 10, 2005, re: 888 North Keyser Avenue, Scranton, PA 18504 Lackawanna County.
10.4	Amended and Restated Employment Agreement, as of January 1, 2006, among Compression Polymers Holding Corporation, Compression Polymers Corp., Vycom Corp. and James Keisling.
10.5	Amended and Restated Employment Agreement, as of January 1, 2006, among Compression Polymers Holding Corporation, Compression Polymers Corp., Vycom Corp. and John Loyack.
10.6	Employment Agreement, as of May 10, 2005, among Compression Polymers Holding Corporation, Vycom Corp. and Ralph Bruno.
10.7	Employment Agreement, as of May 10, 2005, among Compression Polymers Holding Corporation, Compression Polymers Corp. and Mike Kapuscinski.
10.8	Employment Agreement, as of October 4, 2005, among Compression Polymers Holding Corporation, Compression Polymers Corp., Vycom Corp. and Scott Harrison.
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries.
23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Grant Thornton LLP.
24.1	Power of Attorney (included on the signature page to the Registration Statement).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Wells Fargo Bank N.A., as trustee.
99.1	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.
99.2	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.
99.3	Form of Instructions to Registered Holder Beneficial Owners.
99.4	Form of Letter to Clients.
99.5	Form of Letter to Registered Holders.

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Prospectus
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
Company Overview
Vycom
Compression
Our Competitive Strengths
Business Strategy
Recent Developments
The Transaction
Summary Risk Factors
AEA Investors
Ownership and Corporate Structure
Summary of the Exchange Offer
Summary of the Exchange Notes
Risk Factors
Summary Historical and Pro Forma Combined Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
COMPRESSION POLYMERS HOLDING II CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of December 31, 2005 (dollars in thousands)
COMPRESSION POLYMERS HOLDING II CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Year Ended December 31, 2005 (in thousands)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the year ended December 31, 2005 (dollars in thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPRESSION POLYMERS HOLDING II CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2005 AND 2004 (Dollars in thousands)
COMPRESSION POLYMERS HOLDING II CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS DECEMBER 31, 2005, 2004 AND 2003 (Dollars in thousands)
COMPRESSION POLYMERS HOLDING II CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY PERIOD MAY 11, 2005 TO DECEMBER 31, 2005, PERIOD JANUARY 1, 2005 TO MAY 10, 2005 AND YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003 (Dollars in thousands)
COMPRESSION POLYMERS HOLDING II CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 (Dollars in thousands)
COMPRESSION POLYMERS HOLDING II CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
SANTANA HOLDINGS CORPORATION AND SUBSIDIARY CONSOLIDATED BALANCE SHEET DECEMBER 31, 2005
SANTANA HOLDINGS CORPORATION AND SUBSIDIARY CONSOLIDATED STATEMENT OF INCOME YEAR ENDED DECEMBER 31, 2005
SANTANA HOLDINGS CORPORATION AND SUBSIDIARY STATEMENT OF STOCKHOLDER'S EQUITY YEAR ENDED DECEMBER 31, 2005
SANTANA HOLDINGS CORPORATION AND SUBSIDIARY STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2005
SANTANA HOLDINGS CORPORATION AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX